FAJARDO FEDERAL SAVINGS BANK
                               Celis Aguilera #161
                           Fajardo, Puerto Rico 00738
                                 (787) 863-3555
                                                                    May 26, 1998

Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of Fajardo Federal Savings Bank ("Fajardo Federal") on Thursday, June 25, 1998 at 4:00 p.m., Atlantic Time, at the Executive Offices of Fajardo Federal located at Celis Aguilera #161, Fajardo, Puerto Rico.

         At the Special Meeting, stockholders will be asked to approve the Agreement of Merger dated as of March 10, 1998 and a related Plan of Merger (together, the "Merger Agreement"), whereby Fajardo Federal will be merged (the "Merger") into R-G Premier Bank of Puerto Rico ("Premier"), a wholly-owned subsidiary of R&G Financial Corp. ("RGFC"), with Premier as the surviving entity. Upon consummation of the Merger, each share of common stock of Fajardo Federal, par value $1.00 per share ("Fajardo Federal Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with applicable law and shares held by RGFC or Fajardo Federal) shall be converted into and represent the right to receive: (i) $37.80 in cash; or (ii) a number of shares, $0.01 par value per share, of the Class B common stock of RGFC (the "RGFC Class B Common Stock"), as determined by applying a formula (the "Exchange Ratio") set forth in the Merger Agreement and based on the average market price of RGFC Class B Common Stock over the 10 trading day period ending five days before the closing date of the Merger (the "RGFC Market Value"), subject to the terms, conditions, limitations and procedures set forth in the Merger Agreement (the "Merger Consideration"). The Merger Agreement provides that not more than $1,182,633 of the aggregate of the Merger Consideration will consist of cash. Thus, the actual consideration ultimately received by a stockholder for shares of Fajardo Federal Common Stock will depend upon such stockholder's election, the election of other stockholders, as well as the allocation and proration procedure as described in the accompanying materials. Under certain circumstances, a Fajardo Federal stockholder who has elected to receive all cash may receive a combination of cash and shares of RGFC Class B Common Stock.

         Approval by Fajardo Federal's stockholders of the Merger Agreement is a condition to consummation of the Merger. The terms of the proposed Merger are explained in detail in the accompanying Proxy Statement/Prospectus, which we urge you to read carefully.

         Each stockholder entitled to vote at the Special Meeting will have the right to dissent from the Merger and to obtain payment for the fair value of his shares upon compliance with the applicable provisions of Federal law. For a summary of the rights of stockholders of Fajardo Federal to dissent, see "The Merger - Dissenters' Rights" in the attached Proxy Statement/Prospectus and Appendix B thereto.

         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER, WHICH THE BOARD BELIEVES IS IN THE BEST INTERESTS OF FAJARDO FEDERAL'S STOCKHOLDERS.

         Enclosed is a Notice of Special Meeting of Stockholders, the Proxy Statement/Prospectus and a proxy card. Your vote is important, regardless of the number of shares you own. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the meeting, you may vote your shares in person whether or not you have previously submitted a proxy. On behalf of the Board, I thank you for your attention to this important matter.

                                                           Very truly yours,



                                                           Jose E. Soler
                                                           Chairman of the Board

                          FAJARDO FEDERAL SAVINGS BANK
                               Celis Aguilera #161
                           Fajardo, Puerto Rico 00738
                                 (787) 863-3555

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 25, 1998

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Fajardo Federal Savings Bank ("Fajardo Federal") will be held at the Executive Offices of Fajardo Federal located at Celis Aguilera #161, Fajardo, Puerto Rico, on Thursday, June 25, 1998 at 4:00 p.m., Atlantic Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement/Prospectus:

1. To consider and vote upon the Agreement and Plan of Merger dated as of March 10, 1998 between R&G Financial Corporation ("RGFC"), R-G Premier Bank of Puerto Rico ("Premier") and Fajardo Federal, and a related Plan of Merger (together, the "Merger Agreement"), pursuant to which (i) Fajardo Federal will be merged into Premier (the "Merger"), with Premier as the surviving entity of the Merger and (ii) each share of common stock of Fajardo Federal, par value $1.00 per share ("Fajardo Federal Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with applicable law and shares held by RGFC or Fajardo Federal) shall be converted into and represent the right to receive either: (i) $37.80 in cash; or (ii) a number of shares, $0.01 par value per share, of the Class B common stock of RGFC (the "RGFC Class B Common Stock"), as determined by applying a formula (the "Exchange Ratio") set forth in the Merger Agreement and based on the average market price of RGFC Class B Common Stock over the 10 trading day period ending five days prior to the closing date of the Merger (the "RGFC Market Value"), subject to the terms, conditions, limitations and procedures set forth in the Merger Agreement (the "Merger Consideration"), as described in the accompanying Proxy Statement/Prospectus and the Merger Agreement which is attached as Appendix A thereto. The Merger Agreement provides that not more than $1,182,633 of the aggregate of the Merger Consideration will consist of cash. Thus, the actual consideration ultimately received by a stockholder for shares of Fajardo Federal Common Stock will depend upon such stockholder's election, the election of other stockholders, as well as the allocation and proration procedure as described therein;

2. If necessary, to consider and vote upon a proposal to adjourn the Special Meeting to solicit additional proxies; and

3. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

         Only holders of record of the Fajardo Federal Common Stock at the close of business on May 20, 1998 are entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

         Any stockholder entitled to vote at the Special Meeting will have the right to dissent from the Merger and to obtain payment for the fair value of his shares upon compliance with the applicable provisions of Federal law. For a summary of the rights of stockholders of Fajardo Federal to dissent, see "The Merger - Dissenters' Rights" in the attached Proxy Statement/Prospectus and Appendix B thereto.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             Rudolph Kauffman
                                             Secretary
Fajardo, Puerto Rico
May 26, 1998

--------------------------------------------------------------------------------

    YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                                       for

                         Special Meeting of Stockholders
                         of Fajardo Federal Savings Bank
                           to be held on June 25, 1998



                            R&G FINANCIAL CORPORATION

                                   PROSPECTUS

                                       for

                  up to 200,000 Shares of Class B Common Stock
             of R&G Financial Corporation to be issued in connection
              with the acquisition of Fajardo Federal Savings Bank
                          by R&G Financial Corporation




         This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Fajardo Federal Savings Bank ("Fajardo Federal") to be used at a special meeting of its stockholders to be held on Thursday, June 25, 1998 (the "Special Meeting"). The purpose of the Special Meeting is to consider and vote upon an Agreement and Plan of Merger, dated as of March 10, 1998, between Fajardo Federal, R&G Financial Corporation ("RGFC" or the "Company") and RGFC's wholly-owned subsidiary, R-G Premier Bank of Puerto Rico ("Premier") and a related Plan of Merger between Fajardo Federal and Premier (together, the "Merger Agreement"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus. At the Special Meeting, stockholders may also be asked to consider a proposal to adjourn the meeting to solicit additional proxies, if necessary.

         In accordance with the terms of the Merger Agreement, upon approval of the Merger Agreement by the stockholders of Fajardo Federal and receipt of all requisite regulatory approvals and the satisfaction or waiver of all conditions, Fajardo Federal shall be merged into Premier (the "Merger"), with Premier as the surviving entity of the Merger operating under the name "R-G Premier Bank of Puerto Rico." In connection with the Merger, each share of common stock of Fajardo Federal, par value $1.00 per share (the "Fajardo Federal Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Federal law and shares held by RGFC or Fajardo Federal) shall be converted into and represent the right to receive, at the election of the holder thereof, either: (i) $37.80 in cash, or (ii) a number of shares, par value $0.01 per share, of RGFC Class B common stock (the "RGFC Class B Common Stock"), as determined by applying a formula (the "Exchange Ratio") set forth in the Merger Agreement and based on the average market price of the RGFC Class B Common Stock over the 10 trading day period ending five days prior to the closing date of the Merger (the "RGFC Market Value"), subject to the terms, conditions, limitations and procedures set forth in the Merger Agreement (the "Merger Consideration"). The Merger Agreement provides that not more than an aggregate amount of $1,182,633 of the Merger Consideration will consist of cash. Thus, the actual consideration ultimately received by a stockholder for shares of Fajardo Federal Common Stock will depend upon such stockholder's election, the election of other stockholders, as well as the allocation and proration procedure described herein. In certain circumstances, a stockholder who has elected to receive all cash may receive a combination of cash and shares of RGFC Class B Common Stock in exchange for his shares of Fajardo Federal Common Stock.

         The outstanding shares of RGFC Class B Common Stock are, and the shares of the RGFC Class B Common Stock included in the Merger Consideration will be, included for quotation on The Nasdaq National Market. The closing price of the RGFC Class B Common Stock on May 19, 1998 was $39.9375 per share.

         RGFC has filed a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 200,000 shares of RGFC Class B Common Stock. In addition to being the Proxy Statement for the Special Meeting, this document constitutes a prospectus of RGFC with respect to the shares of RGFC Class B Common Stock to be issued in connection with the Merger.

         Fajardo Federal stock certificates should not be returned to Fajardo Federal with the enclosed proxy and should not be forwarded until after receipt of a letter of transmittal, which will be provided to Fajardo Federal stockholders promptly following consummation of the Merger.

         This Proxy Statement/Prospectus does not cover resales of shares of RGFC Class B Common Stock following consummation of the Merger, and no person may make use of this Proxy Statement/Prospectus in connection with any such resale.

         This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Fajardo Federal on or about May 26, 1998.

         All information contained in this Proxy Statement/Prospectus relating to RGFC and its subsidiaries has been supplied by RGFC, and all information contained in this Proxy Statement/Prospectus relating to Fajardo Federal and its subsidiaries has been supplied by Fajardo Federal.

                          ---------------------------

         THE SHARES OF RGFC CLASS B COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION") OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF RGFC CLASS B COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                          ---------------------------


          The date of this Proxy Statement/Prospectus is May 26, 1998.

                                TABLE OF CONTENTS

                                                                            Page

AVAILABLE INFORMATION..........................................................1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................1

SUMMARY........................................................................3
    The Parties to the Merger..................................................3
    The Stockholder Meeting....................................................5
    Merger Consideration and Election, Allocation
      and Proration Procedures.................................................6
    Recommendation of the Board of Directors
      of Fajardo Federal......................................................10
    Stockholder Agreement.....................................................10
    Effective Time of the Merger; Termination
      of the Merger Agreement.................................................11
    Conditions to the Merger..................................................11
    Dissenters' Rights........................................................11
    Certain Income Tax Consequences...........................................12
    Accounting Treatment of the Merger........................................12
    Interests of Certain Persons in the Merger................................12
    RGFC Option Agreement.....................................................12
    Unaudited Pro Forma Condensed Combined Summary
      Financial Information...................................................14

COMPARATIVE PER SHARE DATA....................................................16

COMPARATIVE MARKET PRICES.....................................................18

RGFC SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA...........................20

SELECTED FINANCIAL AND OTHER DATA OF FAJARDO FEDERAL .........................21

STOCKHOLDER MEETING...........................................................21
    Special Meeting of Fajardo Federal Stockholders...........................22
    Costs.....................................................................23

THE MERGER....................................................................23
    General...................................................................23
    Background of and Reasons for the Merger..................................23
    Merger Consideration and Election, Allocation and Proration...............24
    Conditions to the Merger..................................................28
    Procedures for Exchange of Fajardo Federal Stock Certificates.............30
    Regulatory Approvals......................................................32
    Business Pending the Merger...............................................32
    Acquisition Proposals.....................................................34
    Representations and Warranties............................................34
    Effective Time of the Merger; Termination and Amendment...................34
    Rights of Dissenting Stockholders.........................................36
    RGFC Option Agreement.....................................................38

    Stockholder Agreement.....................................................38
    Interests of Certain Persons in the Merger................................38
    Resale Considerations With Respect to the Shares of
      RGFC Class B Common Stock...............................................39
    Certain Income Tax Consequences ..........................................40
    Accounting Treatment of the Merger........................................40
    Expenses of the Merger....................................................41

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED).............41

ADJOURNMENT OF SPECIAL MEETING................................................45

OWNERSHIP OF FAJARDO FEDERAL COMMON STOCK BY CERTAIN BENEFICIAL
    OWNERS AND MANAGEMENT OF FAJARDO FEDERAL..................................47

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS OF FAJARDO FEDERAL....................48
    General...................................................................48
    Asset/Liability Management................................................48
    Interest Rate Sensitivity Analysis........................................51
    Financial Condition.......................................................53
    Rate/Volume Analysis......................................................55
    Results of Operations.....................................................56
    Liquidity and Capital Resources...........................................58
    Impact of Inflation and Changing Prices...................................58
    The Year 2000 Issue.......................................................59

BUSINESS OF FAJARDO FEDERAL...................................................59
    General...................................................................59
    Lending Activities........................................................60
    Sources of Funds..........................................................69
    Employees.................................................................70

REGULATION OF FAJARDO FEDERAL.................................................70
    General...................................................................70
    Regulation of Federal Savings Banks.......................................71
    Taxation..................................................................79

DESCRIPTION OF RGFC CLASS B COMMON STOCK......................................80
    General...................................................................80
    Voting Rights.............................................................80
    Nomination Procedures; Number of Directors; Classified Board
      of Directors; Removal of Directors......................................81
    Conversion Rights.........................................................82
    Pre-emptive Rights........................................................82
    Dividend Rights...........................................................82
    Liquidation Rights........................................................83
    Restrictions on Acquisition of RGFC.......................................83

COMPARISON OF RIGHTS OF HOLDERS OF RGFC CLASS B COMMON STOCK
    AND HOLDERS OF FAJARDO FEDERAL COMMON STOCK...............................85
    General...................................................................85
    Authorized Capital Stock..................................................85
    Issuance of Capital Stock.................................................86

    Board of Directors........................................................86
    Voting Rights.............................................................88
    Payment of Dividends......................................................88
    Special Meetings of Shareholders..........................................89
    Shareholder Action Without a Meeting......................................90
    Pre-Emptive Rights........................................................90
    Mergers and Consolidations................................................90
    Amendment of RGFC Certificate and Fajardo Federal Charter.................91
    Restrictions on Acquisition of RGFC and Fajardo Federal...................91
    Director and Officer Liability and Indemnification........................92

LEGAL OPINIONS................................................................93

EXPERTS.......................................................................93

INDEX TO FAJARDO FEDERAL FINANCIAL STATEMENTS.................................94

APPENDIX A: Agreement of Merger, dated as of March 10, 1998, between RGFC,
            Premier and Fajardo Federal, including a related Plan of Merger attached as Exhibit A thereto....................................A-1

APPENDIX B: Provisions of the Rules and Regulations of the Office of Thrift
            Supervision regarding dissenters' rights of appraisal............B-1


                           --------------------------


          No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby, and, if given or made, any such information or representation should not be relied upon as having been authorized by RGFC or Fajardo Federal or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make such an offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities offered pursuant to this Proxy Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of RGFC or Fajardo Federal or any of their respective subsidiaries since the date of this Proxy Statement/Prospectus.


                           --------------------------

                              AVAILABLE INFORMATION

          RGFC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by RGFC with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or from the Web Site maintained by the Commission at "http://www.sec.gov." Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549, upon payment of prescribed rates. Copies of such reports, proxy statements and other information may also be inspected at the National Association of Securities Dealers, Inc. (the "NASD"), located at 1735 K Street, N.W., Washington, D.C. 20006.

          RGFC has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares of RGFC Class B Common Stock to be issued pursuant to the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. by either of the means described above for obtaining reports, proxy statements and other information filed pursuant to the Exchange Act. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference or supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference.

                              ---------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the Commission by RGFC (File No. 0-21137) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

         1. RGFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         2. The description of the shares of RGFC Class B Common Stock contained in the Registration Statement on Form 8-A filed by RGFC on August 12, 1996.

          All documents subsequently filed by RGFC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof.

          The Merger Agreement is included herewith as Appendix A and is incorporated by reference herein. Discussion of the terms and conditions of the Merger Agreement is summary in nature, and reference is made to the Merger Agreement for a more complete discussion of the terms and conditions of the Merger, the Merger Agreement and related transactions.

          Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus or any supplement hereto.

          Also incorporated herein by reference is the material attached hereto as Appendix B to this Proxy Statement/Prospectus.

          This Proxy Statement/Prospectus incorporates by reference documents filed by RGFC with the Commission which are not presented herein or delivered herewith. All of such documents with respect to RGFC are available, upon written or oral request, from Sonia Colon, Administrative Assistant, R&G Financial Corporation, R-G Plaza, 280 Jesus T. Pinero Avenue, Hato Rey, San Juan, Puerto Rico 00918; telephone number (787) 758- 2424. Copies will be furnished (without exhibits unless the exhibits have been specifically incorporated by reference) free of charge. In order to ensure timely delivery of such documents, any request should be made by June 18, 1998.

                                     SUMMARY

          The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and is not intended to be a complete statement of the matters described herein. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Proxy Statement/Prospectus and in the Appendices attached hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

The Parties to the Merger

          RGFC. R&G Financial Corporation is the holding company for R&G Mortgage Corp., a Puerto Rico mortgage banking company ("R&G Mortgage") and R-G Premier Bank of Puerto Rico, a Puerto Rico-chartered commercial bank ("Premier"). The Company was organized under Puerto Rico law in March 1996. In July 1996, the Company acquired the 88.1% ownership interest in the common stock of Premier and the 100% ownership interest in the common stock of R&G Mortgage held by the Company's Chairman of the Board and Chief Executive Officer, Mr. Victor J. Galan, in exchange for shares of Class A common stock of the Company. In August 1996, the Company conducted an underwritten public offering of Class B common stock. In December 1996, the Company acquired the remaining 11.9% ownership interest in the common stock of Premier. At December 31 1997, the Company had total consolidated assets of $1.5 billion, total consolidated borrowings of $627.9 million, total consolidated deposits of $722.4 million, and total consolidated stockholders' equity of $138.1 million. After taking into consideration an 80% stock dividend paid in 1997, as of December 31, 1997, the Company had 9,220,278 Class A shares of common stock outstanding, all of which were owned by Mr. Galan, and 4,924,474 publicly held shares of RGFC Class B Common Stock outstanding.

          Mr. Victor J. Galan, the Chairman of the Board, Chief Executive Officer and controlling shareholder of R&G Financial, originally organized R&G Mortgage in 1972. In February 1990, R&G Mortgage acquired a 74.7% interest in a two branch federal savings and loan association with total assets of $52.9 million, which was re-named R&G Federal Savings Bank. Recognizing the complementary operational aspects and cross selling opportunities that are inherent in operating both a mortgage bank and banking institution, during 1990 Mr. Galan integrated Premier's and R&G Mortgage's operations. Embarking on a retail branch expansion strategy, Premier in 1993 acquired a two branch savings and loan association with total assets of $78.6 million and, in June 1995, acquired from a commercial bank $77.2 million in deposits and, after consolidation, six branch offices. In November 1994, Premier converted to a Puerto Rico- chartered commercial bank and took its present name.

          RGFC competes for business in Puerto Rico by providing a wide range of financial services to residents of all of Puerto Rico's major cities through branch offices and mortgage banking facilities at 18 locations. The operations of both R&G Mortgage and Premier have expanded substantially during the 1990's, due in large part to R&G Mortgage's emergence as the second largest originator of loans secured by single-family residential properties in Puerto Rico. During the year ended December 31, 1997, R&G Mortgage originated approximately 28.4% of all single-family residential loans originated in Puerto Rico, which has resulted in significant growth in its servicing portfolio as well as facilitated rapid expansion of Premier's franchise and operations. R&G Mortgage's servicing portfolio has increased by 91.3% since December 31, 1991 and, at December 31, 1997, R&G Mortgage serviced approximately 56,400 accounts with an aggregate loan balance of $3.0 billion. Premier's asset size, which amounted to $996.3 million at December 31, 1997, has increased by $943.4 million since February 1990, while the branch office network had increased from two to 16 offices.

          RGFC has generally sought to achieve long-term financial strength and profitability by increasing the amount and stability of its net interest income and non-interest income. RGFC has sought to implement this strategy by (i) establishing and emphasizing the growth of its mortgage banking activities, including growing its loan servicing operation; (ii) expanding its retail banking franchise in order to achieve increased market presence and to increase core deposits; (iii) enhancing RGFC's net interest income by increasing RGFC's loans held for investment, particularly single-family residential loans; (iv)
developing new business relationships through an increased emphasis on commercial real estate and commercial business lending; (v) diversifying RGFC's retail products and services, including an increase in consumer loan originations (such as credit cards); (vi) meeting the banking needs of its customers through, among other things, the offering of trust and investment services; and (vii) the pursuit of a variety of acquisition opportunities when appropriate.

          RGFC is subject to regulation and supervision by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and is subject to various reporting and other requirements of the Securities and Exchange Commission ("SEC").

          R-G Premier Bank. Premier's principal business consists of attracting deposits from the general public and tax-advantaged funds from eligible Puerto Rico corporations and using such deposits, together with funds obtained from other sources, to originate (through R&G Mortgage) and purchase loans secured primarily by residential real estate in Puerto Rico, and to purchase mortgage-backed and other securities. To a lesser extent but with increasing emphasis over the past few years, Premier also originates consumer loans, commercial business loans and loans secured by commercial real estate. Such loans offer higher yields, are generally for shorter terms and facilitate Premier's provision of a full range of financial services to its customers. Premier also offers trust services through its Trust Department. Premier's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") and it is regulated and examined by the FDIC as its primary federal regulatory agency as well as by the Office of the Commissioner of Financial Institutions ("OCFI").

          RGFC's corporate offices are located at R-G Plaza, 280 Jesus T. Pinero Avenue, Hato Rey, San Juan, Puerto Rico 00918 and its telephone number is (787) 758-2424.

          For additional information concerning RGFC, its business, financial condition and results of operations, see "Available Information," "Incorporation of Certain Documents by Reference" and "RGFC Selected Consolidated Financial Information."

          Fajardo Federal. Fajardo Federal conducts business from its executive office and one full-service branch office, both of which are located in Fajardo, Puerto Rico. Fajardo Federal is primarily engaged in attracting deposits from the general public and using those funds to originate loans secured by single-family residences located in Puerto Rico. To a lesser extent, Fajardo Federal also makes consumer and other loans.

          Fajardo Federal is subject to examination and comprehensive regulation by the OTS, which is Fajardo Federal's chartering authority and primary regulator. Fajardo Federal's deposits are insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC to the maximum extent permitted by law. Fajardo Federal is also regulated by the FDIC, the administrator of the SAIF. Fajardo Federal is also subject to certain reserve requirements established by the Federal Reserve and is a member of the FHLB of New York, which is one of the 12 regional banks comprising the FHLB System.

          Fajardo Federal's executive offices are located at Celis Aguilera #161, Fajardo, Puerto Rico 00738, and its telephone number is (787) 863-3555. At December 31, 1997, Fajardo Federal had total assets of $29.6 million, total liabilities of $26.1 million, including deposits of $22.0 million, and stockholders' equity of $3.5 million.

          For additional information concerning Fajardo Federal, see "Fajardo Federal Selected Financial Information," "Fajardo Federal Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Fajardo Federal," "Regulation and Supervision of Fajardo Federal" and the Fajardo Federal Financial Statements contained elsewhere herein.

The Stockholder Meeting

          The Special Meeting will be held at the Executive Offices of Fajardo Federal located at Celis Aguilera #161, Fajardo, Puerto Rico, on June 25, 1998 at 4:00 p.m., Atlantic Time. Only the holders of record of the outstanding shares of Fajardo Federal Common Stock at the close of business on May 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the Record Date, 156,433 shares of Fajardo Federal Common Stock were outstanding and entitled to vote. A majority of the outstanding shares of Fajardo Federal Common Stock must be represented in person or by proxy at the Special Meeting in order for a quorum to be present. Each share of Fajardo Federal Common Stock entitles the holder thereof to one vote on each matter to be submitted to Fajardo Federal's stockholders at the Special Meeting.

          At the Special Meeting, Fajardo Federal's stockholders will be asked to consider and vote upon (a) a proposal to approve the Merger Agreement, (b) a proposal to adjourn the Special Meeting to solicit additional proxies, if necessary, and (c) the transaction of such other business as may properly come before the Special Meeting and any adjournment or adjournments thereof. The proposal to approve the Merger Agreement will require the affirmative vote of two-thirds of the total shares outstanding and eligible to be cast at the Special Meeting. The proposal to adjourn the Special Meeting, if necessary, will require the affirmative vote of a majority of the shares of Fajardo Federal Common Stock represented, in person or by proxy at the Special

Meeting. Shares as to which the "ABSTAIN" box have been marked on the proxy and broker non-votes will be counted as present for determining if a quorum is present; however, such abstentions and broker non-votes are not considered votes cast and thus will not affect the number of votes required for approval of the proposal to adjourn the Special Meeting, but, because of the vote required, will have the same effect as a vote against the proposal to approve the Merger Agreement. See "Stockholder Meeting - Special Meeting of Fajardo Federal Stockholders."

          The directors of Fajardo Federal have agreed and intend to vote or cause to be voted all shares of Fajardo Federal Common Stock in which they have the right to vote for approval and adoption of the Merger Agreement. At the Record Date, directors of Fajardo Federal and their affiliates in the aggregate beneficially owned 97,876 shares, or 62.6%, of the outstanding Fajardo Federal Common Stock, excluding shares subject to options.

          Revocability of Proxies. Holders of Fajardo Federal Common Stock may revoke a proxy at any time prior to its exercise by filing with the Secretary of Fajardo Federal, Fajardo Federal Savings Bank, Celis Aguilera #161, Fajardo, Puerto Rico 00738) a written notice of revocation or a proxy bearing a later date, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need additional documentation from your recordholder in order to vote personally at the Special Meeting.

          HOLDERS OF FAJARDO FEDERAL COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE SPECIAL MEETING. ALL PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE SPECIAL MEETING WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED ON THE PROXY CARDS IN ACCORDANCE WITH ANY INSTRUCTIONS THEREON AND, IF NO INSTRUCTIONS ARE GIVEN, WILL BE VOTED FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND, IF APPLICABLE, FOR ADJOURNMENT OF THE SPECIAL MEETING.

Merger Consideration and Election, Allocation and Proration Procedures

          General. In accordance with the terms of the Merger Agreement, Fajardo Federal will be merged with and into Premier, with Premier as the surviving corporation of the Merger. Upon consummation of the Merger, Premier will continue to be operated as a direct, wholly-owned subsidiary of RGFC.

          Merger Consideration. The Merger Agreement provides that at the effective time of the Merger, each share of Fajardo Federal Common Stock outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with the rules and regulation of the OTS ("Dissenting Shares") and shares held by Fajardo Federal or RGFC) will be converted into and represent the right to receive either (i) $37.80 in cash ("Per Share Cash Consideration"); or
(ii) a number of shares

("Per Share Stock Consideration") as determined by the Exchange Ratio and based on the RGFC Average Market Value (defined as the average of the mean between the closing high bid and low asked price per share as reported by The Nasdaq National Market) of shares of RGFC Class B Common Stock over the 10 trading day period ending five days prior to the Closing Date of the Merger (the "RGFC Market Value"). The Merger Agreement provides that the number of shares RGFC comprising the Per Share Stock Consideration will be equal to: (A) if the RGFC Market Value is equal to or less than $30.50 but equal to or greater than $24.00, 1.40 shares; (B) if the RGFC Market Value is greater than $30.50, the quotient determined by dividing (x) $42.70 by (y) the RGFC Market Value; or (C) if the RGFC Market Value is less than $24.00 the quotient determined by dividing
(x) $32.91 by (y) the RGFC Market Value (the "Exchange Ratio"). The Merger Agreement provides that the aggregate Cash Consideration to be paid in the Merger shall not exceed $1,182,633 (the "Aggregate Cash Consideration"). In the event that holders of Fajardo Federal Common Stock elect to receive Per Share Cash Consideration in an amount which in the aggregate would exceed the Aggregate Cash Consideration, an allocation procedure will be implemented such that such stockholders shall receive shares of RGFC Class B Common Stock in addition to cash. See "--Oversubscription for Aggregate Cash Consideration" and "The Merger - The Merger Consideration."

          The closing price of RGFC Class B Common Stock on May 19, 1998 was $39.9375 per share. See "RGFC Class B Common Stock Market Prices." The disclosure throughout this Proxy Statement/Prospectus, including the pro forma information, assumes that the RGFC Market Value will be $42.70, which results in an Exchange Ratio of 1.00. See "Pro Forma Condensed Consolidated Financial Statements (Unaudited)."

          Elections. Within three business days after the consummation of the Merger, each record holder of Fajardo Federal Common Stock will be sent materials asking such stockholder to make an election (an "Election") as to the consideration to be received for his or her shares of Fajardo Federal Common Stock. The Election procedure and the exchange of certificates representing Fajardo Federal Common Stock for the Merger Consideration will be coordinated by a bank or trust company selected by RGFC (the "Exchange Agent"). Such holders of Fajardo Federal Common Stock may elect:

                  (i) the number of shares of RGFC Class B Common Stock, based on the Exchange Ratio, for each share of Fajardo Federal Common Stock (a "Stock Election");

                  (ii) $37.80 in cash, without interest, for each share of Fajardo Federal Common Stock (a "Cash Election") (subject to the limitation that the Aggregate Cash Consideration cannot exceed $1,182,633); or

                  (iii) make no election (a "No-Election").

          Notwithstanding the foregoing, in order to make a Stock Election, the number of shares of Fajardo Federal Common Stock a holder must elect to convert to shares of RGFC Class B Common Stock must equal or exceed 100 shares.
Therefore, any holder of Fajardo Federal Common Stock who owns less than 100 shares must elect the Cash Election or be treated as having made a No-Election. A failure to properly make an election as described herein will be treated as a No-Election. Any shares for which dissenters' rights have been perfected will be deemed to have made a Cash Election.

         No Oversubscription. In the event that the amount of Cash Elections do not exceed the $1,182,633 Aggregate Cash Consideration limit, then:

                  (i) all Cash Election shares shall be converted into the right to receive $37.80 in cash, without interest, per share of Fajardo Federal Common Stock; and

                  (ii) all No-Election shares and all shares as to which a Stock Election has been made shall be converted into the right to receive RGFC Class B Common Stock, as determined by the Exchange Ratio, per share of Fajardo Federal Common Stock.

          Oversubscription for Aggregate Cash Consideration. If the aggregate number of shares as to which a Cash Election has been made exceeds the Aggregate Cash Consideration ($1,182,633), then:

                  (i) all Stock Election Shares and No Election Shares will be converted into the right to receive RGFC Class B Common Stock, as determined by the Exchange Ratio, per share of Fajardo Federal Common Stock;

                  (ii) the Exchange Agent will allocate among the holders of Cash Election Shares (by the method of allocation described below), a sufficient number of Cash Election Shares (excluding any Dissenting Shares) ("Reallocated RGFC Shares") such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Cash Consideration per share equals the Aggregate Cash Consideration, and all Reallocated RGFC Shares shall be converted into the right to receive RGFC Class B Common Stock, as determined by the Exchange Ratio, per share of Fajardo Federal Common Stock; and

                  (iii) the Cash Election Shares (subject to certain exceptions with respect to Dissenting Shares) which are not Reallocated RGFC Shares will be converted into the right to receive cash. In the event that the Exchange Agent is required to designate from among all holders of Cash Election Shares the Reallocated RGFC Shares to receive RGFC Class B Common Stock, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated RGFC Shares.

          No Guarantee of Chosen Consideration or Equivalent Value. Because the Merger Agreement provides that the amount of cash to be included in the Merger Consideration will not exceed the Aggregate Cash Consideration ($1,182,633), no guarantee can be given that the election to receive Cash Election Shares by any given stockholder of Fajardo Federal will be fully honored. Rather, such election by each stockholder will be subject to the election, allocation and proration procedures described herein. Thus, stockholders who request Per Share Cash Consideration in exchange for their shares of Fajardo Federal Common Stock may not receive their requested form of consideration. In contrast, stockholders who request to receive Stock Election Shares are guaranteed that they will receive shares of RGFC Class B Common Stock upon consummation of the Merger (assuming such stockholder is converting at least 100 shares of Fajardo Federal Common Stock and except for cash in lieu of fractional shares).

          Examples of Merger Consideration to be Received. The following table sets forth examples of the value for the Merger Consideration to be received based on assumed RGFC Market Values.

        Assumed RGFC                 Relevant Exchange              Value of Per Share              Value of Per Share
        Market Value                        Ratio                   Stock Consideration             Cash Consideration
--------------------------      --------------------------     --------------------------      --------------------------
          $16.00                          2.0568                        $32.91                          $37.80
           18.00                          1.8283                         32.91                           37.80
           20.00                          1.6455                         32.91                           37.80
           22.00                          1.4959                         32.91                           37.80
           24.00                          1.400                          33.60                           37.80
           26.00                          1.400                          36.40                           37.80
           28.00                          1.400                          39.20                           37.80
           30.00                          1.400                          42.00                           37.80
           32.00                          1.3344                         42.70                           37.80
           34.00                          1.2559                         42.70                           37.80
           36.00                          1.1861                         42.70                           37.80
           38.00                          1.1237                         42.70                           37.80
           40.00                          1.0675                         42.70                           37.80
           42.00                          1.0167                         42.70                           37.80
           44.00                          0.9705                         42.70                           37.80

          Election Procedures. All Elections will be required to be made on a Letter of Transmittal and Election Form. To make an effective Election with respect to shares of Fajardo Federal Common Stock, the holder thereof must, in accordance with the Letter of Transmittal and Election Form, (i) complete properly and return the Letter of Transmittal and Election Form to the Exchange Agent, (ii) deliver therewith his or her certificates representing shares of Fajardo Federal Common Stock (the "Fajardo Federal Stock Certificates") with respect to such shares (or an appropriate guarantee of delivery thereof), and
(iii) deliver therewith any other required documents, prior to 5:00 p.m. on the 10th business day following the mailing of the Letter of Transmittal and Election Form (the "Election Deadline.").

          Fajardo Federal Stock Certificates should not be returned with the enclosed proxy and should not be forwarded to the Exchange Agent until a Fajardo Federal stockholder has received the Letter of Transmittal and Election Form.

          A holder of shares of Fajardo Federal Common Stock having a preference as to the form of consideration to be received for his or her shares of Fajardo Federal Common Stock should make an Election because shares as to which an Election has been made will be given priority in allocating such consideration over shares as to which an Election is not received. Neither Fajardo Federal nor the Fajardo Federal Board of Directors makes any recommendation as to whether stockholders should elect to receive the Per Share Cash Consideration or the Per Share Stock Consideration in the Merger. Each holder of Fajardo Federal Common Stock must make his or her own decision with respect to such election.

          No fractional shares of RGFC Class B Common Stock will be issued in the Merger to holders of Fajardo Federal Common Stock. Each holder of Fajardo Federal Common Stock who otherwise would have been entitled to a fraction of a share of RGFC Class B Common Stock will receive in lieu thereof, at the time of surrender of the certificate or certificates representing such holder's shares of Fajardo Federal Common Stock, an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the RGFC Market Value.

Recommendation of the Board of Directors of Fajardo Federal

         The Board of Directors of Fajardo Federal has determined that the Merger is in the best interests of the stockholders and, accordingly, has unanimously approved the Merger. THE BOARD OF DIRECTORS OF FAJARDO FEDERAL UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER - BACKGROUND OF AND REASONS FOR THE MERGER."

Stockholder Agreement

          In conjunction with the Merger Agreement, RGFC has entered into a Stockholder Agreement, dated as of March 9, 1998, with each of the directors of Fajardo Federal ("Stockholder Agreement"). Pursuant to such Stockholder Agreement, each such director of Fajardo Federal has agreed, among other things, not to sell, pledge, transfer or otherwise dispose of his or her shares of Fajardo Federal Common Stock and to vote such shares of Fajardo Federal Common Stock in favor of the Merger Agreement. See "The Merger - Stockholder Agreement."

Effective Time of the Merger; Termination of the Merger Agreement

          The Merger shall become effective upon the occurrence of the filing of the Plan of Merger (the "Plan of Merger") with the Secretary of State of the Commonwealth of Puerto Rico pursuant to the Banking Law of Puerto Rico ("Banking Law") (the "Effective Time"). Such filing will occur only after the receipt of all requisite regulatory approvals, approval of the Merger Agreement by the requisite vote of Fajardo Federal's stockholders, the expiration of all applicable regulatory waiting periods and the satisfaction or waiver of all other conditions to the Merger. See "The Merger - Effective Time of the Merger; Termination and Amendment."

          The Merger Agreement may be terminated by mutual consent of RGFC and Fajardo Federal and by RGFC or Fajardo Federal if either (i) the Merger has not been consummated on or prior to September 10, 1998; (ii) the stockholders of Fajardo Federal do not approve the Merger Agreement; (iii) any required regulatory applications are denied or are approved contingent upon the satisfaction of any condition or requirement which materially impairs the value of Fajardo Federal to RGFC; or (iv) there is a material breach of any representation, warranty, covenant or undertaking by the other party which is not cured within the specified time period. For additional reasons the parties may terminate the Merger Agreement, see "The Merger - Effective Time of the Merger; Termination and Amendment."

Conditions to the Merger

          Consummation of the Merger is subject to various conditions, including, without limitation, obtaining the requisite approval of the Merger Agreement by the stockholders of Fajardo Federal; receipt of all necessary regulatory approvals pertaining to the Merger; and certain other closing conditions. A merger application has been filed by RGFC with the Federal Deposit Insurance Corporation and a notice has been submitted to OCFI and the Federal Reserve with respect to the Merger. See "The Merger - Conditions to the Merger" and "The Merger Regulatory Approvals." Substantially all of the conditions to consummation of the Merger (except for required stockholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Merger Agreement may be amended at any time by written agreement of the parties, except that no waiver or amendment occurring after approval of the Merger Agreement by Fajardo Federal's stockholders shall modify either the amount or the form of the Merger Consideration.

Dissenters' Rights

          Holders of shares of Fajardo Federal Common Stock who object to the Merger and comply with the prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with the Rules and Regulations of the OTS and paid to them in cash in lieu of the RGFC Class B Common Stock or cash they would otherwise be entitled to receive in the Merger. A copy of the pertinent statutory provisions of the Rules and Regulations of the OTS is attached to this Proxy Statement/Prospectus as Appendix B. Failure to follow such provisions precisely may result in a loss of dissenters' rights. See "The Merger - Dissenters' Rights."

Certain Income Tax Consequences

          Consummation of the Merger is conditioned upon receipt of a legal opinion delivered to both RGFC and Fajardo Federal to the effect that the Merger will constitute a reorganization within the meaning of Section 1112(g) of the Puerto Rico Tax Code (the "Code"), and that no taxable gain will be recognized by RGFC or Fajardo Federal in connection with the Merger. The legal opinion is summarized under "The Merger - Certain Income Tax Consequences" and is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. No gain or loss will be recognized by the stockholders of Fajardo Federal upon the exchange of their shares of Fajardo Federal Common Stock solely for RGFC Class B Common Stock, except for cash received in lieu of fractional shares. A Fajardo Federal stockholder who exchanges shares of Fajardo Federal Common Stock for cash, either as part of the Merger Consideration or through the exercise of dissenters' rights, will recognize gain or loss, but not in excess of the amount of cash received. See "The Merger - Certain Income Tax Consequences."

Accounting Treatment of the Merger

         It is anticipated that the Merger will be accounted for as a purchase for accounting purposes. See "The Merger - Accounting Treatment of the Merger."

Interests of Certain Persons in the Merger

         Certain persons have interests in the Merger other than as stockholders of Fajardo Federal. See "The Merger - Interests of Certain Person in the Merger."

RGFC Option Agreement

          As an inducement and a condition to RGFC's entering into the Merger Agreement, RGFC and Fajardo Federal also entered into an Option Agreement, dated as of March 10, 1998 (the "RGFC Option Agreement"), pursuant to which Fajardo Federal granted RGFC an option (the "RGFC Option"), exercisable upon the occurrence of certain events (none of which has occurred as of the date hereof to the best of the knowledge or RGFC and Fajardo Federal), to purchase up to 52,116 shares of Fajardo Federal Common Stock, representing 24.9% of the outstanding shares of Fajardo Federal Common Stock on a pro forma basis, at a price of $16.54 per share, subject to adjustment in certain circumstances and termination within certain periods. The RGFC Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Agreement and may have the effect of discouraging competing offers to the Merger. A copy of the RGFC Option Agreement is included as Exhibit B to the Merger Agreement attached as Appendix A to this Proxy Statement/Prospectus.

Unaudited Pro Forma Condensed Combined Summary Financial Information

          The  unaudited  pro  forma  condensed   combined   summary   financial
information set forth below gives effect to the Merger under the purchase accounting method. The pro forma condensed combined summary statements of income treat the Merger as if it had been consummated at the beginning of the respective periods, and the pro forma condensed combined summary balance sheet treats the Merger as if it had been consummated on December 31, 1997. The pro forma combined per share data gives effect to the assumed issuance of 128,736 shares of RGFC Class B Common Stock based on an Exchange Ratio of 1.00 assuming the RGFC Market Value is $42.70. For a description of the basis for the pro forma adjustments, including the basis for the number of shares of RGFC Class B Common Stock which are assumed to be issued in the Merger, see "Pro Forma Condensed Consolidated Financial Statements (Unaudited)."

          This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the dates assumed herein, nor is it necessarily indicative of future operating results or financial position. See "Pro Forma Condensed Consolidated Financial Statements (Unaudited)."

                Summary of Unaudited Pro Forma Income Information

                                                                      Year Ended December 31, 1997
                                               -------------------------------------------------------------------------
                                                           Historical
                                               -------------------------------
                                                                      Fajardo            Pro Forma           Pro Forma
                                                     RGFC             Federal         Adjustments(1)          Combined
                                               --------------     ------------      ----------------      --------------
                                                            (In Thousands, except shares and per share data)

Interest income.............................    $   97,335         $    2,659         $     (116)          $    99,878
Interest expense............................        60,805              1,126                  --               61,931
Net interest income.........................        36,530              1,533               (116)               37,947
Income before income taxes..................        32,229                539               (392)               32,376
Net income..................................        23,497                435               (295)               23,637

Net income per share:
  Basic.....................................    $     1.66         $     2.94         $        --          $      1.66
  Diluted...................................    $     1.62         $     2.94         $       .01          $      1.61

Weighted average shares and share
 equivalents outstanding:
  Basic.....................................    14,144,752            147,760             128,736           14,273,488
  Diluted...................................    14,521,252            147,760             128,736           14,649,988

                             Summary of Unaudited Pro Forma Balance Sheet Information

                                                               Balance Sheet Data as of December 31, 1997
                                               -------------------------------------------------------------------------
                                                           Historical
                                               -------------------------------
                                                                      Fajardo            Pro Forma           Pro Forma
                                                     RGFC             Federal         Adjustments(1)          Combined
                                               --------------     ------------      ----------------      --------------
                                                                             (In Thousands)
Loans receivable, net.......................      $  765,059          $24,252             $   459           $  789,770
Total assets................................       1,510,746           29,612               2,184            1,542,542
Deposits....................................         722,419           22,017                  --              744,436
Borrowed funds..............................         596,837            3,800                  --              600,637
Total liabilities...........................       1,372,692           26,126                 568            1,399,386
Retained earnings...........................          96,129            1,843             (2,138)               95,834
Total stockholders' equity..................         138,054            3,486               1,616              143,156

---------------

(1) For a description of the basis for the pro forma adjustments, including the basis for the number of shares of RGFC Class B Common Stock which are assumed to be issued in the Merger, see "Pro Forma Condensed Consolidated Financial Statements (Unaudited)."

                           COMPARATIVE PER SHARE DATA


          The following table sets forth certain historical per share, pro forma combined per share and pro forma equivalent per share information with respect to the RGFC Class B Common Stock and the Fajardo Federal Common Stock at the dates and for the periods presented, giving effect to the Merger using the purchase method of accounting, based on the Exchange Ratio (assuming that 128,736 shares of RGFC Class B Common Stock are issued in the Merger based upon the assumptions described in the Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited) included elsewhere herein). See "The Merger - Accounting Treatment of the Merger" and "Pro Forma Condensed Consolidated Financial Statements (Unaudited)."

          The  selected  per  share  data  set  forth  below  should  be read in
conjunction   with,  and  is  qualified  in  its  entirety  by,  the  historical consolidated financial statements of RGFC, including the related notes, incorporated herein by reference and the historical financial statements of Fajardo Federal and the pro forma condensed financial statements (unaudited) appearing elsewhere herein. See "Available Information," "Incorporation of Certain Documents by Reference," the historical financial statements of Fajardo Federal included elsewhere herein and "Pro Forma Condensed Consolidated Financial Statements (Unaudited)." The pro forma information gives effect to the Merger as if the transaction had been consummated at the beginning of each period presented using the purchase method of accounting. The data set forth below is not necessarily indicative of the results of the future operations of RGFC upon consummation of the Merger or the actual results that would have been achieved had the Merger been consummated prior to the periods presented.

                                                  RGFC Class B Common Stock                Fajardo Federal Common Stock
                                           ----------------------------------        -----------------------------------

                                                                   Pro Forma                                   Pro Forma
                                             Historical         Combined(1)(2)           Historical          Equivalent(2)
                                           -------------     -------------------     ---------------      -----------------
Primary net income per share:
  Year ended December 31, 1997..........         $1.66                  $ 1.66            $ 2.94                $1.66
Dividends declared per share:
  Year ended December 31, 1997..........        0.1305                  0.1293                --               0.1293
Book value per share at:
  December 31, 1997.....................          9.76                   10.03             22.29                10.03

------------------------------

(1) Reflects (i) estimated purchase accounting adjustments to be recorded in connection with the Merger, consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and establishment of intangible assets for the purchase price in excess of the fair value of the net assets acquired, and the resultant amortization/accretion of all such adjustments over appropriate future periods, and (ii) the assumed issuance of an aggregate of $1,182,633 in cash and 128,736 shares of RGFC Class B Common Stock in the Merger based upon an Exchange Ratio of 1.00 assuming the RGFC Market Value per share is $42.70.

(2) Represents the RGFC pro forma combined amounts multiplied by 1.00, which is the assumed number of shares of RGFC Class B Common Stock to be issued for each share of Fajardo Federal Common Stock outstanding.

                                             COMPARATIVE MARKET PRICES

          The RGFC Class B Common Stock is included for quotation on The Nasdaq National Market under the symbol "RGFC." The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of RGFC Class B Common Stock (as adjusted for the 80% stock split paid in 1997) and based on published financial sources and cash dividends declared per share by RGFC.

                                                      RGFC Class B Common Stock(1)
                                    --------------------------------------------------------------
                                                                             Cash Dividends Paid
                                          High               Low                  Per Share
                                    --------------     --------------     ------------------------
          1996
---------------------------------
First Quarter(1).................          N/A                N/A                      N/A
Second Quarter(1)................          N/A                N/A                      N/A
Third Quarter(1).................       $10.42              $9.17                   $   --
Fourth Quarter...................        14.31               9.86                    .0347

          1997
---------------------------------
First Quarter....................        15.55              12.64                    .0382
Second Quarter...................        14.44              12.92                    .0417
Third Quarter....................        22.50              14.17                    .0431
Fourth Quarter...................        22.00             18.875                    .0457

          1998
---------------------------------
First Quarter....................       $34.75             $18.50                      .05
Second Quarter...................       $43.00           $32.8125
  (through May 19, 1998)

-------------

(1) RGFC Class B Common Stock commenced trading on the Nasdaq National Market on August 22, 1996.

          Since the market price of the RGFC Class B Common Stock is subject to fluctuation, the market value of the RGFC Class B Common Stock that holders of shares of Fajardo Federal Common Stock may receive in the Merger may increase or decrease prior to and after the Merger.

          On March 9, 1998, the last full trading day prior to the execution and delivery of the Merger Agreement and the public announcement thereof, the closing sale prices per share of RGFC Class B Common Stock as reported in the Wall Street Journal was $34.00. On May 19, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing sales prices per share of RGFC Class B Common Stock was $39.9375.

          Shareholders are urged to obtain current market quotations for the RGFC Class B Common Stock, to the extent possible, prior to the Special Meeting.

          Fajardo Federal Common Stock is not traded on any exchange, organized market or in the over-the-counter market. Sales and purchase of the shares of Fajardo Federal Common Stock are infrequent and isolated and generally are effected in private transactions between buyer and seller. Because of the absence of any established trading market for Fajardo Federal Common Stock, no current pricing information is provided in the Proxy Statement/Prospectus for Fajardo Federal Common Stock. Fajardo Federal has never paid any dividends on the Fajardo Federal Common Stock. As of the Record Date, Fajardo Federal had approximately 28 stockholders of record.

               RGFC SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          The following tables set forth certain consolidated financial and other data of RGFC at the dates and for the periods indicated. For additional financial information about RGFC, reference is made to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of RGFC and related notes included in RGFC's 1997 Annual Report to Stockholders incorporated by reference herein.

                                                                               At or For the Year Ended December 31,
                                                           ------------------------------------------------------------------------
                                                               1997           1996           1995           1994            1993
                                                           -----------    -----------    -----------    -----------     -----------
Selected Balance Sheet Data:
   Total assets(1) .....................................   $ 1,510,746    $ 1,037,798    $   853,206    $   622,499     $   538,069
   Loans receivable, net ...............................       765,059        603,751        473,841        301,614         216,620
   Mortgage loans held for sale ........................        46,885         54,450         21,318         22,021         174,221
   Mortgage-backed and investment
     securities held for trading .......................       401,039        110,267        113,809        124,522            --
   Mortgage-backed securities available for sale .......        46,004         50,841         61,008         13,300          10,241
   Mortgage-backed securities held to
     maturity ..........................................        33,326         37,900         41,731         84,122          39,122
   Investment securities, available for sale ...........        75,863         30,973          3,280          1,878            --
   Investment securities held to maturity ..............        10,693          5,270          2,046          2,182           4,957
   Cash and cash equivalents(2) ........................        68,366         98,856        104,195         45,622          66,958
   Deposits ............................................       722,418        645,567        518,187        380,148         312,151
   Securities sold under agreements to
     repurchase ........................................       382,283         97,444         98,483        108,922            --
   Notes payable .......................................       159,304        126,842         81,130         45,815         133,913
   Other borrowings(3) .................................        76,359         65,463         67,315         18,092          14,479
   Subordinated notes(4) ...............................         3,250          3,250          3,250          3,250           3,071
   Stockholders' equity ................................       138,054        115,633         66,385         55,970          49,531
   Stockholders' equity per share ......................   $      9.76    $      8.17    $      7.11    $      5.99     $      5.30



Selected Income Statement Data:
   Revenues:
     Net interest income after provision
       for loan losses .................................   $    30,160    $    24,665    $    20,323    $    19,137     $    14,253
     Loan administration and servicing fees ............        13,214         13,029         11,030         11,046           9,326
     Net gain on sale of investments available for
       sale ............................................           107            642           --             --               394
     Net gain (loss) on sale of loans and
       servicing .......................................        24,033         11,709          8,384         (2,899)         29,026
     Other(5) ..........................................         3,751          3,872          4,028          1,667           1,179
                                                           -----------    -----------    -----------    -----------     -----------
         Total revenue .................................        71,265         53,917         43,765         28,951          54,178
                                                           -----------    -----------    -----------    -----------     -----------
   Expenses:
     Compensation and benefits .........................        13,653         10,793          8,284          5,252           8,590
     Occupancy expenses ................................         7,131          5,531          4,711          4,488           3,395
     SAIF Special Assessment ...........................          --            2,508           --             --              --
     General and administrative expenses ...............        18,252         15,424         13,731         13,269          14,561
                                                           -----------    -----------    -----------    -----------     -----------
         Total expenses ................................        39,036         34,257         26,726         23,009          26,546
                                                           -----------    -----------    -----------    -----------     -----------
   Income before minority interest in
     the Bank and income taxes .........................        32,229         19,660         17,039          5,942          27,632
   Minority interest in the Bank's
     earnings ..........................................          --              538            743            500             812
   Income taxes ........................................         8,732          5,922          5,847            856           9,633
   Cumulative effect of change in
     accounting principle ..............................          --             --             --              867            --
                                                           -----------    -----------    -----------    -----------     -----------
   Net income ..........................................   $    23,497    $    13,200    $    10,449    $     5,452     $    17,187
                                                           ===========    ===========    ===========    ===========     ===========
   Diluted earnings per share ..........................   $      1.62    $      1.19    $      1.12    $      0.58     $      1.84
                                                           ===========    ===========    ===========    ===========     ===========

Selected Operating Data(6):
Performance Ratios and Other Data:
   Mortgage loans originated(7) ........................   $   545,960    $   426,874    $   306,775    $   488,071     $   834,680
   Loan servicing portfolio ............................     3,000,888      2,550,169      2,298,200      2,114,743       2,000,530
   Return on average assets ............................          1.85%          1.38%          1.47%          0.91%           4.07%
   Return on average equity ............................         18.69          15.54          17.08          10.34           41.98
   Equity to assets at end of period ...................          9.13          11.14           7.78           8.94            9.21
   Interest rate spread(8) .............................          2.88           3.00           2.93           3.24            3.66
   Net interest margin(8) ..............................          3.12           3.24           3.26           3.48            3.92
   Average interest-earning assets to
     average interest-bearing liabilities ..............        104.61         104.60         106.50         105.60          106.08
   Total other expenses to average total
     assets ............................................          3.08           3.59           3.80           3.84            6.29
   Full-service Bank offices ...........................            15             15             14              8               8
   R&G Mortgage offices(9) .............................            11             11             12             12              13
   Cash dividends declared per share ...................          0.13           0.14           --             --              --

                                                                                 At or For the Year Ended December 31,
                                                                     -------------------------------------------------------------
                                                                      1997          1996          1995          1994          1993
                                                                     -----         -----         -----         -----         -----
Asset Quality Ratios(10):
   Non-performing loans to total loans at
     end of period ...........................................        3.89%         3.09%         2.18%         1.84%         2.24%
   Non-performing assets to total assets at
     end of period ...........................................        2.12          1.90          1.32          1.04          1.07
   Allowance for loan losses to total loans
     at end of period ........................................        0.87          0.55          0.72          0.92          1.34
   Allowance for loan losses to total non-
     performing loans at end of period .......................       22.34         17.64         33.19         50.10         59.87

Bank Regulatory Capital Ratios(11):
   Tier 1 risk-based capital ratio ...........................       13.10%        13.91%        10.53%        11.03%         N/A
   Total risk-based capital ratio ............................       14.00         14.79         11.66         13.59          N/A
   Tier 1 leverage capital ratio .............................        7.34          8.45          6.25          5.95          N/A

(1) At December 31, 1997, R&G Mortgage and Premier had total assets of $489.3 million and $996.3 million, respectively, before consolidation.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold, all of which had original maturities of 90 days or less.

(3) Comprised of long-term debt, advances from the Federal Home Loan Bank ("FHLB") of New York and other secured borrowings.

(4) Represents a seven-year subordinated capital note of Premier issued in 1991, which is subject to an annual sinking fund requirement.

(5) Comprised of change in provision for cost in excess of market value of loans available for sale, net gain on trading account, and other miscellaneous revenue sources, including service charges, fees and other income.

(6) With the exception of end of period ratios, all ratios for R&G Mortgage are based on the average of month end balances while all ratios for Premier are based on average daily balances.

(7) Represents total originations by R&G Mortgage for Premier as well as loans originated and sold to third parties.

(8) Interest rate spread represents the difference between RGFC's weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

(9) R&G Mortgage maintains a total of 11 offices that are separate from Premier branch offices. A total of seven of these offices are located in the same building or facility as Premier branches. The table does not include an additional seven Mortgage Banking Centers which are located in Premier's offices.

(10) Non-performing loans consist of non-accrual loans and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(11) All of such ratios were in compliance with the applicable requirements of the FDIC. Prior to 1994, Premier operated as a savings and loan association. As such, Premier was subject to the capital ratios of the OTS and not those of the FDIC and was at all times in capital compliance therewith.

              SELECTED FINANCIAL AND OTHER DATA OF FAJARDO FEDERAL

         The following selected financial and other data of Fajardo Federal does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein. See "Index to Fajardo Federal Financial Statements."

                                                       At or For the Three
                                                          Months Ended
                                                           December 31,               At or For the Year Ended September 30,
                                                        ------------------    -----------------------------------------------------
                                                         1997        1996       1997       1996         1995       1994       1993
                                                        -------    -------    -------    -------      -------    -------    -------
                                                                    (Dollars in Thousands, except for per share data)
Selected Balance Sheet Data:
   Total assets .....................................   $29,612    $29,302    $29,930    $28,842      $28,875    $28,994    $28,162
   Loans receivable, net ............................    24,252     26,718     24,009     26,178       26,107     26,046     25,768
   Debt securities held to maturity .................      --         --         --           52         --         --         --
   Investment in FHLB stock .........................       287        287        287        287          310        355        450
   Cash and cash equivalents(1) .....................     4,162      1,403      4,687      1,445        1,439      1,636      1,267
   Deposits .........................................    22,017     21,667     22,518     20,813       20,996     20,017     19,732
   Advances from FHLB ...............................     3,800      4,300      3,800      4,900        5,200      6,200      6,200
   Stockholders' equity .............................     3,486      2,754      3,253      2,606        2,316      2,306      1,891
   Stockholders' equity per share ...................     22.28      19.68      21.57      19.39        17.98      17.90      14.68

Selected Income Statement Data:
   Revenues:
     Net interest income after provision for
        loan losses .................................       361        386      1,495      1,592        1,528      1,541      1,396
     Loan administration and servicing fees .........      --         --         --         --           --         --          162
     Other income ...................................        42         39        169        148          172        194        203
                                                        -------    -------    -------    -------      -------    -------    -------
        Total revenue ...............................       403        425      1,664      1,740        1,700      1,735      1,761
                                                        -------    -------    -------    -------      -------    -------    -------
   Expenses:
     Employee compensation and benefits .............        73        121        424        483          480        353        460
     Office occupancy and equipment .................        39         78        252        313          312        259        159
     SAIF special assessment ........................      --         --         --          134         --         --         --
     Other administrative and general ...............       138        145        521        525          619        516        511
                                                        -------    -------    -------    -------      -------    -------    -------
        Total expenses ..............................       251        344      1,197      1,455        1,411      1,128      1,130
                                                        -------    -------    -------    -------      -------    -------    -------
   Income before income taxes and
     extraordinary item .............................       152         81        467        285          289        607        631
   Income taxes .....................................        20         33        117         95          146        192        136
                                                        -------    -------    -------    -------      -------    -------    -------
   Income before extraordinary item .................       132         48        350        190          143        415        495
   Extraordinary item - loss on early
     extinguishment of debt, net of income
     taxes ..........................................      --         --         --         --            133       --          232
                                                        -------    -------    -------    -------      -------    -------    -------
   Net income .......................................   $   132    $    48    $   350    $   190(2)   $    10    $   415    $   263
                                                        =======    =======    =======    =======      =======    =======    =======
   Diluted earnings per share .......................   $  0.87    $  0.36    $  2.45    $  1.48      $  0.07    $  3.23    $  2.04
                                                        =======    =======    =======    =======      =======    =======    =======

                                                       At or For the Three
                                                          Months Ended
                                                           December 31,               At or For the Year Ended September 30,
                                                        ------------------    -----------------------------------------------------
                                                         1997        1996       1997       1996         1995       1994       1993
                                                        -------    -------    -------    -------      -------    -------    -------
                                                                    (Dollars in Thousands, except for per share data)
Selected Operating Data(3)
Performance Ratios and Other Data:
   Loans originated .................................   $ 1,899    $ 2,003    $ 6,147    $ 5,548      $ 6,495    $ 6,543    $ 5,570
   Return on average assets(3) ......................      1.77%      0.66%      1.18%      0.66%        0.03%      1.43%      0.88%
   Return on average equity(3) ......................     16.35       7.26      12.05       7.77         0.42      19.21      14.48
   Equity to assets at end of period ................     11.77       9.40      10.87       9.04         8.02       7.95       6.71
   Interest rate spread(4) ..........................      4.66       5.07       5.10       5.53         5.38       5.57       5.09
   Net interest margin(4) ...........................      5.04       5.43       5.45       5.79         5.63       5.73       5.14
   Average interest-earnings assets to average
     interest-bearing liabilities ...................    109.61     108.89     109.17     106.69       105.77     103.83     101.06
   Total other expenses to average total
     assets .........................................      3.37       4.70       4.04       5.08         4.87       3.90       3.80
   Full service Bank offices ........................         1          1          1          1            1          1          1
   Cash dividends declared per share ................      --         --         --         --           --         --         --

Asset Quality Ratios(5):
   Non-performing loans to total loans at end
     of period ......................................      5.99%      4.35%      4.43%      4.12%        4.72       5.93       7.09
   Non-performing assets to total assets at
     end of period ..................................      6.09       5.35       4.71       4.29         5.65       6.43       7.36
   Allowance for loan losses to total loans at
     end of period ..................................      1.39       1.30       1.40       1.23         1.48       1.41       1.54
   Allowance for loan losses to total non-
     performing loans at end of period ..............     17.57      28.55      32.07      29.80        31.28      23.79      21.68

Bank Regulatory Capital Ratios(6):
   Tangible capital ratio ...........................     11.74%      9.40%     10.87%      9.02%        8.02%      7.95%      6.71%
   Risk-based capital ratio .........................     18.24      14.14      15.61      13.84        12.93      12.66      11.01
   Core capital ratio ...............................     11.74       9.40      10.87       9.02         8.02       7.95       6.71

------------------------

(1) Comprised of cash and due from banks and time deposits with other banks, which had original maturities of 90 days or less.

(2) Includes one time special Savings Association Insurance Fund ("SAIF") assessments of $134,000 or $82,000 after tax ($0.64 per share on a diluted basis) incurred in the September 1996 quarter to recapitalize the SAIF of the Federal Deposit Insurance Corporation. Without giving effect to this one-time special assessment, net income and diluted earnings per share would have been $272,000 and $2.11, respectively, and return on average assets and return on average equity would have been 0.95% and 11.12%, respectively.

(3) All ratios for the Bank are based on average daily balances. All ratios are annualized where appropriate.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fajardo Federal."

(5) Non-performing loans consist of the Bank's non-accrual loans and non-performing assets consist of the Bank's non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(6) The Bank operates as a savings and loan association. As such, the Bank is subject to the capital ratios of the OTS. All of such ratios were in compliance with the applicable requirements of the OTS.

                               STOCKHOLDER MEETING

         This Proxy Statement/Prospectus is being furnished to Fajardo Federal stockholders in connection with the solicitation of proxies by the Board of Directors of Fajardo Federal for use at the Special Meeting to be held on June 25, 1998, and at any adjournment or adjournments thereof. This Proxy Statement/Prospectus also serves as a prospectus of RGFC in connection with the issuance of shares of RGFC Class B Common Stock to holders of Fajardo Federal Common Stock upon consummation of the Merger.

         FAJARDO FEDERAL STOCKHOLDERS SHOULD NOT FORWARD ANY FAJARDO FEDERAL STOCK CERTIFICATES WITH THEIR PROXY CARDS.

         This Proxy Statement/Prospectus, the Notice of Special Meeting of Stockholders of Fajardo Federal and the accompanying proxy solicited by the Board of Directors of Fajardo Federal, are first being mailed to the stockholders of Fajardo Federal on or about May 26, 1998.

Special Meeting of Fajardo Federal Stockholders

         The Special Meeting will be held on June 25, 1998, commencing at 4:00 p.m., Atlantic Time, at the Executive Offices of Fajardo Federal located at Celis Aguilera #161, Fajardo, Puerto Rico.

         Purpose of Meeting. The purposes of the Special Meeting are to consider and vote upon a proposal to approve the Merger Agreement, to consider and vote upon a proposal to adjourn the Special Meeting to solicit additional proxies, if necessary, and to transact such other business as may properly come before the Special Meeting and any adjournment or adjournments thereof. It is not anticipated that any matter other than the proposal to adopt and approve the Merger Agreement and, if necessary, the adjournment proposal as aforesaid will be brought before the Special Meeting. If any other matter is properly presented at the Special Meeting for consideration, the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment.

         Shares Outstanding and Entitled to Vote; Record Date. The close of business on May 20, 1998 has been fixed by the Board of Directors of Fajardo Federal as the Record Date for the determination of holders of Fajardo Federal Common Stock entitled to notice of and to vote at the Special Meeting and any adjournment or adjournments thereof. At the close of business on the Record Date, there were 156,433 shares outstanding and entitled to vote, held by approximately 28 holders of record. Each share of Fajardo Federal Common Stock entitles the holder thereof to one vote on each matter to be submitted to Fajardo Federal stockholders at the Special Meeting.

         Vote Required. A majority of the outstanding shares of Fajardo Federal Common Stock must be represented in person or by proxy at the Special Meeting in order for a quorum to be present. The affirmative vote of two-thirds of the outstanding shares of Fajardo Federal entitled to vote thereon at the Special Meeting is required to approve the Merger Agreement. The affirmative vote of a majority of the votes represented, in person or by proxy, at the Special Meeting is required to approve the proposal to adjourn the Special Meeting to solicit additional proxies, if necessary. The votes may be made in person or by proxy. Shares as to which the "ABSTAIN" box has been marked on the proxy and broker non-votes will be counted as present for determining if a quorum is present; however, an abstention or a broker non-vote is not a vote cast and thus will not affect the number of votes required for approval of the proposal to adjourn the Special Meeting, but because of the vote required, will have the same effect as a vote against the proposal to approve the Merger Agreement.

         As of the Record Date, the directors and executive officers of Fajardo Federal and their affiliates in the aggregate beneficially owned and are entitled to vote 97,876 shares or 62.6% of the outstanding Fajardo Federal Common Stock. The directors of Fajardo Federal have signed a Stockholders Agreement which provides, among other things, that they will vote any shares of Fajardo Federal Common Stock over which they have voting power in favor of the Merger Agreement. The directors of Fajardo Federal who signed the Stockholder Agreement beneficially owned 97,876 shares or 62.6% of the Fajardo Federal Common Stock outstanding on the Record Date.

         Voting; Solicitation and Revocation of Proxies. A proxy for use at the Special Meeting is being furnished to each Fajardo Federal stockholder together with this Proxy Statement/Prospectus and is solicited by the Board of Directors of Fajardo Federal. Any Fajardo Federal stockholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of Fajardo Federal, at the address of Fajardo Federal set forth on the Notice of Special Meeting of Stockholders, written notice of such revocation; by executing a later-dated proxy; or by attending the Special Meeting and giving notice of such revocation in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. Each proxy returned to Fajardo Federal (and not revoked) will be voted in accordance with the instructions thereon. IF PROXIES ARE EXECUTED AND RETURNED BUT NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

Costs

         Each of RGFC and Fajardo Federal will bear its own costs in the transaction. Proxies will be solicited by mail and may be further solicited, for no additional compensation by officers, directors or employees of Fajardo Federal, by further mailing, by telephone or by personal contact. Fajardo Federal will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Fajardo Federal Common Stock, not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of Fajardo Federal Common Stock entitled to vote at the Special Meeting.

                                   THE MERGER

         The following description of the material terms of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A. All stockholders of Fajardo Federal are urged to read such document carefully.

General

         The Boards of Directors of RGFC and Fajardo Federal have determined that the acquisition of Fajardo Federal by RGFC is desirable and in the best interests of RGFC' and Fajardo Federal's respective stockholders and have unanimously approved the Merger. The Merger will be accomplished through the Merger of Fajardo Federal with and into Premier, pursuant to the Merger
Agreement, with Premier being the surviving entity. THE BOARD OF DIRECTORS OF FAJARDO FEDERAL UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. Upon consummation of the Merger, each share of Fajardo Federal Common Stock outstanding at the Effective Time will be converted into and represent the right to receive the Merger Consideration. See "The Merger - The Merger Consideration."

Background of and Reasons for the Merger

         Background of the Merger. In early November 1997, a representative of RGFC approached a director of Fajardo Federal, indicating that RGFC was interested in meeting to discuss a possible transaction between the two companies. Victor J. Galan, Chairman of the Board, President and Chief Executive Officer, and Ramon Prats Vice Chairman of the Board, of RGFC and Juan R. Zalduondo, a director and majority stockholder of Fajardo Federal, met several times and had several telephone conversations in order to discuss the respective companies, the competitive challenges faced by each, consolidation within the banking industry generally and the possible strategic benefits of a business combination between RGFC and Fajardo Federal.

         Additional telephone conversations between the parties continued over the next few weeks, during which the parties continued to discuss the possible strategic benefits of a business combination. On November 17, 1997, RGFC provided Fajardo Federal with a non-binding letter of intent which provided for the acquisition of Fajardo Federal by Premier. The letter of intent was never signed, and negotiations on deal terms between the parties slowed and were conducted sporadically during December, January and the early part of February. During this period, Fajardo Federal pursued other merger opportunities with other financial institutions in Puerto Rico. None of such discussions even advanced beyond preliminary discussions.

         On February 6, 1998, RGFC executed a confidentiality agreement with Fajardo Federal which authorized RGFC to conduct due diligence. Subsequent to execution of the confidentiality agreement, RGFC commenced its due diligence and counsel for RGFC began working on the preparation of a definitive acquisition agreement at such time. The RGFC Board of Directors met on February 27, 1997 to consider in general terms a draft of the acquisition agreement which was distributed to RGFC and Fajardo Federal. The RGFC Board met again on March 6, 1997 and approved the Merger Agreement and the agreements related thereto and authorized the execution of the Merger Agreement, the Option Agreement and the Stockholder Agreement.

         On March 9, 1998, at a meeting of the Board of Directors of Fajardo Federal, the Fajardo Federal Board discussed the reasons for, and the potential benefits of, the Merger, the Board of Directors of Fajardo Federal unanimously approved the Merger Agreement and the transactions contemplated thereby and authorized the execution of the Merger Agreement, the Option Agreement and the Stockholder Agreement.

         Reasons for the Merger. The terms of the Merger Agreement, including the Merger Consideration to be paid to Fajardo Federal's stockholders, were the result of arm's-length negotiations between the representatives of RGFC and Fajardo Federal. Among the factors considered by the Board of Directors of RGFC or Fajardo Federal, as appropriate, in deciding to approve and recommend the terms of the Merger were (i) the Merger Consideration to be paid to Fajardo Federal's stockholders in relation to the market value and book value of the Fajardo Federal Common Stock; (ii) the ability to expand RGFC's presence in Fajardo (given the intention of RGFC to open a branch office in Fajardo to complement a previously existing R&G Mortgage branch office) and to enhance the services available to the customers of both entities; (iii) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of RGFC and Fajardo Federal; (iv) the short-term and long-term impact the Merger will have on RGFC's consolidated results of operations, including anticipated cost savings; (v) the general structure of the transaction; (vi) the likelihood of receiving the requisite regulatory approvals in a timely manner; (vii) the tax-free nature of the stock portion of the Merger Consideration to the stockholders of Fajardo Federal; and (viii) the impact of the Merger on the depositors, employees, customers and communities served by RGFC and Fajardo Federal. In making their determination, the Boards of Directors of RGFC and Fajardo Federal did not ascribe relative weights to the factors which they considered.

         The directors of Fajardo Federal believe that the Merger is in the best interest of their organization and their stockholders. THE FAJARDO FEDERAL DIRECTORS UNANIMOUSLY RECOMMEND THAT FAJARDO FEDERAL STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

Merger Consideration and Election, Allocation and Proration

         Merger Consideration. The Merger Agreement provides that at the effective time of the Merger, each share of Fajardo Federal Common Stock outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with the rules and regulation of the OTS and shares held by Fajardo Federal or RGFC) will be converted into and represent the right to receive either (i) the Per Share Cash Consideration of $37.80; or (ii) the Per Share Stock Consideration as determined by the Exchange Ratio and based on the RGFC Market Value, which is the Average Market Value (defined as the average of the mean between the closing high bid and low asked price per share as reported by The Nasdaq National Market) of shares of RGFC Class B Common Stock over the 10 trading day period ending five days prior to the Closing Date of the Merger. The Merger Agreement provides that the number of shares RGFC comprising the Per Share Stock Consideration will be equal to: (A) if the RGFC Market Value is equal to or less than $30.50 but equal to or greater than $24.00, 1.40 shares; (B) if the RGFC Market Value is greater than $30.50, the quotient determined by dividing (x) $42.70 by (y) the RGFC Market Value; or (C) if the RGFC Market Value is less than $24.00 the quotient determined by dividing (x) $32.91 by (y) the RGFC Market Value. The Merger Agreement provides that the Aggregate Cash Consideration to be paid in the Merger shall not exceed $1,182,633. If the aggregate number of shares as to which a Cash Election has been made exceeds the Aggregate Cash Consideration, holders of Cash Election Shares (subject to certain exceptions with respect to Dissenting Shares) will receive a number of Reallocated RGFC Shares as described below. See "- Oversubscription for Cash."

         The closing price of RGFC Class B Common Stock on May 19, 1998 was $39.9375 per share. See "RGFC Class B Common Stock Market Prices." The disclosure throughout this Proxy Statement/Prospectus, including the pro forma information, assumes that the RGFC Market Value will be $42.70 which results in an Exchange Ratio of 1.00. See "Pro Forma Condensed Consolidated Financial Statements (Unaudited)."

         If, between the date of this Proxy Statement/Prospectus and the Effective Time, the shares of RGFC Class B Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon is declared with a record date within said period, the Merger Consideration as specified above shall be adjusted accordingly.

         Elections. Within three business days after the consummation of the Merger, each record holder of Fajardo Federal Common Stock will be sent materials asking such stockholder to make an Election as to the consideration to be received for his or her shares of Fajardo Federal Common Stock. Such holders of Fajardo Federal Common Stock may elect:

                  (i) a Stock Election for the number of shares of RGFC Class B Common Stock, based on the Exchange Ratio, for each share of Fajardo Federal Common Stock;

                  (ii) a Cash Election for $37.80 in cash, without interest, for each share of Fajardo Federal Common Stock (subject to the limitation that the Aggregate Cash Consideration cannot exceed $1,182,633); or

                  (iii) make a No-Election.

         Notwithstanding the foregoing, in order to make a Stock Election, the number of shares of Fajardo Federal Common Stock a holder must elect to convert must equal or exceed 100 shares. Therefore, any holder of Fajardo Federal Common Stock who owns less than 100 shares must elect the Cash Election or be treated as having made a No-Election. A failure to properly make an election as described herein will be treated as a No-Election. Any shares for which dissenters' rights have been perfected will be deemed to have made a Cash Election.

         No gain or loss will be recognized by the holders of Fajardo Federal Common Stock who receive shares of RGFC Class B Common Stock as a result of the Merger, except to the extent of any cash received in lieu of a fractional share interest in Fajardo Federal Common Stock. Holders of Fajardo Federal Common Stock who receive the Per Share Cash Consideration will recognize gain in an amount per share equal to the difference between $37.80 and the basis for their shares of Fajardo Federal Common Stock. See "The Merger - The Merger Consideration."

         No Oversubscription. In the event that the amount of Cash Elections do not exceed the $1,182,633 Aggregate Cash Consideration limit, then:

                  (i) all Cash Election shares shall be converted into the right to receive $37.80 in cash, without interest, per share of Fajardo Federal Common Stock; and

                  (ii) all No-Election shares and all shares as to which a Stock Election has been made shall be converted into the right to receive RGFC Class B Common Stock, as determined by the Exchange Ratio, per share of Fajardo Federal Common Stock.

         Oversubscription for Aggregate Cash Consideration. If the aggregate number of shares as to which a Cash Election has been made exceeds the Aggregate Cash Consideration ($1,182,633), then:

                  (i) all Stock Election Shares and No Election Shares will be converted into the right to receive RGFC Class B Common Stock, as determined by the Exchange Ratio, per share of Fajardo Federal Common Stock;

                  (ii) the Exchange Agent will allocate among the holders of Cash Election Shares (by the method of allocation described below), a sufficient number of Cash Election Shares (excluding any Dissenting Shares) ("Reallocated RGFC Shares") such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Cash Consideration per share equals the Aggregate Cash Consideration, and all Reallocated RGFC Shares shall be converted into the right to receive RGFC Class B Common Stock, as determined by the Exchange Ratio, per share of Fajardo Federal Common Stock; and

                  (iii) the Cash Election Shares (subject to certain exceptions with respect to Dissenting Shares) which are not Reallocated RGFC Shares will be converted into the right to receive cash. In the event that the Exchange Agent is required to designate from among all holders of Cash Election Shares the Reallocated RGFC Shares to receive RGFC Class B Common Stock, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated RGFC Shares.

         No Guarantee of Chosen Consideration or Equivalent Value. Because the Merger Agreement provides that the amount of cash to be included in the Merger Consideration will not exceed the Aggregate Cash Consideration ($1,182,633), no guarantee can be given that the election to receive Cash Election Shares by any given stockholder of Fajardo Federal to receive the Per Share Cash Consideration will be fully honored. Rather, such election by each stockholder will be subject to the election, allocation and proration procedures described herein. Thus, stockholders who request Per Share Cash Consideration in exchange for their shares of Fajardo Federal Common Stock may not receive their requested form of consideration. In contrast, stockholders who request to receive Stock Election Shares are guaranteed that they will receive shares of RGFC Class B Common Stock upon consummation of the Merger (assuming such stockholder is converting at least 100 shares of Fajardo Federal Common Stock and except for cash in lieu of fractional shares).

         Examples of Merger Consideration to be Received. The following table sets forth examples of the value for the Merger Consideration to be received based on assumed RGFC Market Value.

        Assumed RGFC                 Relevant Exchange              Value of Per Share              Value of Per Share
        Market Value                        Ratio                   Stock Consideration             Cash Consideration
--------------------------      --------------------------     --------------------------      --------------------------
          $16.00                        2.0568                          $32.91                          $37.80
           18.00                        1.8283                           32.91                           37.80
           20.00                        1.6455                           32.91                           37.80
           22.00                        1.4959                           32.91                           37.80
           24.00                         1.400                           33.60                           37.80
           26.00                         1.400                           36.40                           37.80
           28.00                         1.400                           39.20                           37.80
           30.00                         1.400                           42.00                           37.80
           32.00                        1.3344                           42.70                           37.80
           34.00                        1.2559                           42.70                           37.80
           36.00                        1.1861                           42.70                           37.80
           38.00                        1.1237                           42.70                           37.80
           40.00                        1.0675                           42.70                           37.80
           42.00                        1.0167                           42.70                           37.80
           44.00                        0.9705                           42.70                           37.80

         Election Procedures. All Elections will be required to be made on a Letter of Transmittal and Election Form. To make an effective Election with respect to shares of Fajardo Federal Common Stock, the holder thereof must, in accordance with the Letter of Transmittal and

Election Form, (i) complete properly and return the Letter of Transmittal and Election Form to the Exchange Agent, (ii) deliver therewith his or her certificates representing shares of Fajardo Federal Common Stock (the "Fajardo Federal Stock Certificates") with respect to such shares (or an appropriate guarantee of delivery thereof), and (iii) deliver therewith any other required documents, prior to 5:00 p.m. on the Election Deadline, which will be the 10th business day following the mailing of the Letter of Transmittal and Election Form.

         Fajardo Federal Stock Certificates should not be returned with the enclosed proxy and should not be forwarded to the Exchange Agent until a Fajardo Federal stockholder has received the Letter of Transmittal and Election Form.

         A holder of shares of Fajardo Federal Common Stock having a preference as to the form of consideration to be received for his or her shares of Fajardo Federal Common Stock should make an Election. Neither Fajardo Federal nor the Fajardo Federal Board of Directors makes any recommendation as to whether stockholders should elect to receive the Per Share Cash Consideration or the Per Share Stock Consideration in the Merger. Each holder of Fajardo Federal Common Stock must make his or her own decision with respect to such election.

         No fractional shares of RGFC Class B Common Stock will be issued in the Merger to holders of Fajardo Federal Common Stock. Each holder of Fajardo Federal Common Stock who otherwise would have been entitled to a fraction of a share of RGFC Class B Common Stock will receive in lieu thereof, at the time of surrender of the certificate or certificates representing such holder's shares of Fajardo Federal Common Stock, an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the RGFC Market Value.

Conditions to the Merger

         The Merger Agreement provides that consummation of the proposed transaction is subject to the satisfaction of certain conditions, or the waiver of such conditions by the party entitled to do so, at or before the Effective Time. Each of the parties' obligations under the Merger Agreement is subject to the following conditions, among others: (a) all corporate action necessary to authorize the execution and delivery of the Merger Agreement and consummation of the transactions contemplated thereby has been duly and validly taken by RGFC, Premier and Fajardo Federal, including approval by the requisite vote of the stockholders of Fajardo Federal of the Merger Agreement; (b) all approvals and consents for the transactions contemplated by the Merger Agreement from the Federal Reserve, the FDIC, the OCFI and any other governmental entity, the approval or consent of which is required for the consummation of the Merger, and the other transactions contemplated thereby have been received and all statutory waiting periods in respect thereof shall have expired; (c) none of RGFC, its subsidiaries or Fajardo Federal is subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger or any of the other transactions contemplated thereby; (d) the Registration Statement has become effective under the Securities Act, and RGFC shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the shares of RGFC Class B Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority; (e) the shares of RGFC Class B Common Stock to be issued in connection with the Merger have been approved for listing on The Nasdaq National Market; and (f) RGFC and Fajardo Federal have received an opinion issued by a law firm or accounting firm designated by RGFC and reasonably acceptable to Fajardo Federal, to the effect that, among other things: (i) the Merger will be treated for Puerto Rico income tax purposes as part of one or more reorganizations within the meaning of Section 1112(g) of the Code; (ii) no gain or loss will be recognized by RGFC, Premier or Fajardo Federal as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of Fajardo Federal who exchange their Fajardo Federal Common Stock solely for shares of RGFC Class B Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in shares of RGFC Class B Common Stock);
(iv) the tax basis of the shares of RGFC Class B Common Stock received by stockholders who exchange all of their Fajardo Federal Common Stock solely for shares of RGFC Class B Common Stock in the Merger will be the same as the tax basis of the Fajardo Federal Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (v) any stockholders of Fajardo Federal who receive cash in exchange for their shares of Fajardo Federal Common Stock will recognize gain, if any, equal to the lesser of (a) the excess of the amount of cash plus the fair market value of any shares of RGFC Class B Common Stock received in the Merger over the shareholder's adjusted tax basis in their Fajardo Federal Common Stock, or (b) the amount of cash received. See "The Merger - Certain Income Tax Consequences."

         In addition to the foregoing conditions, RGFC's and Premier's obligations under the Merger Agreement are conditioned upon, among others: (a) the representations and warranties of Fajardo Federal set forth in the Merger Agreement being true and correct as of March 10, 1998 and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything in the Merger Agreement to the contrary, this condition will be deemed to be satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Fajardo Federal or on the ability of RGFC, Premier and Fajardo Federal, as applicable, to consummate the Merger; (b) Fajardo Federal shall have, as of the Closing, stockholders' equity of not less than $3,450,000;
(c) Fajardo Federal shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to the Merger Agreement on or prior to the Effective Time; (d) Fajardo Federal shall have delivered to RGFC a certificate of its Chairman and President and its Chief Financial Officer as to certain matters; (e) none of the governmental approvals or consents required for the consummation of the Merger shall include any condition or requirement that, individually or in the aggregate, would result in a material adverse effect on the financial condition, results of operations or business of RGFC; (f) Fajardo Federal shall have furnished RGFC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions as RGFC may reasonably request; (g) holders of not more than 10% of the Fajardo Federal Common stock shall have exercised dissenters' rights of appraisal; and (h) Fajardo Federal shall have executed binding lease agreements with respect to its branch office and executive office.

         In addition to the conditions set forth above as applicable to both parties, Fajardo Federal's obligations under the Merger Agreement are conditioned upon, among others: (a) the representations and warranties of RGFC as set forth in the Merger Agreement being true and correct as of March 10, 1998 and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything in the Merger Agreement to the contrary, this condition will be deemed to be satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis or on the ability of RGFC and Fajardo Federal, as applicable, to consummate the Merger; (b) RGFC shall have entered into an agreement to sell, as of the Closing Date, (i) a designated parcel of real estate to an unaffiliated third-party (pursuant to the designation of the Fajardo Federal Board of Directors) at a price equal to the carrying value, (ii) an option to purchase and develop an additional parcel of land for $25,000 (provided that the purchaser agrees that, for the five-year period following the Closing Date, such property shall not be used for the purposes of engaging in the business of banking or mortgage banking) and RGFC shall have accepted, as of the Closing Date, payment of $20,000 from Rudolph Kauffman, a director of Fajardo Federal, in full satisfaction of an account receivable reflected on Fajardo Federal's books at $22,000; (c) RGFC and Premier shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by them pursuant to the Merger Agreement on or prior to the Effective Time; (d) RGFC and Premier shall have delivered to Fajardo Federal a certificate of its President and its Chief Financial Officer as to certain matters and (e) RGFC and/or Premier shall have furnished Fajardo Federal with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions as Fajardo Federal may reasonably request.

Procedures for Exchange of Fajardo Federal Stock Certificates

         Within three business days of the Effective Time, RGFC will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Fajardo Federal Common Stock, an estimated amount of cash sufficient to pay the Aggregate Cash Consideration and the aggregate amount of cash to be paid in lieu of fractional shares, and RGFC shall reserve for issuance with its transfer agent and registrar the aggregate Stock Consideration to be issued.

         The Letter of Transmittal and Election Form to be mailed within three business days after the Effective Time will specify that delivery will be effected, and risk of loss and title to Fajardo

Federal Stock Certificates representing shares of RGFC Class B Common Stock shall pass, only upon proper delivery of the Fajardo Federal Stock Certificates to the Exchange Agent and shall include instructions for use in effecting the surrender of the Fajardo Federal Stock Certificates in exchange for certificates evidencing shares of RGFC Class B Common Stock or cash, as appropriate.

         Upon the proper surrender to the Exchange Agent of a Fajardo Federal Stock Certificate for cancellation, together with such Letter of Transmittal and Election Form, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Fajardo Federal Stock Certificate will be entitled to receive in exchange therefor the appropriate Merger Consideration.
 As soon as practicable after completion of the allocations of the Merger Consideration and in no event later than ten business days after the Election Deadline, the Exchange Agent will distribute shares of RGFC Class B Common Stock and cash as provided in the Merger Agreement.

         No dividends or other distributions declared or made after the Effective Time with respect to shares of RGFC Class B Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Fajardo Federal Stock Certificate with respect to the shares of RGFC Class B Common Stock represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder, until the holder of such Fajardo Federal Stock Certificate surrenders such certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, the holder of whole shares of RGFC Class B Common Stock issued in exchange therefor, will be paid, without interest, (i) the amount of any cash payable with respect to such whole shares of RGFC Class B Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of RGFC Class B Common Stock.

         At the Effective Time, the stock transfer books of Fajardo Federal will be closed and there will be no further registration of transfers of shares of Fajardo Federal Common Stock thereafter on the records of Fajardo Federal. From and after the Effective Time, the holders of certificates representing shares of Fajardo Federal Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Fajardo Federal Common Stock, except as otherwise provided in the Merger Agreement or by law.

         Any portion of the aggregate Per Share Cash Consideration or the proceeds of any investments thereof that remains unclaimed by the stockholders of Fajardo Federal for six (6) months after the Effective Time will be repaid by the Exchange Agent to RGFC upon the written request of RGFC. After such request is made, any stockholder of Fajardo Federal will look only to RGFC for payment and issuance of the Merger Consideration deliverable in respect of each share of Fajardo Federal Common Stock such stockholder holds as determined pursuant to the Merger Agreement without any interest thereon. If outstanding Fajardo Federal Stock Certificates are not surrendered or the payment for such shares is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property and any other applicable law, become the property of RGFC (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither RGFC, the Exchange Agent nor any other person will be liable to any former holder of Fajardo Federal Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         RGFC and the  Exchange  Agent  will be  entitled  to rely upon  Fajardo
Federal's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books will be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Fajardo Federal Stock Certificate, RGFC and the Exchange Agent will be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         In the event any Fajardo Federal Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Fajardo Federal Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Fajardo Federal Stock Certificate, the Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement will be paid to the stockholder.

Regulatory Approvals

         Consummation of the Merger is subject to, among other things, prior receipt of all requisite approvals from the FDIC and any other regulatory agency of competent jurisdiction necessary to consummate the Merger and expiration of all regulatory waiting periods applicable to the Merger. RGFC has applied to [and received approval from] the FDIC pursuant to the Federal Deposit Insurance Act. RGFC also has provided notice to the Federal Reserve and has [applied to] the OCFI to acquire Fajardo Federal. No other regulatory approval is necessary in connection with the transactions contemplated by the Merger Agreement.

Business Pending the Merger

         Under the terms of the Merger Agreement, Fajardo Federal has agreed not to take certain actions prior to consummation of the Merger without the prior written consent of RGFC, including, among other things, the following: (i) change any provision of the Charter or Bylaws of Fajardo Federal; (ii) except for the issuance of Fajardo Federal Common Stock pursuant to the terms of the RGFC Stock Option, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Fajardo Federal, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock; (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Fajardo Federal;
(iv) increase the compensation or benefits to its directors, officers or employees, or agree to pay any bonus or severance to, or provide any new benefit or incentive to, any of its directors, officers or employees, with certain exceptions, except, in the case of employees who are not executive officers, such as are granted in the ordinary course of business consistent with past practices; (v) subject to certain exceptions, enter into or modify any employee benefit plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice;
(vi) purchase or otherwise acquire, or sell otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices; (vii) make any capital expenditures in excess of $2,000 individually or $10,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair; (viii) except for Fajardo Federal's pending application to relocate its branch office, file any applications or make any contract with respect to branching or site location or relocation; (ix) make any change in its accounting methods or practices, other than changes required by changes in laws or regulations or generally accepted accounting principles concurred in by its and RGFC's independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations; (x) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law; (xi) engage in any transaction with an "affiliate," as defined in the Merger Agreement other than loans to directors, officers and employees in the ordinary course of business consistent with past practice and in compliance with all applicable laws and regulations; (xii) enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; (xiii) take any action that would result in any of its representations and warranties of Fajardo Federal contained in the Merger Agreement not being true and correct in any material respect at the Effective Time; (xiv) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loans) any business or entity; (xv) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business; (xvi) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consents of any party to the transfer and assignment of any such assets or rights; (xvii) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 1112(g) of the Code; (xviii) make any loan in excess of $125,000 (in the case of residential mortgage loans) $150,000 (in the case of commercial mortgage loans) or $5,000 (in the case of consumer loans); (xix) except as to the leases for Fajardo Federal's branch office and executive office, enter into (w) any agreement, arrangements or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by Fajardo Federal or guarantee by Fajardo Federal of any such obligation, except for deposits and borrowings in the ordinary course of business consistent with past practice, (y) with certain exceptions, any agreement, arrangement or commitment relating to the employment of, or severance of, an employee, or amend any such existing agreement, arrangement or commitment, or (z) any contract, agreement or understanding with a labor union; or (xx) agree to do any of the foregoing.

         Furthermore, each party has agreed to provide the other party and its representatives with such financial data and other information with respect to its business and properties as such party from time to time reasonably requests. Each party will cause all non-public financial and business information obtained by it from the other to be treated confidentially. If the Merger is not consummated, each party will either return to the other all non-public financial statements, documents and other materials previously furnished by such party or destroy such information.

Acquisition Proposals

         The Merger Agreement provides that Fajardo Federal will not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, Fajardo Federal provided, however, that the Board of Directors of Fajardo Federal may furnish such information or participate in such negotiations or discussions if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to do so would cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. Fajardo Federal has agreed that it will promptly inform RGFC of any such request for information, or of any such negotiations or discussions, and to instruct its directors, officers, representatives not to solicit or encourage any such inquiries or proposals, furnish any such information or participate in any such negotiations or discussions.

Representations and Warranties

         The Merger Agreement contains representations and warranties of RGFC and Fajardo Federal which are customary in transactions of this type, including, but not limited to, representations and warranties concerning: (a) the organization and capitalization of RGFC and its subsidiaries and Fajardo Federal; (b) the due authorization, execution, delivery and enforceability of the Merger Agreement; (c) consents or approvals required, and the lack of conflicts or violations under applicable certificate of incorporation, charter, bylaws, instruments and laws, with respect to the transactions contemplated by the Merger Agreement; (d) the documents to be filed by RGFC and Fajardo Federal with the Commission and other regulatory agencies; (e) the conduct of business in the ordinary course and absence of certain changes; (f) financial statements;
(g) compliance with laws; and (h) the allowance for loan losses, real estate owned and other repossessed assets.

Effective Time of the Merger; Termination and Amendment

         The Effective Time of the Merger will occur upon the filing of the Plan of Merger (which is attached as Exhibit A to the Merger Agreement) with the Secretary of State of the

Commonwealth of Puerto Rico pursuant to the Banking Law. Such filing will occur only after the receipt of all requisite regulatory approvals, approval of the Merger Agreement by the requisite vote of Fajardo Federal's stockholders, the expiration of all applicable regulatory waiting periods and the satisfaction or waiver of all other conditions to the Merger.

         A closing (the "Closing") will take place immediately prior to the Effective Time at 10:00 a.m. on or before the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver (to the extent permitted) of all the conditions to consummation of the Merger, or on such other date as the parties may mutually agree upon.

         The Merger Agreement may be terminated, either before or after approval by the stockholders of Fajardo Federal, as follows: (a) by mutual written consent of the parties; (b) by RGFC or Fajardo Federal (i) if the Effective Time has not occurred on or prior to September 10, 1998 or (ii) if a vote of the stockholders of Fajardo Federal is taken and such stockholders fail to approve the Merger Agreement at the meeting of stockholders (or any adjournment thereof); unless the failure of such occurrence is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements set forth therein to be performed or observed by such party at or before the Effective Time; (c) by RGFC or Fajardo Federal at any time after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement has been denied or any requisite approval does not satisfy the requirements of the Merger Agreement, and the time periods for appeals and requests for reconsideration was run; (d) by RGFC in writing if Fajardo Federal has, or by Fajardo Federal in writing if RGFC has, breached (i) any material covenant or undertaking contained in the Merger Agreement, or (ii) any representation or warranty contained in the Merger Agreement, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time; (e) by either party in writing, provided such party is not in default under the Merger Agreement, if any condition precedent to such party's obligations under the Merger Agreement is or would be impossible to satisfy, and such condition is not waived by the other party.

         To the extent permitted under applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of Fajardo Federal, the parties may by written agreement (a) amend the Merger Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (c) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or (d) waive compliance with any of the agreements or conditions contained therein. However, after any approval of the Merger Agreement by the stockholders of Fajardo Federal, there may not be, without further approval of such stockholders, any amendment or waiver of the Merger Agreement which modifies either the amount or the form of the Merger Consideration to be delivered to the stockholders of Fajardo Federal.

Rights of Dissenting Stockholders

         Section 552.14 of the OTS Rules and Regulations (12 C.F.R. Section 552.14) provides that, if the Merger is consummated, Dissenting Stockholders shall have the right to receive payment of the fair or appraised value of their shares of Fajardo Federal Common Stock (not including any element of value arising from the consummation of the Merger). Section 552.14 is presented in full as Appendix B and the following discussion is qualified in its entirety by reference thereto. The following discussion and Appendix B shall constitute notice to stockholders of Fajardo Federal as required by Section 552.14(c)(1).

         Any stockholder of Fajardo Federal who is entitled to vote on the Merger will have the right to receive payment of the fair or appraised value of his or her shares as provided by Section 552.14 if such stockholder does not vote in favor of the Merger and, before the vote of stockholders on the Merger, identifies himself or herself and files with Fajardo Federal a writing stating his or her intention to demand appraisal of and payment for his or her shares of Fajardo Federal Common Stock ("Written Demand"). Such a Written Demand must be addressed to Secretary, Fajardo Federal Savings Bank, Celis Aguilera #161, Fajardo, Puerto Rico 00738 and must be in addition to and separate from any proxy or vote against the Merger by the stockholder. A vote against the Merger will not satisfy the requirement of filing a Written Demand. A vote against or abstention from voting with respect to the Merger will not waive a stockholder's right to payment if the stockholder has filed a Written Demand and has not voted in favor of the Acquisition.

         Within ten days after the Effective Date, RGFC will give written notice by mail of such effectiveness to each Dissenting Stockholder who filed a Written Demand. RGFC will make a written offer to each Dissenting Stockholder to pay for such shares at a specified price deemed by RGFC to be the fair value thereof, and inform them that, within 60 days of such date, certain requirements relating to, among other things, the acceptance of such offer must be complied with, and advise them further of the petition to be filed if the offer is not accepted, and provide them also with certain financial information relating to RGFC.

         If within 60 days of the Effective Date, a Dissenting Stockholder has not agreed as to the fair value of his or her shares, such stockholder may file a petition with the OTS, with a copy sent by registered or certified mail to RGFC, demanding a determination of the fair market value of the Fajardo Federal Common Stock of all such Dissenting Stockholders. A Dissenting Stockholder entitled to file a petition under Section 542.14 who fails to file such petition within 60 days of the Effective Date shall be deemed to have accepted the terms of the Acquisition.

         Within 60 days of the Effective Date, each stockholder demanding appraisal and payment under Section 552.14 shall submit to RGFC, his or her certificates of Common Stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Such certificates will be returned promptly to the stockholder. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under Section 542.14 and shall be deemed to have accepted the terms of the Merger.

         If within 60 days of the Effective Date, the fair value is agreed upon between RGFC and any Dissenting Stockholder who has filed his or her Written Demand and not voted in favor of the Merger, payment for his or her shares shall be made within 90 days of the Effective Date.

         Notwithstanding the foregoing, at any time within 60 days after the Effective Date, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms of the Merger.

         The Director of the OTS shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the OTS to appraise the shares to determine their fair market value as of the Effective Date, exclusive of any element of value arising from the accomplishment or expectation of the Acquisition. The appropriate staff of the OTS shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and advice of the appropriate OTS staff shall, if he or she concurs in the value of the Common Stock, direct payment of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the Effective Date, at a rate deemed equitable by the Director of the OTS.

         The cost and expense of any proceeding under Section 552.14 may be apportioned and assessed by the Director of the OTS as he or she may deem equitable against all or some of the parties. In making this determination, the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Section 552.14.

         Any stockholder who has demanded appraisal rights as provided above shall thereafter neither be entitled to vote such Common Stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distributions payable to, or a vote to be taken by stockholders of record at a date which is on or prior to the Effective Date); provided that if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the Acquisition, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

         The receipt of cash for Dissenting Shares by stockholders may give rise to taxable income. Stockholders are urged to consult their personal tax advisors to determine the tax consequences of the exercise of dissenters' rights by them.

RGFC Option Agreement

         As an inducement and condition to RGFC's entering into the Merger Agreement, RGFC and Fajardo Federal also entered into the RGFC Option Agreement, pursuant to which Fajardo Federal, as issuer, granted RGFC, as grantee, the RGFC Option. The RGFC Option provides that, upon the occurrence of certain events (none of which has occurred as of the date hereof to the best knowledge of RGFC and Fajardo Federal), RGFC will be entitled to purchase up to 52,116 shares of Fajardo Federal Common Stock (the "Option Shares") representing 24.9% of the outstanding shares of Fajardo Federal Common Stock on a pro forma basis, at a price of $16.54 per share, subject to adjustment in certain circumstances and termination within certain periods.

         RGFC generally may exercise the RGFC Option, in whole at any time or in part from time to time, upon the occurrence of a Purchase Event (as defined in the RGFC Option Agreement) prior to the Termination Date (as defined in the RGFC Option Agreement). The definitions referred to in this paragraph are incorporated herein by reference to the copy of the RGFC Option Agreement included as Exhibit B to the Merger Agreement attached as Appendix A to this Proxy Statement/Prospectus.

         The RGFC Option Agreement provides that, subject to limitations set forth therein, RGFC may demand that Fajardo Federal promptly prepare, file and keep current a registration statement under the Securities Act or any other applicable securities regulation requirement covering the Option Shares and use its reasonable efforts to cause such registration statement to become effective and remain current in order to permit the disposition of the Option Shares by RGFC.

         The RGFC Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement and may have the effect of discouraging competing offers to the Merger.

Stockholder Agreement

         In conjunction with the Merger Agreement, RGFC has also entered into a Stockholder Agreement with each of the directors of Fajardo Federal. Pursuant to such Stockholder Agreement, each of the directors of Fajardo Federal has agreed, among other things, not to sell, pledge, transfer or otherwise dispose of his or her shares of Fajardo Federal Common Stock prior to the Special Meeting and to vote such shares of Fajardo Federal Common Stock in favor of the Merger Agreement.

Interests of Certain Persons in the Merger

         In considering the recommendation of the Fajardo Federal Board of Directors, stockholders should be aware that members of Fajardo Federal's management and the Fajardo Federal Board of Directors have interests in the Merger that are in addition to the interests of stockholders generally. The Fajardo Federal Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.


         Transferred Employees. All employees of Fajardo Federal or it subsidiaries immediately prior to the Effective Time who are employed by RGFC or Premier immediately following the Effective Time ("Transferred Employees") will be covered by RGFC's employee benefit plans on substantially the same basis as any employee of RGFC or Premier in a comparable position. Except as specially provided in the Merger Agreement and as otherwise prohibited by law, Transferred Employees' service with Fajardo Federal will be recognized as service with RGFC for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under RGFC's benefit plans. To the extent that the employment of any Fajardo Federal employee is involuntarily terminated at or during the one-year period following the Effective time as the result of elimination of a job position, such former employee will be entitled to severance benefits in accordance with and to the extent provided by Premier's severance policies.

         Indemnification; Insurance. The Merger Agreement provides that from and after the Effective Time through the third anniversary of the Effective Time, RGFC (the "Indemnifying Party") will indemnify and hold harmless and provide directors and officers liability insurance to each present and former director and officer of Fajardo Federal determined as of the Effective Time. From the Effective Time and continuing thereafter, the current officers and directors of Fajardo Federal will be indemnified and provided directors' and officers' liability insurance by RGFC for their acts and omissions arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the full extent provided by the Charter and Bylaws of Fajardo Federal as of the date of the Merger Agreement and with the existing directors and officers' liability insurance policy as of the date of the Merger Agreement.

         Other than as set forth above, no director or executive officer of Fajardo Federal or RGFC has any direct or indirect material interest in the Merger, except in the case of Fajardo Federal directors and executive officers, insofar as ownership of Fajardo Federal Common Stock might be deemed such an interest.

Resale Considerations With Respect to the Shares of RGFC Class B Common Stock

         The shares of RGFC Class B Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act and listed on The Nasdaq National Market and will be freely transferable, except for shares of RGFC Class B Common Stock received by persons, including directors and executive officers of Fajardo Federal, who may be deemed to be "affiliates" of Fajardo Federal under Rule 145 promulgated under the Securities Act. Affiliates may not sell their shares of RGFC Class B Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares of RGFC Class B Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Fajardo Federal generally include individuals or entities that control, are controlled by, or are under common control with, Fajardo Federal and may include certain officers and directors of Fajardo Federal as well as any stockholders who own more than 10% of the Fajardo Federal Common Stock.

Certain Income Tax Consequences

         RGFC and Fajardo Federal have received a legal opinion from McConnell Valdes to the effect that the Merger will constitute a reorganization within the meaning of Section 1112(g) of the Code, and that no gain or loss will be recognized by RGFC or Fajardo Federal under the Code in connection with the Merger. The legal opinion is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. No gain or loss will be recognized by the stockholders of Fajardo Federal under the Code upon the exchange of their shares of Fajardo Federal Common Stock solely for RGFC Class B Common Stock, except for cash received in lieu of fractional shares. Under the Code, the tax basis of the shares of RGFC Class B Common Stock received by Fajardo Federal stockholders who exchange all of their Fajardo Federal Common Stock solely for shares of RGFC Class B Common Stock will be the same as the tax basis of the Fajardo Federal Common Stock exchanged (reduced by any amount of cash received in lieu of any fractional share interest). A Fajardo Federal stockholder who exchanges shares of Fajardo Federal Common Stock for cash, whether as part of the Merger Consideration or through the exercise of dissenters' rights, will recognize gain or loss, but not in excess of the amount of cash received.

         The above is a summary description of certain income tax consequences of the Merger under the Code. Income tax laws are complex and the tax consequences of the Merger may vary depending on each stockholders individual circumstances and tax status. Each Fajardo Federal stockholder is urged to consult his or her own tax advisor concerning the income tax and other tax consequences of the Merger applicable to such stockholder.

Accounting Treatment of the Merger

         The Merger will be accounted for as a purchase for financial reporting purposes. Under this method of accounting, RGFC will record the acquisition of Fajardo Federal at its cost at the Effective Time of the Merger, which cost would include the cash paid in the Merger, the fair value of the shares of RGFC Class B Common Stock issued in the Merger and all direct acquisition costs. The purchase price will be allocated to the acquired assets and assumed liabilities of Fajardo Federal based upon their estimated fair values at the Effective Time of the Merger in accordance with generally accepted accounting principles. The purchase price in excess of the fair values of the identifiable net assets acquired will be recorded as an intangible asset and amortized over a period of 15 years for financial accounting purposes. The reported income of RGFC will include the operations of Fajardo Federal after the Effective Time of the Merger. See "Pro Forma Condensed Consolidated Financial Statements (Unaudited)."

Expenses of the Merger

         The Merger Agreement provides that RGFC and Fajardo Federal will each bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting, investment banking and printing expenses.

         In order to increase the likelihood that the transactions contemplated by the Merger Agreement will be consummated, the Merger Agreement provides that if the Merger shall not have occurred within six months of March 10, 1998, for any reason other than RGFC's failure to obtain any required regulatory approval, then RGFC will pay Fajardo Federal a fee of $250,000 as a termination fee.


                        PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

         The pro forma condensed consolidated balance sheet as of December 31, 1997, and the related pro forma condensed consolidated statements of income for the year ended December 31, 1997, give effect to the acquisition of 100% of the outstanding Common Stock of Fajardo Federal by RGFC. The pro forma information is derived from the historical consolidated financial statements, including the notes thereto, of RGFC that are incorporated by reference into this Proxy Statement/Prospectus (see "Incorporation of Certain Documents by Reference" and "RGFC Selected Consolidated Financial Information") and the historical financial statements of Fajardo Federal, including the notes thereto, included elsewhere herein (see "Index to Fajardo Federal Financial Statements" and "Fajardo Federal Selected Financial Information").

         The pro forma information set forth below gives effect to the Merger under the purchase method of accounting. The pro forma condensed statement of income gives effect to the Merger as if it had occurred at the beginning of each period presented. The pro forma consolidated per share data gives effect to the assumed issuance of 128,736 shares of RGFC Class B Common Stock, which assumes that the Per Share Stock Consideration is $42.70 (based upon an Exchange Ratio of 1.00, and an assumed RGFC Market Value of $42.70), resulting in 5,053,210 shares of RGFC Class B Common Stock outstanding following the Merger.

         This pro forma information may not necessarily be indicative of the operating results or financial position that would have actually occurred if the Merger had been consummated at the beginning of each period presented, nor is it necessarily indicative of future operating results or financial position.

                            Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

                                                                                              As of December 31, 1997
                                                                      --------------------------------------------------------------
                                                                                Historical
                                                                      -----------------------------
                                                                                                        Pro Forma         Pro Forma
                                                                         RGFC       Fajardo Federal     Adjustments        Combined
                                                                      ----------    ---------------     -----------       ----------
                                                                                    (Dollars in Thousands)
Assets:
   Cash and due from banks ....................................       $   32,607       $    1,162       $     (100)       $   33,669
   Money market investments ...................................           35,759            3,000           (1,248)           37,511
   Mortgage loans held for sale, at lower of
      cost or market ..........................................           46,885             --               --              46,885
   Mortgage-backed and investment securities
      held for trading, at fair value .........................          401,039             --               --             401,039
   Mortgage-backed securities available for
      sale, at fair value .....................................           46,004             --               --              46,004
   Mortgage-backed securities held to
      maturity, at amortized cost .............................           33,326             --               --              33,326
   Investment securities available for sale, at
      fair value ..............................................           75,863              287             --              76,150
   Investment securities held to maturity, at
      amortized cost ..........................................           10,693             --               --              10,693
   Loans receivable, net ......................................          765,059           24,252              459           789,770
   Servicing asset ............................................           21,213             --               --              21,213
   Premises and equipment .....................................            9,528              130             (123)            9,535
   Other assets ...............................................           32,770              781            3,196            36,747
                                                                      ----------       ----------       ----------        ----------
      Total assets ............................................       $1,510,746       $   29,612       $    2,184        $1,542,542
                                                                      ==========       ==========       ==========        ==========

Liabilities and Stockholders' Equity:
Liabilities:
   Deposits ...................................................       $  722,419       $   22,017             --             744,436
   Federal funds purchased ....................................           10,000             --               --              10,000
   Securities sold under agreements to
      repurchase ..............................................          382,283             --               --             382,283
   Notes payable ..............................................          159,304             --               --             159,304
   Advances from FHLB .........................................           42,000            3,800             --              45,800
   Other borrowings ...........................................           34,359             --               --              34,359
   Other liabilities ..........................................           19,077              309              568            19,954
                                                                      ----------       ----------       ----------        ----------
      Total liabilities .......................................        1,369,442           26,126              568         1,396,136
                                                                      ----------       ----------       ----------        ----------
Subordinated notes ............................................            3,250             --               --               3,250
                                                                      ----------       ----------       ----------        ----------
Stockholders' equity:
   Preferred stock ............................................             --               --               --                 --
   Common Stock ...............................................              142              156              (27)              271
   Additional paid-in capital .................................           38,348            1,487            3,781            43,616
   Retained earnings ..........................................           96,129            1,843           (2,138)           95,834
   Capital reserves ...........................................            2,215             --               --               2,215
   Unrealized gain on securities
      available for sale ......................................            1,220             --               --               1,220
                                                                      ----------       ----------       ----------        ----------
      Total stockholders' equity ..............................          138,054            3,486            1,616           143,156
                                                                      ----------       ----------       ----------        ----------
          Total liabilities and stockholders' equity ..........       $1,510,746       $   29,612       $    2,184        $1,542,542
                                                                      ==========       ==========       ==========        ==========

                                Pro Forma Condensed Consolidated Statement of Income (Unaudited)


                                                                                     Year Ended December 31, 1997
                                                                  ------------------------------------------------------------------
                                                                            Historical
                                                                  ------------------------------
                                                                                                      Pro Forma           Pro Forma
                                                                     RGFC        Fajardo Federal      Adjustments          Combined
                                                                  -----------    ---------------      -----------        -----------
                                                                                    (Dollars in Thousands)
Interest Income:
   Loans ..................................................       $    68,514       $     2,504               (51)       $    70,967
   Other interest income ..................................            28,821               155               (65)            28,911
                                                                  -----------       -----------       -----------        -----------
      Total interest income ...............................            97,335             2,659              (116)            99,878
                                                                  -----------       -----------       -----------        -----------
Interest Expense:
   Interest on deposits ...................................            32,434               864              --               33,298
   Interest on short-term borrowings ......................            18,849               262              --               19,111
   Interest on long-term borrowings .......................             9,522              --                --                9,522
                                                                  -----------       -----------       -----------        -----------
      Total interest expense ..............................            60,805             1,126              --               61,931
                                                                  -----------       -----------       -----------        -----------
         Net interest income ..............................            36,530             1,533              (116)            37,947
   Provision for loan losses ..............................             6,370                63              --                6,433
                                                                  -----------       -----------       -----------        -----------
      Net interest income after provision for loan
         losses ...........................................            30,160             1,470              (116)            31,514
Total other income ........................................            41,105               173              --               41,278
Total other expenses ......................................            39,036             1,104               276             40,416
                                                                  -----------       -----------       -----------        -----------
Income before income taxes ................................            32,229               539              (392)            32,376
Total income taxes ........................................             8,732               104               (97)             8,739
                                                                  -----------       -----------       -----------        -----------
Net income ................................................       $    23,497       $       435              (295)       $    23,637
                                                                  ===========       ===========       ===========        ===========

Earnings per share:
   Basic ..................................................       $      1.66       $      2.94                          $      1.66
   Dilution ...............................................       $      1.62       $      2.94                          $      1.61
Weighted average number of shares outstanding: ............                                                               14,273,488
   Basic ..................................................        14,144,752           147,760                           14,649,988
   Dilution ...............................................        14,521,252           147,760


                            R&G FINANCIAL CORPORATION
         Notes to Pro Forma Condensed Consolidated Financial Statements
                                   (Unaudited)

         Pursuant to the Merger Agreement, RGFC will pay Fajardo Federal stockholders a total consideration of approximately $6.7 million for the purchase of 100% of the outstanding Fajardo Federal Common Stock, which assumes a RGFC Market Value of $42.70. Related professional costs and expenses are estimated to be approximately $100,000. The pro forma financial statements assume the Merger Consideration will be structured as follows: $1,182,633 in cash and 128,736 shares of RGFC Class B Common Stock. The pro forma statements assume that the Merger will be accounted for under the purchase method of accounting.

(a) Under purchase accounting, Fajardo Federal's assets and liabilities are adjusted to their estimated fair values at the consummation date. The estimated fair value adjustments have been determined by RGFC based upon information set forth in the notes to Fajardo Federal's financial statements included elsewhere in this Registration Statement and other information available to RGFC' management. No assurance can be given that such estimated fair values represent fair values that would ultimately be determined at the effective date of the Merger. Following are the pro forma adjustments made to reflect Fajardo Federal's estimated fair values at December 31, 1997 (in thousands):

                                                                                Net Assets
                                                                      -----------------------------
                                                                            Increase (Decrease)
Net assets as reported by Fajardo Federal                                         $3,486
Fair value adjustments:
   Investments............................................                            --
   Loans..................................................                           510
   Bank premises and equipment............................                          (123)
   Deposit base intangibles...............................                         1,319
   Deferred income tax liability..........................                          (665)
   Costs in excess of fair value of net assets acquired...                         2,153
                                                                                   -----
                                                                                  $6,680
                                                                                  ======

(b) For purposes of determining the pro forma effect of the Merger on RGFC' consolidated statements of income for the year ended December 31, 1997, the following pro forma adjustments have been made (in thousands):

                                                                               Year Ended
                                                                            December 31, 1997
                                                                         ---------------------
(1)  Amortization of adjustments to loans.............................           $  51
(2)  Decrease in interest income resulting from the use of money
         market investments, at an assumed interest rate of 5.50%.....              65
(3)  Amortization of deposit base intangibles over the estimated average lives of the deposit relationships on a straight line
         basis........................................................             132
(4)  Amortization of purchase price in excess of fair value of net
         assets acquired over 15 years................................             144
(5)  Decrease in income tax provision associated with adjustments.....            (97)


                         ADJOURNMENT OF SPECIAL MEETING

     Each proxy solicited hereby requests authority to vote for an adjournment of the Special Meeting, if an adjournment is deemed to be necessary. Fajardo Federal may seek an adjournment of the Special Meeting for not more than 30 days in order to enable Fajardo Federal to solicit additional votes in favor of the proposal to adopt the Merger Agreement in the event that such proposal has not received the requisite vote of stockholders at the Special Meeting and such proposal has not received the negative votes of the holders of a majority of the Fajardo Federal Common Stock. If Fajardo Federal desires to adjourn the meeting with respect to foregoing proposal, it will request a motion that the meeting be adjourned for up to 30 days with respect to such proposal (and solely with respect to such proposal, provided that a quorum is present at the Special Meeting), and no vote will be taken on such proposal at the originally scheduled Special Meeting. Each proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the meeting. Unless revoked prior to its use, any proxy solicited for the Special Meeting will continue to be valid for any adjournment of the Special Meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the proposal in question.

     Any adjournment will permit Fajardo Federal to solicit additional proxies and will permit a greater expression of the stockholders' views with respect to such proposal. Such an adjournment would be disadvantageous to stockholders who are against the proposal, because an adjournment will give Fajardo Federal additional time to solicit favorable votes and thus increase the chances of passing such proposal.

     If a quorum is not present at the Special Meeting, no proposal will be acted upon and the Board of Directors of Fajardo Federal will adjourn the Special Meeting to a later date in order to solicit additional proxies on the proposal being submitted to stockholders.

     An adjournment for up to 30 days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. Fajardo Federal has no reason to believe that an adjournment of the Special Meeting will be necessary at this time.

     Because the Fajardo Federal Board of Directors recommends that stockholders vote FOR the proposal to approve the Merger Agreement, as discussed above, the Fajardo Federal Board of Directors recommends that stockholders vote FOR the possible adjournment of the Special Meeting. The holders of a majority of the Fajardo Federal Common Stock present, in person or by proxy, at the Special Meeting will be required to approve a motion to adjourn the Special Meeting.

                    OWNERSHIP OF FAJARDO FEDERAL COMMON STOCK
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                               OF FAJARDO FEDERAL

     The following table includes, as of the Record Date, certain information as to the Fajardo Federal Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), who or which was known by Fajardo Federal to be the beneficial owner of more than 5% of the issued and outstanding Fajardo Federal Common Stock, (ii) the directors of Fajardo Federal, and (iii) all directors and executive officers of Fajardo Federal as a group.

                                                                              Fajardo Federal Common Stock
                                                                                Beneficially Owned as of
                                                                                    May 20, 1998(1)
                                                                      -----------------------------------------
                     Name of Beneficial Owner                                   No.                      %
-------------------------------------------------------------------   ----------------------     --------------
Robert P. Byrne....................................................           18,880                12.1%
Box 279
Fajardo, PR  00738
Manuel Figueroa....................................................           10,735                  6.9
Box 345
Fajardo, PR  00738
Robert D. Tanner...................................................           12,500                  8.0
117 Eleanor Roosevelt, 2nd Floor
Hato Rey, PR  00918
Directors:
     Jose E. Soler.................................................           16,401                 10.5
     Juan R. Zalduondo.............................................          54,084(2)               34.6
     Cesar Montilla, Jr............................................              656                    *
     Rudolph Kauffman..............................................              100                    *
     Louis Negron..................................................              378                    *
     Francisco Ferraiouli..........................................          11,206(3)                7.2
     Pedro Feliciano...............................................          14,951(4)                9.6
     Rene Lavergne.................................................              100                    *
All directors and executive officers of
 Fajardo Federal as a group (9 persons)............................           97,876                62.6%

---------------

* Represents less than 1% of the outstanding Fajardo Federal Common Stock.

(1) For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of Fajardo Federal Common Stock if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares; or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(2) Includes 3,400 shares, 2,936 shares, 1,352 shares and 612 shares owned respectively by Bereira, Inc., the Juan R. Zalduondo Profit Sharing Plan, Juan R. Zalduondo Grier and Parsifal, Inc.

(3) Includes 2,830 shares, 2,223 shares and 878 shares owned respectively by Solemar, S.E., Contech de Puerto Rico and Intertrade Caribe.

(4) Includes 11,428 shares owned by Camape, Inc.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF FAJARDO FEDERAL

         Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of Fajardo Federal. The following discussion and analysis of financial condition and results of operations of Fajardo Federal should be read in conjunction with Fajardo Federal's financial statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus.

General

         Fajardo Federal's results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread"), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's results of operations also are affected by (i) non-interest income, which includes fees for customer services such as customer deposit account service charges and loan servicing fee income and (ii) non-interest expense, which includes compensation and employee benefits, federal deposit insurance premiums, costs for professional services, occupancy and equipment costs and advertising costs. Fajardo Federal's results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond Fajardo Federal's control.

         Since June 4, 1993, Fajardo Federal has been subject to the provisions of a Cease and Desist Order (the "Order") issued by the OTS. The Order was superseded by an Order to Cease and Desist for Affirmative Action which was issued by the OTS on August 26, 1997 (the "New Order") pursuant to a written stipulation and consent executed by Fajardo Federal. The terms of the New Order require Fajardo Federal to cease and desist from engaging in any unsafe or unsound practice or violating OTS regulations with respect to lending limitations, records for lending transactions, asset classification, loans to officers, directors and principal stockholders and conflicts of interest. See
Note 12 of the Fajardo Federal Notes to Financial Statements.

Asset/Liability Management

         Fajardo Federal's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by evaluating the expected effects of interest rate changes on its net portfolio value. The ability to maintain consistent net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period of time.

         Thus, an asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the institution's assets mature or reprice more quickly or to a greater extent than its liabilities, the institution's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if an institution's assets mature or reprice more slowly or to a lesser extent than its liabilities, the institution's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The difference or interest rate repricing "Gap" provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A Gap is considered positive when the amount of interest rate sensitive assets maturing or repricing within a given period exceeds the amount of interest rate sensitive liabilities maturing or repricing within such period. A Gap is considered negative when the amount of interest-bearing liabilities repricing or maturing within a given period exceeds the amount of interest rate sensitive assets repricing or maturing within such period.

         Fajardo Federal's lending activities historically have emphasized long-term, fixed rate loans. At December 31, 1997, approximately 70% of all of Fajardo Federal's loans had fixed-rates of interest and terms to maturity of five years or more. Conversely, the Company's deposit accounts mature or are subject to repricing within a relatively short period of time. These factors historically have caused the income earned by Fajardo Federal on its loan portfolio to adjust more slowly to changes in interest rates than the interest Fajardo Federal pays on its deposits.

         The following table, often referred to as a "Gap Table," sets forth asset and liability balances at December 31, 1997 which are expected to reprice and mature in each of the future periods indicated. Loans with adjustable rates are shown as being due in the next adjustment period. Passbook accounts, money market deposit accounts and NOW accounts are not assumed to be subject to immediate repricing and are placed in repricing periods based upon assumptions prepared by management.

                                                                                More Than One        More Than
                                         Within Three       Four to Twelve      Year to Three      Three Years to      Over Five
                                            Months              Months              Years            Five Years          Years
                                        -------------     ---------------      --------------     --------------     ------------
                                                                                  (Dollars in Thousands)
Interest-earning assets(1):
Cash Equivalents.....................         $3,000                $--                  $--                $--               $--
Loans receivable:
   Residential real estate loans.....            340                 41                  547                533            10,074
   Construction loans................             --                 57                   --                 --                --
   Commercial real estate loans......             --                338                  233                168             2,657
   Commercial business loans.........          2,712                190                  182                172                --
   Consumer loans:
     Boat loans......................              3                 --                  165                120             3,054
     Other...........................            847                108                  752                646             1,524
                                              ------             ------               ------             ------            ------
       Total.........................         $6,902             $  734               $1,879             $1,639           $17,309
                                              ======             ======               ======             ======            ======

Interest-bearing liabilities:
Deposits(2):
   NOW and super NOW accounts........            $68               $190                 $209               $169              $721
   Passbook savings accounts.........            310                882                2,037              1,650             7,035
   Commercial checking...............             16                 45                   50                 40               172
   Certificates of deposit...........          2,740              3,810                1,078                218               577
FHLB advances........................            500              3,300                   --                 --                --
                                              ------             ------               ------             ------            ------
     Total...........................         $3,634             $8,227               $3,374             $2,077            $8,505
                                              ======             ======               ======             ======            ======

Excess (deficiency) of interest- earning
assets over interest- bearing liabilities
                                              $3,268            $(7,493)             $(1,495)             $(438)           $8,804
                                              ======             ======               ======             ======            ======

Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities......         $3,268            $(4,225)             $(5,720)           $(6,158)           $2,646
                                              ======             ======               ======             ======            ======

Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities as a
   percent of total assets...........          11.04%            (14.27)%             (19.32)%           (20.79)%            8.93%
                                              ======             ======               ======             ======            ======


                                               Total
                                            ---------
                                      (Dollars in Thousands)
Interest-earning assets(1):
Cash Equivalents.....................            $3,000
Loans receivable:
   Residential real estate loans.....            11,535
   Construction loans................                57
   Commercial real estate loans......             3,396
   Commercial business loans.........             3,256
   Consumer loans:
     Boat loans......................             3,342
     Other...........................             3,877
                                                -------
       Total.........................           $28,463
                                                =======

Interest-bearing liabilities:
Deposits(2):
   NOW and super NOW accounts........            $1,251
   Passbook savings accounts.........            11,914
   Commercial checking...............               323
   Certificates of deposit...........             8,423
FHLB advances........................             3,800
                                                -------
     Total...........................           $25,817
                                                =======

---------------

(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments based on forecasts used by the OTS in their model for net portfolio value ("NPV") discussed below.

(2) Although Fajardo Federal's negotiable order of withdrawal ("NOW") and Super NOW accounts, passbook savings accounts and checking accounts are subject to immediate-withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities based on Fajardo Federal's retention of such deposits in changing interest rate environments. The above table assumes that funds will be withdrawn at annual rates for NOW accounts and for checking and commercial checking accounts ranging from 10% for 0-12 months, 19% for 1-5 years, 41% for 5-10 years, 65% for 10-20 years and 100% thereafter, and, for passbook savings accounts, ranging from 5% for 0-12 months, 19% for 1-5 years, 40% for 5-10 years, 65% for 10-20 years and 100% thereafter.

Interest Rate Sensitivity Analysis

         Fajardo Federal has measured its interest rate sensitivity by computing the "Gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit repricing provided by the OTS and management. In order to encourage savings associations such as Fajardo Federal to reduce interest rate risk, however, the OTS added an interest rate risk component to its risk-based capital rules. The OTS requires the computation of the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") and measures the change in NPV in the event of a range of assumed changes in market interest rates.

         Qualitative Risk Analysis. The OTS measures an institution's interest rate risk by the change in its NPV as a result of a hypothetical 200 basis point ("bp") change in market rates. A resulting change in NPV of more than 2% of the estimated present value of total assets ("PV") will require Fajardo Federal to add to its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution such as Fajardo Federal. The OTS has indefinitely delayed implementation of this regulation regarding interest rate risk. Nevertheless, the following table estimates the effect on Fajardo Federal's NPV from instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. The following table presents Fajardo Federal's NPV at December 31, 1997, which is based upon quarterly information that Fajardo Federal provides to the OTS and which is calculated for Fajardo Federal by the OTS.

                                                          NPV(2)
-------------------------------------------------------------------------------------------------------------------------

     Change in Interest                                                                                Change as a
            Rates                                                                                       Percentage
    (in Basis Points)(1)              Amount of Change               Percentage Change                  of Assets
--------------------------      --------------------------     --------------------------      --------------------------
                                                  (Dollars in Thousands)
          +400                           $685                           12.3%                          2.31%
          +300                            587                            10.6                           1.98
          +200                            447                             8.1                           1.51
          +100                            255                             4.6                           0.86
            --                             --                              --                             --
          -100                          (313)                           (5.6)                         (1.06)
          -200                          (726)                          (13.1)                         (2.45)
          -300                        (1,214)                          (21.9)                         (4.10)
          -400                          (556)                          (10.0)                         (1.88)


------------

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

(2) Based on Fajardo Federal's pre-tax NPV of $5.6 million at December 31, 1997, which is approximately $2.1 million above Fajardo Federal's stockholders' equity calculated in accordance with generally accepted accounting principles as of such date.


         Qualitative Risk Analysis. While Fajardo Federal cannot predict future interest rates or their effects on its "Gap," NPV or net interest income, Fajardo Federal does not expect current interest rates to have a material adverse effect on its NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Financial Condition

         Fajardo Federal's total assets amounted to $29.6 million at December 31, 1997 compared to $29.9 million and $28.8 million at September 30, 1997 and 1996, respectively. Net loans receivable of Fajardo Federal were $24.2 million at December 31, 1997 compared to $24.0 million and $26.2 million at September 30, 1997 and 1996, respectively. Total loan originations by Fajardo Federal during the three months ended December 31, 1997 were $1.9 million compared to $6.1 million and $5.5 million during the fiscal years ended September 30, 1997 and 1996, respectively. Fajardo Federal's cash and cash equivalents has increased somewhat in recent periods and amounted to $4.2 million at December 31, 1997 and $4.7 million at September 30, 1997 compared to $1.4 million at September 30, 1996. Deposits at Fajardo Federal amounted to $22.0 million at December 31, 1997 compared to $22.5 million at September 30, 1997 and $20.8 million at September 30, 1996. During recent years, Fajardo Federal's borrowings have consisted solely of advances from the FHLB of New York. The balance of Fajardo Federal's FHLB advances at December 31, 1997 and September 30, 1997 was $3.8 million compared to $4.9 million at September 30, 1996. Fajardo Federal's stockholders' equity amounted to $3.5 million at December 31, 1997 compared to $3.3 million and $2.6 million at September 30, 1997 and 1996, respectively. The increases in stockholders' equity were due primarily to Fajardo Federal's net income during the periods.

         The following tables present an analysis of certain aspects of Fajardo Federal's operations during the periods indicated. The first table presents the average balances of and the interest and dividends earned or paid on each major class of Fajardo Federal's interest earning assets and interest-bearing liabilities. Average balances are daily average balances. The yields and costs include fees which are considered adjustments to yields.

                                                                              Three Months Ended December 31,
                                                       --------------------------------------------------------------------------
                                                                        1997                                  1996
                                                       ----------------------------------     -----------------------------------
                                                          Average                 Yield/      Average                      Yield/
                                                          Balance     Interest     Rate       Balance       Interest        Rate
                                                       -----------   --------    -------     ---------     --------      --------
                                                                                (Dollars in Thousands)
Interest-earning assets:
   Cash and cash equivalents........................     $ 4,082        $ 52        5.10%      $ 1,315         $  6        1.83%
   Loans receivable, net............................      24,267         586        9.66        26,615          654         9.82
   FHLB of New York stock...........................         287           5        6.97           436            5         4.59
                                                                        ----                                   ----
     Total interest-earning assets..................      28,636         643        8.98%       28,366          665        9.37%
                                                                        ----                                   ----
   Non-interest-earning assets......................       1,194                                   935
                                                         -------                              --------
       Total assets.................................     $29,830                               $29,301
                                                          ======                                ======

Interest-bearing liabilities:
   Deposits.........................................     $22,325         221        3.96%      $21,141          203        3.84%
   Securities sold under agreements to repurchase
   FHLB advances....................................       3,800          61         6.42        4,908           77         6.28
                                                         -------        ----                  --------         ----
     Total interest-bearing liabilities.............      26,125         282        4.32%       26,049          280        4.30%
                                                                        ----                                   ----
   Non-interest-bearing liabilities.................         475                                   607
                                                         -------                              --------
     Total liabilities..............................      26,600                                26,656
   Stockholders' equity.............................       3,230                                 2,645
                                                         -------                              --------
     Total liabilities and stockholders' equity.....     $29,830                               $29,301
                                                          ======                                ======
   Net interest income; interest rate spread........                    $361        4.66%                      $385        5.07%
                                                                         ===        ====                        ===        ====
   Net interest margin..............................                                5.04%                                  5.43%
                                                                                    ====                                   ====
   Average interest-earning assets to average
     interest-bearing liabilities...................                              109.61%                                108.89%
                                                                                  ======                                 ======

                                                                                    Year Ended September 30,
                                                       ----------------------------------------------------------------------------
                                                                          1997                                      1996
                                                       ---------------------------------------  -----------------------------------
                                                          Average                     Yield/      Average                    Yield/
                                                          Balance      Interest        Rate       Balance      Interest       Rate
                                                       ------------   --------      --------  ------------    --------     --------
                                                                                   (Dollars in Thousands)
Interest-earning assets:
   Cash and cash equivalents........................       $ 2,152      $   90       4.18%          $1,317      $  53        4.02%
   Loans receivable, net............................        26,095       2,573        9.86          25,817      2,607        10.10
   FHLB of New York stock...........................           328          19        5.79             331         20         6.04
                                                                        ------                                 ------
     Total interest-earning assets..................        28,575       2,682       9.39%          27,465      2,680        9.76%
                                                                        ------                                 ------
   Non-interest-earning assets......................         1,027                                   1,180
                                                           -------                                 -------
       Total assets.................................       $29,602                                 $28,645
                                                            ======                                  ======

Interest-bearing liabilities:
   Deposits.........................................       $21,886         847       3.87%         $21,013        799        3.80%
   Securities sold under agreements to repurchase
   FHLB advances....................................         4,289         277        6.46           4,729        290         6.13
                                                           -------      ------                     -------     ------
     Total interest-bearing liabilities.............        26,175       1,124       4.29%          25,742      1,089        4.23%
                                                                        ------                                 ------
   Non-interest-bearing liabilities.................           523                                     457
                                                           -------                                 -------
     Total liabilities..............................        26,698                                  26,199
   Stockholders' equity.............................         2,904                                   2,446
                                                           -------                                 -------
     Total liabilities and stockholders' equity.....       $29,602                                 $28,645
                                                            ======                                  ======
   Net interest income; interest rate spread........                    $1,558       5.10%                     $1,591        5.53%
                                                                         =====       ====                       =====        ====
   Net interest margin..............................                                 5.45%                                   5.79%
                                                                                     ====                                    ====
   Average interest-earning assets to average
     interest-bearing liabilities...................                               109.17%                                 106.69%
                                                                                   ======                                  ======

                                                                 Year Ended September 30,
                                                       ----------------------------------------
                                                                           1995
                                                       ----------------------------------------
                                                          Average                       Yield/
                                                          Balance        Interest        Rate
                                                       ------------     --------      --------
                                                                 (Dollars in Thousands)
Interest-earning assets:
   Cash and cash equivalents........................    $    968          $   36        3.72%
   Loans receivable, net............................      26,285           2,657        10.11
   FHLB of New York stock...........................         355              25         7.04
                                                                          ------
     Total interest-earning assets..................      27,608           2,718        9.84%
                                                                          ------
   Non-interest-earning assets......................       1,352
                                                         -------
       Total assets.................................     $28,960
                                                          ======

Interest-bearing liabilities:
   Deposits.........................................     $19,819             734        3.70%
   Securities sold under agreements to repurchase
   FHLB advances....................................       6,282             430         6.84
                                                         -------          ------
     Total interest-bearing liabilities.............      26,101           1,164        4.46%
                                                                          ------
   Non-interest-bearing liabilities.................         503
                                                         -------
     Total liabilities..............................      26,604
   Stockholders' equity.............................       2,356
                                                         -------
     Total liabilities and stockholders' equity.....     $28,960
                                                          ======
   Net interest income; interest rate spread........                      $1,554        5.38%
                                                                           =====        ====
   Net interest margin..............................                                    5.63%
                                                                                        ====
   Average interest-earning assets to average
     interest-bearing liabilities...................                                  105.77%
                                                                                      ======

Rate/Volume Analysis

         The following table sets forth certain information regarding changes in Fajardo Federal's interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by the old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) total change in rate and volume. The combined effects of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                 Three Month Period Ended
                                                   December 31, 1997 vs.
                                                     December 31, 1996
                                    -------------------------------------------------
                                                Increase (Decrease) Due to
                                    -------------------------------------------------
                                                                       Total Increase
                                         Rate            Volume          (Decrease)
                                    ------------      -----------     ---------------
                                                (Dollars in Thousands)
Interest-earning assets:
   Cash and cash equivalents......           $(5)            $ 51               $46
   Loans receivable, net..........             47           (115)              (68)
   FHLB of New York stock.........              7             (7)                 0
                                              ---           ----               ----
   Total interest-earning
     assets.......................            $49           $(71)             $(22)
                                               ==            ===               ===

Interest-bearing liabilities:
   Deposits.......................          $(27)             $45               $18
   FHLB advances..................             54            (70)              (16)
                                             ----           ----              ----
   Total interest-bearing
     liabilities..................            $27           $(25)              $  2
                                               ==            ===                ===
Increase (decrease) in net
   interest income................                                            $(24)
                                                                               ===

                                             Year Ended September 30, 1997 vs.
                                                    September 30, 1996
                                    -------------------------------------------------
                                                Increase (Decrease) Due to
                                    -------------------------------------------------
                                                                       Total Increase
                                         Rate            Volume          (Decrease)
                                    ------------      -----------     ---------------
                                                  (Dollars in Thousands)
Interest-earning assets:
   Cash and cash equivalents......            $29              $8               $37
   Loans receivable, net..........           (36)               2              (34)
   FHLB of New York stock.........            (1)               0               (1)
                                             ---              ---              ---
   Total interest-earning
     assets.......................           $(8)             $10               $ 2
                                              ==               ==                ==

Interest-bearing liabilities:
   Deposits.......................            $40              $8               $48
   FHLB advances..................            (6)             (7)              (13)
                                             ---             ---               ---
   Total interest-bearing
     liabilities..................            $34            $  1              $ 35
                                               ==             ===               ===
Increase (decrease) in net
   interest income................                                            $(33)
                                                                               ===


                                            Year Ended September 30, 1996 vs.
                                                    September 30, 1995
                                    -------------------------------------------------
                                                Increase (Decrease) Due to
                                    -------------------------------------------------
                                                                       Total Increase
                                         Rate            Volume          (Decrease)
                                    ------------      -----------     ---------------
                                            (Dollars in Thousands)
Interest-earning assets:
   Cash and cash equivalents......           $  4            $ 13                $17
   Loans receivable, net..........           (26)            (24)               (50)
   FHLB of New York stock.........            (3)             (2)                (5)
                                            ----            ----               ----
   Total interest-earning
     assets.......................          $(25)           $(13)              $(38)
                                             ===             ===                ===

Interest-bearing liabilities:
   Deposits.......................           $ 21            $ 44               $ 65
   FHLB advances..................           (32)           (108)              (140)
                                            ----            ----               ----
   Total interest-bearing
     liabilities..................          $(11)           $(64)              $(75)
                                             ===             ===                ===
Increase (decrease) in net
   interest income................                                              $ 37
                                                                                 ===

Results of Operations

         Fajardo Federal reported net income of $132,000 and $48,000 for the three months ended December 31, 1997 and 1996, respectively. Fajardo Federal's net income was $350,000, $190,000 and $10,000 for the fiscal years ended
September 30, 1997, 1996 and 1995, respectively. Fajardo Federal's net income was adversely affected by a one-time special assessment of $134,000 to recapitalize the SAIF fund in fiscal 1996 and, in fiscal 1995, by an extraordinary item of $133,000 for early extinguishment of debt, net of taxes.

         Fajardo Federal's earnings historically have depended upon its net interest income, which is the difference between interest income earned on loans and investments (the "interest-earning assets") and interest paid on deposits and any borrowed funds (the "interest-bearing liabilities"). It is the single largest component of Fajardo Federal's operating income. Net interest income is affected by (i) the difference between rates of interest earned on Fajardo Federal's interest-earning assets and rates paid on its interest-bearing liabilities (the "interest rate spread") and (ii) the relative amounts of Fajardo Federal's interest-earning assets and interest-bearing liabilities.

         For the three months ended December 31, 1997 and 1996, Fajardo Federal's interest income was $642,000 and $665,000, respectively. Fajardo
Federal's interest income was $2.7 million for each of fiscal 1997, 1996 and 1995. Fajardo Federal's average yield on interest-earning assets was 8.98% and 9.37% for the three months ended December 31, 1997 and 1996, respectively. For fiscal 1997, 1996 and 1995, Fajardo Federal's average yield on interest-earning assets was 9.39%, 9.76% and 9.84%, respectively. The average balance of Fajardo Federal's interest-earning assets was $28.6 million and $28.4 million for the three months ended December 31, 1997 and 1996, respectively. The average balance of Fajardo Federal's interest-earning assets in fiscal 1997, 1996 and 1995 was $28.6 million, $27.5 million and $27.6 million, respectively.

         Fajardo Federal's interest expense amounted to $282,000 and $280,000 for the three months ended December 31, 1997 and 1996, respectively. For fiscal 1997, 1996 and 1995, Fajardo Federal's interest expense was $1.1 million, $1.1 million and $1.2 million, respectively. The average rate paid by Fajardo Federal on its interest-bearing liabilities was 4.32% and 4.30% for the three months ended December 31, 1997 and 1996, respectively. For fiscal 1997, 1996 and 1995, Fajardo Federal's average rate paid on interest-bearing liabilities was 4.29%, 4.23% and 4.46%, respectively. The average balance of Fajardo Federal's interest-bearing liabilities was $26.1 million and $26.0 million for the three months ended December 31, 1997 and 1996, respectively. For fiscal 1997, 1996 and 1995, the average balance of Fajardo Federal's interest-bearing liabilities was $26.2 million, $25.7 million and $26.1 million, respectively.

         Fajardo Federal's net interest income was $361,000 and $386,000 for the three months ended December 31, 1997 and 1996, respectively. Net interest income of Fajardo Federal amounted to $1.6 million for each of fiscal 1997, 1996 and 1995. Fajardo Federal's interest rate spread was 4.66% and 5.07% for the three months ended December 31, 1997 and 1996, respectively. The net interest margin of Fajardo Federal was 5.04% and 5.43% for the respective quarters. Fajardo Federal's interest rate spread was 5.10%, 5.53% and 5.38% for fiscal 1997,

1996 and 1995, respectively, while its net interest margin was 5.45%, 5.79% and 5.63% for such respective fiscal years.

         Provision for Loan Losses. Fajardo Federal makes provisions for loan losses which are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by Fajardo Federal. Fajardo Federal management makes periodic evaluations of the adequacy of the allowance based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current and prospective economic conditions. Fajardo Federal made provisions to loan losses of $63,000 in fiscal 1997 and $26,000 in fiscal 1995. No provisions were deemed necessary in the first quarter of either fiscal 1998 or fiscal 1997 or during fiscal 1996. Fajardo Federal's net loan recoveries amounted to $2,000 and $20,000 during the first quarter of fiscal 1998 and 1997, respectively, and net loan charge-offs were $48,000, $76,000 and $8,000 during fiscal 1997, 1996 and 1995, respectively.

         Other Income. Fajardo Federal's other income, which is derived from miscellaneous fees and charges, has been relative nominal in recent periods and amounted to $42,000 and $39,000 in the three months ended December 31, 1997 and 1996, respectively, and $169,000, $148,000 and $172,000 in fiscal 1997, 1996 and
1995, respectively.

         Other Expenses. Fajardo Federal's other expenses consist primarily of employee compensation and benefit expenses and a sundry of other expenses such as data processing costs, printing, postage and advertising. Fajardo Federal's other expenses were $251,000 and $344,000 in the three months ended December 31, 1997 and 1996, respectively, and $1.2 million, $1.5 million (which includes the special SAIF assessment of $134,000) and $1.4 million in fiscal 1997, 1996 and 1995, respectively.

Liquidity and Capital Resources

         Fajardo Federal is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of the savings bank's deposits and short-term borrowings. Fajardo Federal has consistently met the liquidity requirements during recent periods.

         Fajardo Federal's primary sources of funds are deposits, repayment of loans and maturities of interest-bearing deposits, funds provided from operations and advances from the FHLB of New York. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable, other sources of funds, such as deposit flows and loan prepayments, can be greatly influenced by the general level of interest rates, economic conditions and competition. Fajardo Federal uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

         Liquidity may be adversely affected by unexpected deposit outflows, higher interest rates paid by competitors, and similar matters. Management of Fajardo Federal monitors projected liquidity needs and determines the level desirable, based in part on Fajardo Federal's commitments to make loans and management's assessment of Fajardo Federal's ability to generate funds.

         The Company and the Savings Bank are subject to federal regulations that impose certain minimum capital requirements. "Regulation of Fajardo Federal."

Impact of Inflation and Changing Prices

         Fajardo Federal's financial statements and the accompanying notes presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of Fajardo Federal's operations. As a result, interest rates have a greater impact on Fajardo Federal's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

The Year 2000 Issue

         Fajardo Federal is aware of the issues associated with the programming code in existing computer systems as the Year 2000 approaches. The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Computer programs that have time-sensitive coding may recognize a date using "00" as the year 1900 rather than the year 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

         Fajardo Federal has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issue. The majority of the Fajardo Federal's data processing is provided by a third party service bureau. The service bureau is actively involved in resolving Year 2000 issues and has provided Fajardo Federal with frequent updates regarding their progress. The service bureau has advised Fajardo Federal that it expects to have the majority of the Year 2000 issues resolved before the end of 1998 to allow Fajardo Federal to test their system for Year 2000 compliance during the third quarter of 1998. Fajardo Federal presently believes that, based on the progress of Fajardo Federal's service bureau, the Year 2000 problem will not pose significant operational problems for Fajardo Federal's computer system.
Costs are anticipated to be immaterial at this time.



                           BUSINESS OF FAJARDO FEDERAL

General

         Fajardo Federal is a federally chartered savings bank operating out of its headquarters and one branch office located in Fajardo, Puerto Rico. As of December 31, 1997, Fajardo Federal had total assets of $29.6 million, total deposits of $22.0 million and stockholders' equity of $3.5 million. The principal business of Fajardo Federal consists of attracting deposits from the general public and investing such deposits, together with funds obtained from borrowings, in the origination of loans and in deposits at other financial institutions. The loans originated by Fajardo Federal consist primarily of long-term, fixed-rate real estate loans and, to a lesser extent, floating- and adjustable-rate consumer loans, particularly boat loans.

         Fajardo Federal is subject to examination and comprehensive regulation by the OTS, which is the savings bank's chartering authority and primary federal regulator. Fajardo Federal is also regulated by the FDIC, the administrator of the SAIF. Fajardo Federal is also subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("FRB") and is a member of the FHLB of New York, which is one of the 12 regional banks comprising the FHLB System.

         Fajardo Federal's executive office of located at Celis Aguilera #161, Fajardo, Puerto Rico 00738, and its telephone number is (787) 863-3555.

         On June 4, 1993, Fajardo executed a Stipulation and Consent to the issuance of the Order by the OTS, which was superseded by the New Order which was issued by the OTS pursuant to a Stipulation and Consent executed by Fajardo Federal on August 26, 1997. Pursuant to the terms of the New Order, Fajardo Federal shall cease and desist from any action for or toward causing, bringing about, participating in, counseling aiding or abetting of any unsafe or unsound practice or any violation of 12 C.F.R. Section 560.93 (regarding lending limitations) 560.170 (regarding records for lending transactions), 560.160 (regarding asset classification), 563.43 (regarding loans to officers, directors and principal shareholders), and 563.200 (regarding conflicts of interest).

         Other provisions include: (1) maintenance of minutes fully describing the discussions held and the business transacted during all regular and special meetings of the Board, (2) amending loan administration procedures to require the use of loan closing statements, insurance against loss for loans secured by motor vehicles and boats, and procedures to monitor the expiration of insurance on real and personal property securing loans, and (3) maintenance of adequate valuation allowances, consistent with generally accepted accounting principles and the practices of the federal banking agencies. See Note 12 of the Notes to the Fajardo Federal Financial Statements included elsewhere herein.

Lending Activities

         At December 31, 1997, Fajardo Federal's total loan portfolio amounted to $24.2 million or 81.9% of the savings banks total assets. At such date, $10.9 million, or 42.8% of Fajardo Federal's total loan portfolio, consisted of residential (one- to four-family) real estate loans secured by first mortgages, $7.2 million, or 28.3% of the total loan portfolio, consisted of consumer loans (including $3.3 million of boat loans), $3.4 million, or 13.3% of total loans, consisted of loans secured by commercial real estate and $3.3 million, or 12.8% of total loans, consisted of commercial business loans. Fajardo Federal's lending activities are undertaken primarily in Fajardo, Puerto Rico and neighboring areas. As of December 31, 1997, Fajardo Federal's total non-performing loans amounted to $1.5 million or 6.0% of the total portfolio.

         Loan  Portfolio  Composition.   The  following  table  sets  forth  the
composition of Fajardo Federal's loan portfolio by type of loan at the dates indicated.

                                                       December 31,                                  September 30,
                                               --------------------------  ---------------------------------------------------------
                                                           1997                        1997                            1996
                                               --------------------------  --------------------------      -------------------------
                                                  Amount         Percent      Amount         Percent         Amount         Percent
                                               ----------      ----------  ----------      ----------      ----------     ----------
                                                                              (Dollars in Thousands)
Residential real estate - first mortgage....      $10,892        42.77%       $11,158         44.14%          $11,699        42.84%
Residential real estate - second mortgage...          643          2.52           655           2.59              519          1.90
Residential construction....................           57          0.22            58           0.23               --            --
Commercial construction and land acquisition           --            --            --             --               --            --
Commercial real estate......................        3,396         13.33         3,382          13.38            3,906         14.30
Commercial business.........................        3,256         12.81         2,588          10.24            3,135         11.48
Consumer loans:
   Loans secured by deposits................          840          3.30           807           3.19            1,491          5.46
   Real estate secured consumer loans.......        1,986          7.80         2,040           8.07            1,612          5.90
   Boat loans...............................        3,342         13.12         3,454          13.67            3,737         13.69
   Unsecured consumer loans.................        1,051          4.13         1,135           4.49            1,210          4.43
                                                   ------        ------        ------         ------           ------         -----
      Total loans receivable................       25,463       100.00%        25,277        100.00%           27,309       100.00%
                                                  -------       ------         ------        ------            ------       ------
Less:
   Allowance for loan losses................        (343)                       (341)                           (326)
   Loans in process.........................           --                          --                              --
   Deferred loan fees.......................            8                           7                            (74)
   Unearned interest........................        (876)                       (934)                           (711)
                                                 --------                     -------                        -------
                                                  (1,211)                     (1,268)                         (1,111)
                                                 -------                      ------                         -------
   Loans receivable, net....................      $24,252                     $24,009                         $26,198
                                                   ======                      ======                          ======

         Contractual Principal Repayments and Interest Rates. The following table sets forth certain information at December 31, 1997 regarding the dollar amount of loans maturing in Fajardo Federal's total loan portfolio based on the contractual terms to maturity. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                                               Due 1-5 years          Due 5 or more
                                             Due 1 year            after               years after
                                               or less       December 31, 1997      December 31, 1997      Total(1)
                                            ------------   --------------------   --------------------   -----------
                                                                         (In Thousands)
Residential real estate....................     $  383               $1,078                $10,074         $11,535
Residential construction...................         57                   --                     --              57
Commercial real estate.....................        338                  401                  2,657           3,396
Commercial business........................      1,364                1,892                     --           3,256
Consumer:
   Loans on savings........................        840                   --                     --             840
   Real estate secured consumer loans......         50                  633                  1,303           1,986
   Boat loans..............................          3                  285                  3,054           3,342
   Unsecured consumer loans................         59                  770                    222           1,051
                                                ------               ------                -------         -------
Total......................................     $3,094               $5,059                $17,310         $25,463
                                                 =====                =====                 ======          ======

---------------

(1) Amounts have not been reduced for the allowance for loan losses, loans in process, deferred loan fees or unearned interest.

         Scheduled contractual principal repayments of loans do not reflect contractual terms because of prepayments. In addition, due on sale clauses on loans generally give Fajardo Federal the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage ad the loan is not repaid. The average life of mortgage loans tend to increase, however, when the current mortgage loan market rates are substantially higher than rates on exiting mortgage loans and, conversely, decrease when rates on existing mortgages loans are substantially higher than current mortgage loan market rates.

         The following table sets forth the dollar amount of total loans due after one year from December 31, 1997, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

                                                                            Floating or
                                                   Fixed rate             adjustable-rate                Total
                                              --------------------   -----------------------   -----------------------
                                                                            (In Thousands)
Residential real estate.....................             $11,152                   $    --                   $11,152
Residential construction....................                  --                        --                        --
Commercial real estate(1)...................               3,058                        --                     3,058
Commercial business.........................                 602                     1,290                     1,892
Consumer:
   Loans on savings.........................                  --                        --                        --
   Real estate secured consumer loans.......               1,936                        --                     1,936
   Boat loans...............................                  --                     3,339                     3,339
   Unsecured consumer loans.................                 992                        --                       992
                                                         -------                  --------                   -------
      Total.................................             $17,740                    $4,629                   $22,369
                                                          ======                     =====                    ======


         Origination, Purchase and Sales of Loans. The following table sets forth loan originations, purchases and sales by Fajardo Federal for the periods indicated.

                                                               Three Months Ended                    Year Ended
                                                                  December 31,                     September 30,
                                                         -----------------------------    -----------------------------

                                                              1997            1996             1997             1996
                                                         --------------  --------------   --------------   --------------
                                                                              (Dollars in Thousands)
Loan originations:
   Residential mortgages...............................          $  164       $   228          $   521         $    675
   Commercial mortgages................................              62            --              240              585
   Construction loans..................................              --            --               57               --
   Boat loans..........................................              --            50              311              480
Other loans originated:
   Commercial real estate..............................           1,120         1,070            2,764            1,795
   Commercial business.................................             148           142              434              359
   Consumer loans:
     Loans on deposit..................................             327           149              618              710
     Real estate secured consumer loans................              78           156              610              547
     Unsecured consumer loans..........................              --           208              592              397
                                                               --------        ------           ------           ------
       Total loans originated..........................           1,899         2,003            6,147            5,548
   Loans purchased.....................................              --            --               --               --
                                                               --------      --------         --------         --------
       Total loans originated and purchased............           1,899         2,003            6,147            5,548
  Loans sold...........................................              --            --            (500)               --
  Loan principal reductions............................         (1,654)       (1,464)          (7,821)          (5,533)
                                                                ------        ------           ------           ------
  Net increase (decrease) in loan portfolio............          $  245        $  539         $(2,174)          $    15
                                                                  =====         =====          ======            ======

         As a federal savings bank, Fajardo Federal is permitted to make loans throughout the United States. However, Fajardo Federal's lending efforts have been conducted primarily in Fajardo, Puerto Rico and surrounding areas. Fajardo Federal's ability to originate loans is based on several factors. These include the level of interest rates, the needs of its customers, its asset and liability funding needs and the success of its marketing efforts.

         The rate of interest that Fajardo Federal may charge on mortgage and other types of loans to individuals in Puerto Rico is subject to Puerto Rico's usury laws. Such laws are administered by the Interest Rate Board, which consists of the President of the Government Development Bank, the President of the Puerto Rico Housing Bank and the Puerto Rico Secretaries of Commerce, Treasury and Consumer Affairs and three public interest representatives. The Interest Rate Board promulgates regulations with respect to rates on various types of loans to individuals.

         One- to Four-Family Residential Loans. Fajardo Federal's primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in its primary market area. Fajardo Federal generally originates conforming one- to four- family owner occupied residential mortgage loans in amounts up to 80% loan-to-value ratio, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. Due to historical consumer resistance to adjustable-rate mortgage ("ARM") loans in Puerto Rico, Fajardo Federal primarily originates fixed-rate loans having terms up to 30 years, with principal and interest payments calculated using up to a 30-year amortization period. At December 31, 1997, none of Fajardo Federal's one- to four-family residential loans had adjustable rates of interest.

         Consumer Loans. Fajardo Federal originates a variety of consumer loans including loans secured by deposits, consumer loans secured by real estate, boat loans and unsecured consumer loans.

         Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. In many cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. The remaining deficiency may not warrant further substantial collection efforts against the borrower. At December 31, 1997, $82,000 of Fajardo Federal's consumer loans were classified as non-performing.

         Commercial Real Estate Loans. Fajardo Federal's commercial real estate loans consist primarily of fixed-rate, permanent loans on income-producing properties. Fajardo Federal's commercial real estate loans generally have shorter terms to maturity than its single-family residential mortgage loans. Generally, Fajardo Federal's commercial real estate loans have terms to maturity of five years or less.

         Commercial real estate lending entails different and significant risks when compared to single-family residential lending because such loans typically involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. These risks can also be significantly affected by supply and demand conditions in the local market for apartments, offices, warehouse or other commercial space.

         Commercial Business Loans. Fajardo Federal offers commercial business loans for a variety of purposes to local businesses. Such loans may be unsecured or secured by security interests in inventory, accounts receivable or other collateral. Fajardo Federal's commercial business loans generally have terms to maturity not exceeding five years and may have fixed or adjustable or floating rates of interest.

         Commercial loans generally entail significantly greater risk than that which is involved with more traditional real estate lending. Commercial loans typically involve large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operations and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial lending generally requires substantially greater oversight efforts compared to real estate lending.

         Loans to One Borrower. Federal law requires that, in general, the maximum amount of loans which Fajardo Federal may make to any one borrower may not exceed the greater of $500,000 or 15% of its unimpaired capital and unimpaired surplus. Higher limits apply to loans to develop domestic housing units. Fajardo Federal may lend an additional 10% of its unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Under federal law, Fajardo Federal's maximum loan-to-one borrower limit was approximately $500,000 at December 31, 1997. At December 31, 1997, the aggregate loans outstanding to Fajardo Federal's three largest borrowers and related entities were $465,000, $320,000 and $285,000, respectively. All of such loans were performing in accordance with their terms at December 31, 1997.

         The following table sets forth the amounts and categories of Fajardo Federal's non-performing assets at the dates indicated. Fajardo Federal did not have any troubled debt restructurings at any of the periods presented.

                                                                                September 30,
                                                 At December 31,     -----------------------------------
                                                      1997                 1997               1996
                                              --------------------   ----------------   ----------------
                                                                            (Dollars in Thousands)
Non-accruing loans:
   Residential real estate(1)...............               $  895             $  670             $  628
   Residential construction.................                   --                 --                 --
   Commercial real estate...................                  269                207                112
   Commercial business......................                  227                 --                 --
   Consumer.................................                   82                202                354
                                                           ------             ------             ------
    Total...................................                1,473              1,079              1,094
                                                           ------             ------             ------
Accruing loans greater than 90 days
  delinquent:
  Residential real estate...................                   --                 --                 --
  Residential construction..................                   --                 --                 --
  Commercial real estate....................                   --                 --                 --
  Commercial business.......................                   --                 --                 --
  Consumer..................................                   --                 --                 --
                                                         --------           --------           --------
    Total accruing loans greater than
      90 days delinquent....................                   --                 --                 --
                                                         --------           --------           --------
    Total non-performing loans..............                1,473              1,079              1,094
                                                           ------             ------             ------
Real estate owned, net of reserves..........                  330                330                144
                                                           ------             ------             ------
    Total non-performing assets.............               $1,803             $1,409             $1,238
                                                            =====              =====              =====
    Total non-performing loans as a
      percentage of total loans.............                5.99%              4.43%              4.12%
                                                            ====               ====               ====
    Total non-performing assets as a
      percentage of total assets............                6.09%              4.71%              4.29%
                                                            ====               ====               ====


-------------

(1) Includes residential real estate secured by both first and second mortgage loans.

         The following table sets forth an analysis of Fajardo Federal's allowance for loan losses during the periods indicated, which is maintained on the Bank's loan portfolio.

                                                               At and For the Three                  At and For the Year Ended
                                                            Months Ended December 31,                      September 30,
                                                      ---------------------------------        ---------------------------------
                                                            1997                 1996                1997                 1996
                                                      ---------------     ---------------      ---------------     ---------------
                                                                                  (Dollars in Thousands)
Balance at beginning of period.....................        $341                 $326                  $326                $402
                                                            ---                  ---                   ---                 ---
Charge-offs:
   Residential real estate.........................          --                   --                    --                  --
   Construction....................................          --                   --                    --                  --
   Commercial real estate..........................          --                   --                    --                  --
   Commercial business.............................          --                   --                    25                  --
   Consumer........................................          --                   --                    60                  90
                                                         ------               ------                 -----               -----
      Total charge-offs............................          --                   --                    85                  90
                                                         ------               ------                 -----               -----
Recoveries:
   Residential real estate.........................          --                   --                    --                  --
   Construction....................................          --                   --                    --                  --
   Commercial real estate..........................          --                   --                    --                  --
   Commercial business.............................          --                   --                    --                  --
   Consumer........................................           2                   20                    37                  14
                                                          -----                -----                 -----               -----
      Total recoveries.............................           2                   20                    37                  14
                                                          -----                -----                 -----               -----
Net charge-offs....................................         (2)                 (20)                    48                  76
                                                         -----                -----                  -----               -----
Provision for losses on loans......................          --                   --                    63                  --
                                                         ------               ------                 -----              ------
Balance at end of period...........................        $343                 $346                  $341                $326
                                                            ===                  ===                   ===                 ===
Allowance for loan losses as a percent
   of total loans outstanding......................       1.39%                1.30%                 1.40%               1.23%
                                                          ====                 ====                  ====                ====
Allowance for loan losses as a percent
  of non-performing loans..........................      17.57%               28.55%                32.07%              29.80%
                                                         =====                =====                 =====               =====
Ratio of net charge-offs to average
  loans outstanding................................      (0.01)%              (0.08)%                0.20%               0.29%
                                                         =====                =====                  ====                ====

         Fajardo Federal maintains an allowance for losses on loans and increases such allowance when, based on management's evaluation, a loss becomes both probable and estimable (i.e., the loss is likely to occur and can be reasonably estimated). Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. Also management's periodic evaluation considers factors such as loss experience, current delinquency data, known and inherent risks in the portfolio, identification of adverse situations which may affect the ability of debtors to repay the loan, the estimated value of any underlying collateral and assessment of current economic conditions. Additions to the allowance are charged to income. Such provisions are based on management's estimated value of any underlying collateral, as applicable, considering the current and anticipated operating conditions of the borrower. Any recoveries are credited to the allowance.

         The following table sets forth information concerning the allocation of Fajardo Federal allowance for loan losses (which is maintained on the Bank's loan portfolio) by loan category at the dates indicated.

                                                  December 31,                                      September 30,
                              ---------------------------------------------------      ---------------------------------------------

                                      1997                        1996                       1997                   1996
                              --------------------------  -----------------------      --------------------------   ----------------
                                          Percent of                 Percent of                 Percent of              Percent of
                                           Loans in                  Loans in                    Loans in                Loans in
                                             Each                      Each                       Each                     Each
                                          Category to               Category to                 Category to             Category to
                              Amount      Total Loans    Amount     Total Loans       Amount    Total Loans    Amount   Total Loans
                              ------      -----------    ------     -----------       ------    -----------    ------   -----------
                                                                     (Dollars in Thousands)
Residential real estate.....   $ 70         45.51%         $ 90       43.33%         $  68        46.96%        $ 87      44.74%
Construction................     --            --            --          --             --           --           --         --
Commercial real estate......     93         13.33           126       13.71            106        13.38           92      14.30
Commercial business.........     49         12.81            51       13.68             24        10.24           72      11.48
Consumer....................    131         28.35            79       29.28            143        29.42           75      29.48
                               ----        ------          ----      ------           ----       ------         ----      -----
Total.......................   $343        100.00%         $346      100.00%          $341       100.00%        $326     100.00%
                               ====        ======          ====      ======           ====       ======         ====     ======



Sources of Funds

         Deposits are the major source of funds for Fajardo Federal's lending and investment activities. Fajardo Federal attracts deposits primarily from customers within its Puerto Rico market area. Fajardo Federal's deposit accounts include passbook accounts, NOW and Super NOW accounts, commercial checking accounts and certificates of deposit.

         The following table presents the average balance of each deposit type and the average rate paid one each deposit type of the Bank for the periods indicated.

                                        Three Months Ended December 31,                          Year Ended September 30,
                              -------------------------------------------------     ------------------------------------------------
                                      1997                       1996                         1997                       1996
                              ----------------------   ------------------------     ------------------------   ---------------------
                              Average      Average      Average       Average        Average      Average      Average      Average
                              Balance     Rate Paid     Balance      Rate Paid       Balance     Rate Paid     Balance     Rate Paid
                              -------     ---------     -------      ---------       -------     ---------     -------     ---------
                                                                (Dollars in Thousands)
Passbook......................$11,843        3.00%      $11,623         2.99%        $11,677        2.96%      $11,621        2.97%
NOW and Super NOW accounts....  1,422        2.81         1,213         3.05           1,351        2.74         1,430        2.80
Personal checking.............     --          --            --           --              --          --            --          --
Commercial checking...........    369          --           343           --             337          --           227          --
Certificates of deposit.......  8,691        5.60         7,962         5.39           8,521        5.43         7,735        5.35
                              -------        ----       -------         ----         -------        ----       -------        ----
  Total deposits..............$22,325        3.96%      $21,141         3.84%        $21,886        3.87%      $21,013        3.80%
                              =======        ====       =======         ====         =======        ====       =======        ====



         The   following   table  sets  forth  the   maturities  of  the  Bank's
certificates of deposit having principal amounts of $100,000 or more at December 31, 1997.

                                                                      Amount
                                                                      ------

                                                                  (In Thousands)
Certificates of deposit maturing:
Three months or less..............................................    $1,070
Over three through six months.....................................       311
Over six through twelve months....................................       491
Over twelve months................................................        --
                                                                      ------
  Total...........................................................    $1,872
                                                                      ======

         In addition to deposits, Fajardo Federal will consider utilizing borrowings as a source of funds. In recent periods, Fajardo Federal's borrowings has been comprised solely of advances from the FHLB of New York. At December 31, 1997, Fajardo Federal's FHLB advances amounted to $3.8 million.

         The following table sets forth certain information regarding the short-term borrowings of Fajardo Federal at or for the dates indicated.

                                                         At or For the Three Months Ended             At or For the Year Ended
                                                                     December 31,                           September 30,
                                                         ---------------------------------            -------------------------
                                                                1997               1996                1997                1996
                                                               ------             ------              -------            -------
                                                                                     (Dollars in Thousands)
FHLB of New York advances:
  Average balance outstanding.......................           $3,800             $4,908              $4,289             $4,729
  Maximum amount outstanding at any month-end
    during the period...............................            3,800              5,000               4,300              5,000
  Balance outstanding at end of period..............            3,800              4,300               3,800              4,900
  Average interest rate during the period...........            6.42%              6.28%               6.46%              6.13%
  Average interest rate at end of period............            6.35%              6.24%               6.35%              6.24%

Employees

         At December 31, 1997, Fajardo Federal had 17 full-time employees, and no part-time employees. None of Fajardo Federal's employees are represented by a collective bargaining group. Fajardo Federal believes that its relationship with its employees is good.


                          REGULATION OF FAJARDO FEDERAL

General

         Fajardo Federal is a federally chartered and insured savings bank subject to extensive regulation and supervision by the OTS, as the primary federal regulator of savings associations, and the FDIC, as the administrator of the BIF.

         The federal banking laws contain numerous provisions affecting various aspects of the business and operations of savings associations and savings and loan holding companies. The following description of statutory and regulatory provisions and proposals, which is not intended to be a complete description of these provisions or their effects on Fajardo Federal, is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

         In recent years Fajardo Federal has entered into stipulations and consents with respect to two cease and desist orders issued by the OTS. Fajardo Federal currently is subject to the provisions of the New Order. See Note 12 of the Notes to the Fajardo Federal Financial Statements included elsewhere herein.

Regulation of Federal Savings Banks

         Regulatory System. As a federally insured savings bank, lending activities and other investments of Fajardo Federal must comply with various statutory and regulatory requirements. Fajardo Federal is regularly examined by the OTS and must file periodic reports concerning its activities and financial condition.

         Although the OTS is Fajardo Federal's primary regulator, the FDIC has "backup enforcement authority" over Fajardo Federal. Fajardo Federal's eligible deposit accounts are insured by the FDIC under the BIF, up to applicable limits.

         Federal Home Loan Banks. Fajardo Federal is a member of the FHLB System. Among other benefits, FHLB membership provides Fajardo Federal with a central credit facility. Fajardo Federal is required to own capital stock in an FHLB in an amount equal to the greater of: (i) 1% of its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year, (ii) .3% of total assets, or (iii) 5% of its FHLB advances (borrowings).

         Liquid Assets. Under OTS regulations, for each calendar month, a savings bank is required to maintain an average daily balance of liquid assets (including cash, certain time deposits and savings accounts, bankers' acceptances, certain government obligations and certain other investments) not less than a specified percentage of the average daily balance of its net withdrawable accounts plus short-term borrowings (its liquidity base) during the preceding calendar month. This liquidity requirement, which is currently at 5.0%, may be changed from time to time by the OTS to any amount between 4.0% to 10.0%, depending upon certain factors. OTS regulations also require each savings association to maintain an average daily balance of short-term liquid assets equal to not less than 1.0% of the average daily balance of its net withdrawable accounts and short-term borrowings during the preceding calendar month. Fajardo Federal maintains liquid assets in compliance with these regulations.

         Regulatory Capital Requirements. OTS capital regulations require savings banks to satisfy minimum capital standards: risk-based capital requirements, a leverage requirement and a tangible capital requirement. Savings banks must meet each of these standards in order to be deemed in compliance with OTS capital requirements. In addition, the OTS may require a savings association to maintain capital above the minimum capital levels.

         All savings banks are required to meet a minimum risk-based capital requirement of total capital (core capital plus supplementary capital) equal to 8% of risk-weighted assets (which includes the credit risk equivalents of certain off-balance sheet items). In calculating total capital for purposes of the risk-based requirement, supplementary capital may not exceed 100% of core capital. Under the leverage requirement, a savings bank is required to maintain core capital equal to a minimum of 3% of adjusted total assets. (In addition, under the prompt corrective action provisions of the OTS regulations, all but the most highly-rated institutions must maintain a minimum leverage ratio of 4% in order to be adequately capitalized. See "- Prompt Corrective

Action." A savings bank is also required to maintain tangible capital in an amount at least equal to 1.5% of its adjusted total assets.

         Under OTS regulations, a savings bank with a greater than "normal" level of interest rate exposure must deduct an interest rate risk ("IRR")
component in calculating its total capital for purposes of determining whether it meets its risk-based capital requirement. Interest rate exposure is measured, generally, as the decline in an institution's net portfolio value that would result from a 200 basis point increase or decrease in market interest rates (whichever would result in lower net portfolio value), divided by the estimated economic value of the savings association's assets. The interest rate risk component to be deducted from total capital is equal to one-half of the difference between an institution's measured exposure and "normal" IRR exposure (which is defined as 2%), multiplied by the estimated economic value of the institution's assets. In August 1995, the OTS indefinitely delayed implementation of its IRR regulation.

         These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, upon a determination that the savings association's capital is or may become inadequate in view of its circumstances. The OTS regulations provide that higher individual minimum regulatory capital requirements may be appropriate in circumstances where, among others: (1) a savings association has a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk, certain risks arising from nontraditional activities, or similar risks or a high proportion of off-balance sheet risk; (2) a savings association is growing, either internally or through acquisitions, at such a rate that supervisory problems are presented that are not dealt with adequately by OTS regulations; and (3) a savings association may be adversely affected by the activities or condition of its holding company, affiliates, subsidiaries or other persons or savings associations with which it has significant business relationships. Fajardo
Federal is not subject to any such individual minimum regulatory capital requirement.

         Fajardo Federal's tangible capital ratio was 11.74%, its core capital ratio was 11.74% and its total risk-based capital ratio was 18.24% at December 31, 1997.

         Prompt Corrective Action. The prompt corrective action regulation of the OTS, promulgated under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings bank that falls within certain undercapitalized capital categories specified in the regulation.

         The regulation  establishes five categories of capital  classification:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulation, the ratio of total capital to risk-weighted assets, core capital to risk-weighted assets and the leverage ratio are used to determine an institution's capital classification. Fajardo Federal meets the capital requirements of a "well capitalized" institution under applicable OTS regulations.

         In general, the prompt corrective action regulation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll-over brokered deposits.

         Institutions that are classified as undercapitalized are subject to certain mandatory supervisory actions, including: (i) increased monitoring by the appropriate federal banking agency for the institution and periodic review of the institution's efforts to restore its capital, (ii) a requirement that the institution submit a capital restoration plan acceptable to the appropriate federal banking agency and implement that plan, and that each company having control of the institution guarantee compliance with the capital restoration plan in an amount not exceeding the lesser of 5% of the institution's total assets at the time it received notice of being undercapitalized, or the amount necessary to bring the institution into compliance with applicable capital standards at the time it fails to comply with the plan, and (iii) a limitation on the institution's ability to make any acquisition, open any new branch offices, or engage in any new line of business without the prior approval of the appropriate federal banking agency for the institution or the FDIC.

         The regulation also provides that the OTS may take any of certain additional supervisory actions against an undercapitalized institution if the agency determines that such actions are necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund. These supervisory actions include: (i) requiring the institution to raise additional capital or be acquired by another institution or holding company if certain grounds exist, (ii) restricting transactions between the institution and its affiliates, (iii) restricting interest rates paid by the institution on deposits, (iv) restricting the institution's asset growth or requiring the institution to reduce its assets, (v) requiring replacement of senior executive officers and directors, (vi) requiring the institution to alter or terminate any activity deemed to pose excessive risk to the institution, (vii) prohibiting capital distributions by bank holding companies without prior approval by the FRB, (viii) requiring the institution to divest certain subsidiaries, or requiring the institution's holding company to divest the institution or certain affiliates of the institution, and (ix) taking any other supervisory action that the agency believes would better carry out the purposes of the prompt corrective action provisions of FDICIA.

         Institutions classified as undercapitalized that fail to submit a timely, acceptable capital restoration plan or fail to implement such a plan are subject to the same supervisory actions as significantly undercapitalized institutions. Significantly undercapitalized institutions are subject to the mandatory provisions applicable to undercapitalized institutions. The regulation also makes mandatory for significantly undercapitalized institutions certain of the supervisory actions that are discretionary for institutions classified as undercapitalized, creates a presumption in favor of certain discretionary supervisory actions, and subjects significantly undercapitalized institutions to additional restrictions, including a prohibition on paying bonuses or raises to senior executive officers without the prior written approval of the appropriate federal bank regulatory agency. In addition, significantly undercapitalized institutions may be subjected to certain of the restrictions applicable to critically undercapitalized institutions.

         The regulation requires that an institution be placed into conservatorship or receivership within 90 days after it becomes critically undercapitalized, unless the OTS, with concurrence of the FDIC, determines that other action would better achieve the purposes of the prompt corrective action provisions of FDICIA. Any such determination must be renewed every 90 days. A depository institution also must be placed into receivership if the institution continues to be critically undercapitalized on average during the fourth quarter after the institution initially became critically undercapitalized, unless the institution's federal bank regulatory agency, with concurrence of the FDIC, makes certain positive determinations with respect to the institution.

         Critically undercapitalized institutions are also subject to the restrictions generally applicable to significantly undercapitalized institutions and to a number of other severe restrictions. For example, beginning 60 days after becoming critically undercapitalized, such institutions may not pay principal or interest on subordinated debt without the prior approval of the FDIC. (However, the regulation does not prevent unpaid interest from accruing on subordinated debt under the terms of the debt instrument, to the extent otherwise permitted by law.) In addition, critically undercapitalized institutions may be prohibited from engaging in a number of activities, including entering into certain transactions or paying interest above a certain rate on new or renewed liabilities.

         If the OTS determines that an institution is in an unsafe or unsound condition, or if the institution is deemed to be engaging in an unsafe and unsound practice, the OTS may, if the institution is well capitalized, reclassify it as adequately capitalized; if the institution is adequately capitalized but not well capitalized, require it to comply with restrictions applicable to undercapitalized institutions; and, if the institution is undercapitalized, require it to comply with certain restrictions applicable to significantly undercapitalized institutions.

         Conservatorship/Receivership. In addition to the grounds discussed under "- Prompt Corrective Action," the OTS (and, under certain circumstances, the FDIC) may appoint a conservator or receiver for a savings association if any one or more of a number of circumstances exist, including, without limitation, the following: (i) the institution's assets are less than its obligations to creditors and others, (ii) a substantial dissipation of assets or earnings due to any violation of law or any unsafe or unsound practice, (iii) an unsafe or unsound condition to transact business, (iv) a willful violation of a final cease-and-desist order, (v) the concealment of the institution's books, papers, records or assets or refusal to submit such items for inspection to any examiner or lawful agent of the appropriate federal banking agency or state bank or savings association supervisor, (vi) the institution is likely to be unable to pay its obligations or meet its depositors' demands in the normal course of business, (vii) the institution has incurred,

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
or is likely to incur, losses that will deplete all or substantially all of its capital, and there is no reasonable prospect for the institution to become adequately capitalized without federal assistance, (viii) any violation of law or unsafe or unsound practice that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of the institution's depositors or the federal deposit insurance fund, (ix) the institution is undercapitalized and the institution has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan, or materially fails to implement an accepted capital restoration plan, (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital, or (xi) the institution is found guilty of certain criminal offenses related to money laundering.

         Enforcement Powers. The OTS and, under certain circumstances, the FDIC, have substantial enforcement authority with respect to savings associations, including authority to bring various enforcement actions against a savings association and any of its "institution-affiliated parties" (a term defined to include, among other persons, directors, officers, employees, controlling stockholders, agents and stockholders who participate in the conduct of the affairs of the institution). This enforcement authority includes, without limitation: (i) the ability to terminate a savings association's deposit insurance, (ii) institute cease-and-desist proceedings, (iii) bring suspension, removal, prohibition and criminal proceedings against institution-affiliated parties, and (iv) assess substantial civil money penalties. As part of a cease-and-desist order, the agencies may require a savings association or an institution-affiliated party to take affirmative action to correct conditions resulting from that party's actions, including to make restitution or provide reimbursement, indemnification or guarantee against loss; restrict the growth of the institution; and rescind agreements and contracts.

         Capital Distribution Regulation. In addition to the prompt corrective action restriction on paying dividends, OTS regulations limit certain "capital distributions" by OTS-regulated savings associations. Capital distributions are defined to include, in part, dividends and payments for stock repurchases and cash-out mergers.

         Under the regulation, an association that meets its fully phased-in capital requirements both before and after a proposed distribution and has not been notified by the OTS that it is in need of more than normal supervision (a "Tier 1 association") may, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year up to the higher of:
(i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. A Tier 1 association may make capital distributions in excess of the above amount if it gives notice to the OTS and the OTS does not object to the distribution. A savings association that meets its regulatory capital requirements both before and after a proposed distribution but does not meet its fully phased-in capital requirement (a "Tier 2 association") is authorized, after prior notice to the OTS but without OTS approval, to make capital distributions in an amount up to 75% of its net income over the most recent four-quarter period, taking into account all prior distributions during the same period. Any distribution in excess of this amount must be approved in advance by the OTS. A savings association that does not meet its current regulatory capital requirements (a "Tier 3 association") cannot make any capital distribution without prior approval from the OTS, unless the capital distribution is consistent with the terms of a capital plan approved by the OTS.

         Fajardo Federal qualifies as a Tier 1 association for purposes of the capital distribution rule. The OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice. The requirements of the capital distribution regulation supersede less stringent capital distribution restrictions in earlier agreements or conditions.

         The OTS has proposed to amend its capital distribution regulation to conform its requirements to the OTS prompt corrective action regulation. Under the proposed regulation, an institution that would remain at least adequately capitalized after making a capital distribution, and that was owned by a holding company, would be required to provide notice to the OTS prior to making a capital distribution. "Troubled" associations and undercapitalized associations would be allowed to make capital distributions only by filing an application and receiving OTS approval, and such applications would be approved under certain limited circumstances.

         Qualified Thrift Lender Test. In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties.

         Recent legislation permits a savings association to qualify as a qualified thrift lender not only by maintaining 65% of portfolio assets in qualified thrift investments (the "QTL test") but also, in the alternative, by qualifying under the Code as a "domestic building and loan association."

         Recent legislation also expands the QTL test to provide savings associations with greater authority to lend and diversify their portfolios. In particular, credit card and educational loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10 percent of total assets, plus an additional 10 percent for small business loans. Loans for personal, family and household purposes (other than credit card, small business and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. At December 31, 1997, Fajardo Federal satisfied the QTL test of the OTS.

         FDIC Assessments. The deposits of Fajardo Federal are insured to the maximum extent permitted by the BIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action.

         The FDIC may terminate the deposit insurance of any insured depository institution, including Fajardo Federal, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management of Fajardo Federal is aware of no existing circumstances which would result in termination of Fajardo Federal's deposit insurance.

         The BIF fund met its target reserve level in September 1995, but the SAIF was not expected to meet its target reserve level until at least 2002. Consequently, in late 1995, the FDIC approved a final rule regarding deposit insurance premiums which, effective with respect to the semiannual premium assessment beginning January 1, 1996, reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to an annual minimum of $2,000) for institutions in the lowest risk category. Deposit insurance premiums for SAIF members were maintained at their existing levels (23 basis points for institutions in the lowest risk category).

         On September 30, 1996, President Clinton signed into law legislation to eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio of 1.25% of insured deposits. The legislation provided that the holders of SAIF-assessable deposits pay a one-time special assessment to recapitalize the SAIF. The legislation also provided for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter. Effective October 8, 1996, FDIC regulations imposed a one-time special assessment equal to 65.7 basis points for all SAIF-assessable deposits as of March 31, 1995, which was collected on November 27, 1996.

         Following the imposition of the one-time special assessment, the FDIC lowered assessment rates for SAIF members to reduce the disparity in the assessment rates paid by BIF and SAIF members. Beginning October 1, 1996, effective BIF and SAIF rates both range from zero basis points to 27 basis points. From 1997 through 1999, FDIC-insured institutions will pay approximately
1.3 basis points of their BIF-assessable deposits and 6.4 basis points of their SAIF- assessable deposits to fund the Financing Corporation.

         Thrift Charter. Congress has been considering legislation in various forms that would require federal thrifts, such as Fajardo Federal, to convert their charters to national or state bank charters. Recent legislation required the Treasury Department to prepare for Congress a comprehensive study on development of a common charter for federal savings associations and commercial banks; and, in the event that the thrift charter was eliminated by January 1, 1999, would require the merger of the BIF and the SAIF into a single Deposit Insurance Fund on that date. Fajardo Federal cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would not adversely affect Fajardo Federal.

         Community Reinvestment Act and the Fair Lending Laws. Savings associations have a responsibility under the Community Reinvestment Act ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice.

         New Safety and Soundness Guidelines. The OTS and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The OTS and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions.

         Change of Control. Subject to certain limited exceptions, no company can acquire control of a savings association without the prior approval of the OTS, and no individual may acquire control of a savings association if the OTS objects. Any company that acquires control of a savings association becomes a savings and loan holding company subject to extensive registration, examination and regulation by the OTS. Conclusive control exists, among other ways, when an acquiring party acquires more than 25% of any class of voting stock of a savings association or savings and loan holding company, or controls in any manner the election of a majority of the directors of the company. In addition, a rebuttable presumption of control exists if, among other things, a person acquires more than 10% of any class of a savings association or savings and loan holding company's voting stock (or 25% of any class of stock) and, in either case, any of certain additional control factors exist.

         Under recent legislation, companies subject to the Bank Holding Company Act that acquire or own savings associations are no longer defined as savings and loan holding companies under the HOLA and, therefore, are not generally subject to supervision and regulation by the OTS. OTS approval is no longer required for a bank holding company to acquire control of a savings association, although the OTS has a consultative role with the FRB in examination, enforcement and acquisition matters.

Taxation

         As a federally chartered financial institution operating in Puerto Rico, Fajardo Federal is subject to Puerto Rico and federal income taxes. See
Note 8 of the Notes to the Fajardo Federal Financial Statements included elsewhere herein.

         Although the Bank is subject to federal taxation, it has filed an election under Section 936 of the U.S. Internal Revenue Code (the "IRC"), whereby a possession tax credit is allowed for federal income taxes attributable to income from operations in Puerto Rico. In order to continue receiving the tax treatment afforded under Section 936, Fajardo Federal must continue meeting specified minimum levels of gross income from (a) the active conduct of business within Puerto Rico and (b) Puerto Rico sources. The portion of the credit for U.S. tax on possession business income is subject to certain limitations.

         For taxable years beginning after December 31, 1995, the Small Business Job Protection Act (approved on August 20, 1996) imposes new limitations on the
Section 936 credit allowed to a U.S. Corporation for U.S. tax on income earned in Puerto Rico. Under this new legislation, Fajardo Federal may continue to claim the credit provided by Section 936 for the next ten years or up to years beginning in 2005. Also, the credit for qualified investment possession source income will no longer be allowed for subsequent taxable years. Management of Fajardo Federal believes that those changes will not have significant effect on the financial position of Fajardo Federal.

         Fajardo Federal's position for income taxes consist of the following:

                             Three Months Ended December 31,           Year Ended September 30,
                             -------------------------------           ------------------------
                                 1998               1997               1997                1996
                              ---------          ---------          ---------           ---------
Current expense ....          $  20,200          $  33,000          $ 200,489           $  95,000

Deferred tax benefit               --                 --              (83,390)               --
                              ---------          ---------          ---------           ---------

                              $  20,200          $  33,000          $ 117,099           $  95,000
                              =========          =========          =========           =========


         The difference between income taxes applying the Puerto Rico statutory rates and reported income tax expense is caused mainly by amortization of premium on loans, the provision for losses on loans and foreclosed real estate, and profit/(loss) on foreclosed real estate, which are treated differently for financial reporting and tax purposes.

         During 1997, Fajardo Federal purchased $100,000 in solid waste investment tax credit (the credits) provided by Article 21 of the Puerto Rico Solid Waste Authority Act, as amended. These tax credits were acquired at a 15% discount rate resulting in a total discount of $15,000. The discount was accreted as interest income as the tax credit were fully utilized in the payment of taxes for 1997.

                    DESCRIPTION OF RGFC CLASS B COMMON STOCK


General

         RGFC is authorized to issue 70,000,000 shares of capital stock, of which 60,000,000 are shares of common stock, par value $0.01 per share ("Common Stock"), and 10,000,000 are shares of preferred stock, par value $0.01 per share ("Preferred Stock"). RGFC's Common Stock is divided into 40,000,000 Class A Shares ("Class A Shares") and 20,000,000 Class B Shares, of which 9,220,278 shares and 4,924,474 shares are issued and outstanding, respectively, as of March 23, 1998. There are no shares of Preferred Stock issued and outstanding. The RGFC Class B Common Stock are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary and are not insured by the FDIC or any other government agency.

         The shares of Common Stock are not redeemable and the holders thereof have no preemptive or subscription rights to purchase any securities of RGFC. Upon liquidation, dissolution or winding up of RGFC, the holders of Common Stock are entitled to receive pro rata the assets of RGFC which are legally available for distribution, after payment of all debts and other liabilities. There is no cumulative voting and, therefore, the holders of a majority of the shares of Common Stock voted in an election of directors can elect all of the directors then standing for election.

Voting Rights

         The holders of Common Stock possess exclusive voting rights in RGFC. They elect RGFC's Board of Directors and act on such other matters as are required to be presented to them under the General Corporation Law of Puerto Rico ("Puerto Rico Corporate Law") or RGFC's Certificate of Incorporation, as amended ("RGFC Certificate"), or as are otherwise presented to them by the Board of Directors. Although there are no present plans to do so, if RGFC issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

         Except for matters where applicable law requires the approval of one or both classes of Common Stock voting as separate classes, holders of Class A Shares and RGFC Class B Common Stock generally vote as a single class on all matters submitted to a vote of the shareholders, including the election of directors. Holders of Class A Shares are entitled to two votes per share and holders of RGFC Class B Common Stock are entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. If a quorum is present, the affirmative vote of a majority of the shares entitled to vote on the matter is the act of the shareholders unless otherwise provided by law, the RGFC Certificate or the Bylaws of RGFC ("RGFC Bylaws"). Directors of RGFC are elected by a plurality of the votes present at a meeting of shareholders and cumulative voting is not permitted. Amendment of the RGFC Bylaws may be approved by the RGFC Board of Directors or RGFC shareholders, subject to certain restrictions in the RGFC Certificate, and

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
amendment of the RGFC Certificate must be approved by the RGFC Board of Directors and, thereafter, by the RGFC shareholders, subject to certain restrictions in the RGFC Certificate. Article VIII of the RGFC Certificate provides that the affirmative vote of at least 75% of the shares of RGFC entitled to vote generally in an election of directors, voting together as a single class, shall be required to amend, adopt, alter, change or repeal any provision of the RGFC Bylaws which is inconsistent with Articles VII
(directors), VIII (bylaws), IX (liability of directors and officers) and X (amendment of the RGFC Certificate) of the RGFC Certificate and which is not approved by the affirmative vote of two-thirds of the Board of Directors. Similarly, Article X of the RGFC Certificate provides that approval by at least 75% of the shares of RGFC entitled to vote generally in an election of directors would be required to amend, adopt, alter, change or repeal any provision of the RGFC Certificate inconsistent with Articles VII, VIII, IX and X thereof and which is not approved by the affirmative vote of two-thirds of the Board of Directors. Under Puerto Rico Corporate Law, the affirmative vote of the holders of a majority of the outstanding RGFC Class B Common Stock would be required to approve, among other matters, an adverse change in the powers, preferences or special rights of the RGFC Class B Common Stock.

Nomination Procedures; Number of Directors; Classified Board of Directors; Removal of Directors

         The RGFC Bylaws provide that shareholder nominations at a meeting for election to the RGFC Board of Directors may be made only if written notice of such intent has been given, either by personal delivery or by United States mail, postage prepaid to the Secretary of RGFC not later than (i) ninety days prior to the anniversary date of the mailing of proxy materials by RGFC in connection with the immediately preceding annual meeting of RGFC shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to RGFC shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated, (b) a representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are able to be made by the shareholder, (d) such other information regarding each nominee proposed by such shareholder as would be required in a proxy statement filed pursuant to the Proxy Rules of the Securities and Exchange Commission, and (e) the consent of each nominee to serve as a director of RGFC if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with RGFC Bylaws.

         Pursuant to the RGFC Bylaws, the number of RGFC directors is currently fixed at five. The number of directors may be changed by a majority vote of the RGFC Board of Directors, provided that no change may have the effect of shortening the term of an incumbent director and

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
provided further that the RGFC Board may not increase the number of directors to more than fifteen nor reduce the number to less than five. Any vacancy occurring on the RGFC Board may be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director's successor shall have been elected and qualified. When the number of directors is changed, the RGFC Board shall determine the class(es) to which the increased or decreased number of directors shall be apportioned; provided that no decrease shall shorten the term of any incumbent director.

         The RGFC Board of Directors is divided into three classes as nearly equal in number as possible, with one class elected annually. Directors serve for terms of three years and until their respective successors are duly elected and qualified, or until their earlier resignation, removal from office or death. As a result of the classification of the RGFC Board, a minimum of two annual meetings of shareholders is necessary for a majority of the members of the RGFC Board to stand for election.

         Any RGFC director may be removed from office, with or without cause, by an affirmative vote of not less than a majority of the votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.

Conversion Rights

         Each record holder of Class A Shares shall be entitled at any time and from time to time to convert any or all of its Class A Shares held by such holder into Class B Shares at the rate of one (1) share of RGFC Class B Common Stock for each Class A Share so converted. The RGFC Class B Common Stock shall not carry any conversion rights and are otherwise not convertible into Class A Shares.

Preemptive Rights

         Holders of the Common Stock of RGFC are not be entitled to preemptive rights with respect to any shares which may be issued in the future. The Common Stock is not subject to redemption.

Dividend Rights

         Holders of outstanding Common Stock are entitled to receive dividends when and if declared by the Board of Directors of RGFC from funds legally available therefor. Declarations of dividends by the Board of Directors depend upon a number of factors. The declaration and payment of dividends on the Common Stock will be subject to a quarterly review by the Board of Directors of RGFC. The timing and amount of dividends, if any, are dependent upon RGFC's results of operations and financial condition and on the ability of RGFC to receive dividends from its subsidiary companies, tax considerations and general economic conditions. RGFC's ability to receive dividends from R&G Mortgage is dependent upon R&G Mortgage's results of

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operations and financial  condition.  RGFC's  ability to receive  dividends from
Premier is contingent upon Premier's compliance with its applicable regulatory capital requirements as well as compliance with applicable Puerto Rico law and regulations.

         Holders of Class A Shares and RGFC Class B Common Stock will be entitled to share ratably, as a single class, in any dividends paid on the Common Stock (except that if dividends are declared which are payable in Class A Shares or RGFC Class B Common Stock, dividends shall be declared which are payable at the same rate in each such class of stock and the dividends payable in Class A Shares shall be payable to the holders of that class of stock and the dividends payable in RGFC Class B Common Stock shall be payable to the holders of that class of stock. If RGFC issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

Liquidation Rights

         In the event of any liquidation, dissolution or winding up of R&G Mortgage and/or Premier, RGFC, as the sole holder of the capital stock of R&G Mortgage and Premier, would be entitled to receive, after payment or provision for payment of all debts and liabilities of R&G Mortgage and/or Premier (including, in the case of Premier, all deposit accounts and accrued interest thereon), all assets of R&G Mortgage and/or Premier available for distribution. In the event of any liquidation, dissolution or winding up of RGFC, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of RGFC available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

Restrictions on Acquisition of RGFC

         Restrictions in RGFC's Certificate and Bylaws. A number of provisions of the RGFC Certificate and RGFC Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the RGFC Certificate and RGFC Bylaws which might be deemed to have a potential "anti-takeover" effect. Reference should be made in each case to such Certificate and Bylaws.

         Board of Directors. The Certificate of RGFC contains provisions relating to the RGFC Board of Directors and provide, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year. Cumulative voting in the election of directors is prohibited. Directors may be removed with or without cause at a duly constituted meeting of stockholders called expressly for that purpose. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum of the Board, or by the sole remaining director, and a director appointed to fill a vacancy shall serve for the remainder of the term to which the director has been elected, and until his successor has been elected and qualified.

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
         The Bylaws govern nominations for election to the Board, and provide that nominations for election to the Board of Directors may be made by the nominating committee of the Board of Directors or by a stockholder eligible to vote at an annual meeting of stockholders who has complied with specified notice requirements. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, RGFC's principal executive offices not later than ninety days prior to the anniversary date of the mailing of proxy materials by RGFC in connection with the immediately preceding annual meeting and, with respect to an election to be held at a special meeting of stockholders, no later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

         Special Meetings of Shareholders and Shareholder Proposals. RGFC's Bylaws provide that special meetings of RGFC's shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the President or by the affirmative vote of a majority of the Board of Directors then in office. Only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting, business must either be brought before the meeting by or at the direction of the Board of Directors or otherwise by a shareholder who has given timely notice thereof (along with specified information) in writing to RGFC. For shareholder proposals to be included in RGFC's proxy materials, the shareholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to shareholder proposals to be considered at the annual meeting of shareholders but not included in RGFC's proxy materials, the shareholder's notice must be delivered to or mailed and received at the principal executive offices of RGFC not later than 90 days prior to the anniversary date of the mailing of proxy materials by RGFC in connection with the immediately preceding annual meeting.

         Amendment of Certificate of Incorporation and Bylaws. The RGFC Certificate generally provides that any amendment of the Certificate must be first approved by a majority of the Board of Directors and then, to the extent required by law, by the holders of a majority of the shares of RGFC entitled to vote in an election of directors, except that the approval of 75% of the shares of RGFC entitled to vote in an election of directors is required for any amendment to Articles VII (directors), VIII (bylaws), IX (limitation on liability of directors and officers) and X (amendment), unless any such proposed amendment is approved by a vote of two-thirds of the Board of Directors then in office. The RGFC Bylaws may be amended by the Board or by the stockholders. Such action by the stockholders requires the affirmative vote of the holders of a majority of the shares of RGFC entitled to vote generally in an election of directors, except that the approval of 75% of the shares of RGFC entitled to vote generally in an election of directors is required for any amendment to the Bylaws which is inconsistent with Articles VII, VIII, IX and X of the Certificate and which is not approved by the affirmative vote of two-thirds of the Board of Directors then in office.

         Other Restrictions on Acquisition of the RGFC. Under the Change in Bank Control Act ("CIBCA"), a notice must be submitted to the Federal Reserve Board if any person, or group acting in concert, seeks to acquire 10% or more of RGFC's shares of Common Stock outstanding,

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
unless the Federal Reserve Board finds that the acquisition will not result in a change in control of RGFC. Under the CIBCA, the Federal Reserve Board has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by RGFC and Premier, and the anti-trust effects of the acquisition. Under the BHCA, any company would be required to obtain prior approval from the Federal Reserve Board before it may obtain control of RGFC. Control generally is defined to mean the beneficial ownership of 25 percent or more of any class of voting securities of RGFC.


          COMPARISON OF RIGHTS OF HOLDERS OF RGFC CLASS B COMMON STOCK
                   AND HOLDERS OF FAJARDO FEDERAL COMMON STOCK

General

         The rights of holders of RGFC Class B Common Stock are governed by the Puerto Rico Corporate Law and the RGFC Certificate and RGFC Bylaws, while the rights of holders of Fajardo Federal Common Stock are governed by Fajardo Federal's Federal Stock Charter ("Fajardo Federal Charter") and Fajardo Federal's Bylaws ("Fajardo Federal Bylaws"), and laws with respect to federally-chartered savings banks. Upon consummation of the Merger, stockholders of Fajardo Federal will become shareholders of RGFC and their rights as shareholders of RGFC will be governed by the RGFC Certificate, the RGFC Bylaws and Puerto Rico Corporate Law.

         The following summary is not intended to be a complete statement of the differences affecting the rights of Fajardo Federal's stockholders, but rather summarizes the more significant differences affecting the rights of such stockholders and certain important similarities. The summary is qualified in its entirety by reference to the RGFC Certificate and RGFC Bylaws, the Federal Stock Charter and Bylaws of Fajardo Federal and applicable laws and regulations.

Authorized Capital Stock

         RGFC's authorized capital stock consists of 70,000,000 shares, of which 60,000,000 shares are Common Stock and 10,000,000 shares are Preferred Stock. RGFC's Common Stock is divided into 40,000,000 Class A Shares and 20,000,000 shares of RGFC Class B Common Stock, of which 9,220,278 shares and 4,924,474 shares were issued and outstanding, respectively, as of March 23, 1998. The RGFC Class B Common Stock is quoted on The Nasdaq National Market.

         Fajardo Federal's authorized capital stock consists of 6,000,000 shares, of which 5,000,000 shares are common stock and 1,000,000 shares are preferred stock. As of April __, 1998, 156,433 shares of Fajardo Federal Common Stock were issued and outstanding and no

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
shares of preferred stock of Fajardo Federal were issued and outstanding. The shares of Fajardo Federal Common Stock are not publicly traded.

Issuance of Capital Stock

         Neither the RGFC Certificate nor the RGFC Bylaws contain a restriction on the issuance of shares of capital stock to directors, officers or controlling persons of RGFC. Thus, stock- related compensation plans may be adopted by RGFC and capital stock of RGFC could be issued directly to RGFC directors, officers or controlling persons without shareholder approval. The Rules of The Nasdaq
Stock Market, however, generally require corporations, such as RGFC, with securities which are quoted on The Nasdaq National Market to obtain shareholder approval of issuances resulting in a change in control of the corporation or in connection with certain transactions involving issuances of shares representing at least 20% of the voting power of the corporation and most stock compensation plans for directors and officers of the corporation. Shareholder approval of stock-related compensation plans also may be sought in certain instances in order to qualify such plans for favorable federal income tax and/or securities law treatment under current laws and regulations. The Preferred Stock is issuable in series, each having such rights and preferences as the RGFC Board of Directors may fix and determine. No shares of Preferred Stock are issued and outstanding.

         The Fajardo Federal Charter restricts the ability of Fajardo Federal to issue directly or indirectly any shares of Fajardo Federal's capital stock (including shares issuable upon conversion, exchange or exercise of other securities) to officers, directors or controlling persons of Fajardo Federal, other than as part of a general public offering or as qualifying shares to a director of Fajardo Federal, unless the issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. The shares of Fajardo Federal Common Stock are not redeemable and the holders thereof have no preemptive or subscription rights to purchase any securities of Fajardo Federal. Upon liquidation, dissolution or winding up of Fajardo Federal, the holders of Fajardo Federal Common Stock are entitled to receive pro rata the assets of Fajardo Federal which are legally available for distribution, after payment of all debts and other liabilities. Each holder of shares of Fajardo Federal Common Stock is entitled to one vote for each share held by such holder, except as to the cumulation of votes for the election of directors. The Fajardo Federal preferred stock is issuable in series, each series having such rights and preferences as Fajardo Federal's Board of Directors may fix and determine.

Board of Directors

         General. The RGFC Bylaws provide for a classified Board of Directors consisting of five directors, divided into three classes and elected for three-year terms. The number of directors may be changed by the RGFC Board of Directors by a majority vote thereof, provided that no change may have the effect of shortening the term of an incumbent director and provided further that the RGFC Board may not increase the number of directors to more than fifteen nor reduce the number to fewer than five.

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
         The Fajardo Federal Bylaws provides for a classified Board of Directors consisting of seven directors, divided into three classes, with one class elected annually. The number of directors may be changed by the Fajardo Federal Board by a majority vote thereof provided that the Fajardo Federal Board may not reduce the number to fewer than seven nor more than fifteen, except when a greater number is approved by the OTS.

         Nominations. The RGFC Bylaws provide that shareholder nominations at a meeting for election to the RGFC Board of Directors may be made only if written notice of such intent has been given, either by personal delivery or by United States mail, postage prepaid to the Secretary of RGFC not later than (i) ninety days prior to the anniversary date of the mailing of proxy materials by RGFC in connection with the immediately preceding annual meeting of RGFC shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to RGFC shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated, (b) a representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are able to be made by the shareholder, (d) such other information regarding each nominee proposed by such shareholder as would be required in a proxy statement filed pursuant to the Proxy Rules of the Securities and Exchange Commission, and (e) the consent of each nominee to serve as a director of RGFC if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with RGFC Bylaws.

         Article II, Section 14 of the Fajardo Federal Bylaws governs nominations for election to the Fajardo Federal Board and provides that such nominations for election may be made by the Fajardo Federal Board, acting as a nominating committee, by a majority thereof at a meeting at which a quorum is present or by unanimous written consent of the Board, or by a stockholder who provides such nomination(s) to the Secretary of Fajardo Federal at least five days prior to the date of the annual meeting. If the nominating committee fails or refuses to act at least twenty days prior to the annual meeting, nominations for directors may be made at the annual meeting by any stockholder entitled to vote and shall be voted upon.

         Qualification. The RGFC Certificate and RGFC Bylaws do not contain specific qualifications for members of the RGFC Board of Directors.

         Article II, Section 4 of the Fajardo Federal Bylaws requires that each Fajardo Federal director must at all times be the beneficial owner of not less than 100 shares of Fajardo Federal Common Stock unless Fajardo Federal is a wholly owned subsidiary of a holding company.

         Removal and Filling of Vacancies. Any RGFC director may be removed from office, with or without cause, by an affirmative vote of not less than a majority of the votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose. Vacancies in the Board of Directors of RGFC and any newly-created directorships resulting from an increase in the number of RGFC directors may be filled by the RGFC Board, acting by the vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to the RGFC Board to fill a vacancy will hold office for the unexpired portion of the term of the director whose place has been filled. A director elected to the RGFC Board to fill a newly-created directorship resulting from an increase in the number of directors will hold office until the next election of the class for which the director was elected.

         Any director of Fajardo Federal may be removed only with cause at a meeting of Fajardo Federal stockholders called expressly for that purpose upon the vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire Board is to be removed, no one of the directors may be removed if the votes cast against removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Any vacancy occurring in the Fajardo Federal Board of Directors may be filled by the affirmative vote of a majority of the remaining directors although less then a quorum of the Board and such newly-elected director shall serve until the next election of directors by the Fajardo Federal stockholders.

Voting Rights

         Each share of RGFC Class B Common Stock entitles the holder thereof to one vote per share and holders of RGFC's Class A Shares are entitled to two votes per share. Except for matters where applicable law requires the approval of one or both classes of RGFC Common Stock voting as separate classes, holders of Class A Shares and RGFC Class B Common Stock generally vote as a single class on all matters submitted to a vote of the shareholders, including the election of directors.

         Each holder of shares of Fajardo Federal Common Stock is entitled to one vote for each share held by such holder, except as to the cumulation of votes for the election of directors.

Payment of Dividends

         Holders of RGFC Common Stock are entitled to receive dividends when and if declared by the RGFC Board from funds legally available therefor. Holders of Class A Shares and RGFC Class B Common Stock will be entitled to share ratably, as a single class, in any dividends paid on the Common Stock (except that if dividends are declared which are payable in Class A Shares or RGFC Class B Common Stock, dividends shall be declared which are payable at the same rate in each such class of stock and the dividends payable in Class A Shares shall be payable to the holders of that class of stock and the dividends payable in RGFC Class B Common Stock shall be payable to the holders of that class of stock. The Puerto Rico Corporate Law generally provides that RGFC may declare and pay dividends to its shareholders, provided that the dividend does not exceed the surplus of RGFC (defined generally as the excess of RGFC's total net assets over its capital) and is not in violation of the rights of the holders of shares of any other class. RGFC's ability to pay dividends also is subject to its ability to receive dividends from its subsidiaries which are, in turn, subject to the results and operations of such subsidiaries, Puerto Rico Corporate Law and compliance with applicable regulatory requirements.

         The ability of Fajardo Federal to pay dividends on its common stock is restricted by OTS regulations and by tax considerations related to savings associations. OTS regulations govern capital distributions by savings institutions, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings institution to make capital distributions. Generally, the regulation creates a safe harbor for specified levels of capital distributions from institutions meeting at least their minimum capital requirements, so long as such institutions notify the OTS and receive no objection to the distribution from the OTS. Savings institutions and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

         Generally, savings institutions that before and after the proposed distribution meet or exceed their fully phased-in capital requirements, or Tier 1 institutions, may make capital distributions during any calendar year equal to the higher of (i) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or (ii) 75% of net income over the most recent four-quarter period. The "surplus capital ratio" is defined to mean the percentage by which the institution's ratio of total capital to assets exceeds the ratio of its fully phased-in capital requirement to assets. "Fully phased-in capital requirement" is defined to mean an institution's capital requirement under the statutory and regulatory standards applicable on December 31, 1994, as modified to reflect any applicable individual minimum capital requirement imposed upon the institution. Failure to meet fully phased-in or minimum capital requirements will result in further restrictions on capital distributions including possible prohibition without explicit OTS approval.

         In order to make distributions under these safe harbors, Tier 1 and Tier 2 institutions must submit written notice to the OTS 30 days prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. In addition, a Tier 1 institution deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 institution as a result of such a determination. Fajardo Federal currently is a Tier 1 institution for purposes of the regulation dealing with capital distributions.

Special Meetings of Shareholders

         The RGFC Bylaws provide that a special meeting of shareholders may be called only by the Chairman of the Board of Directors of RGFC, by the President of RGFC, or by the RGFC Board pursuant to a resolution approved by the affirmative vote of the directors then in office.


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
         Article II, Section 3 of the Fajardo Federal Bylaws provides that a special meeting of shareholders may be called by the Chairman of the Board of Fajardo Federal, the president of Fajardo Federal or a majority of the Fajardo Federal Board, and upon the written request of the holders of not less than one-tenth of all of the outstanding capital stock of Fajardo Federal entitled to vote at the meeting. Such written request must state the purpose(s) of the meeting and be delivered at the home office of Fajardo Federal addressed to the Chairman of the Board, the president or the secretary.

Shareholder Action Without a Meeting

         The RGFC Certificate and RGFC Bylaws do not specifically provide for shareholder action without a meeting. Puerto Rico Corporate Law, however, provides that whenever the vote of shareholders at a meeting thereof is required or permitted to be taken in connection with any corporate action, the meeting and vote of shareholders may be dispensed with, if all shareholders who would have been entitled to vote upon the action if such meeting were held, consent in writing to such corporate action being taken.

         Article II, Section 16 of the Fajardo Federal Bylaws provide that any action required to be taken at a meeting of the stockholder of Fajardo Federal, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting if consent in writing, setting forth the action so taken, is given by all stockholders entitled to vote with respect to the subject matter.

Pre-Emptive Rights

         Neither the shareholders of RGFC nor the stockholders of Fajardo Federal have pre-emptive rights.

Mergers and Consolidations

         Under Puerto Rico Corporate Law, an agreement of merger or consolidation must, among other things, be approved by the directors of each constituent corporation and adopted by the shareholders of each constituent Puerto Rico corporation holding at least two-thirds of the corporation's voting power.

         A federal regulation requires the approval of the Board of Directors of Fajardo Federal and the holders of two-thirds of the outstanding stock of Fajardo Federal entitled to vote thereon for mergers and consolidations. Such regulation permits Fajardo Federal to merge with another corporation without obtaining the approval of its stockholders if: (1) it does not involve an interim savings association; (ii) the Fajardo Federal Charter is not changed;
(iii) each share of Fajardo Federal's stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of Fajardo Federal after such effective date; and (iv) either:
(A) no shares of voting stock of Fajardo Federal and no securities convertible into such stock are to be issued or delivered under the plan of combination or
(B) the

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
authorized unissued shares or the treasury shares of voting stock of Fajardo Federal to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Fajardo Federal outstanding immediately prior to the effective date of the transaction.

Amendment of RGFC Certificate and Fajardo Federal Charter

         Amendment of the RGFC Certificate must first be approved by a majority of the RGFC Board then in office and thereafter approved by a majority of the shares of RGFC entitled to vote generally in an election of directors, voting together as a single class, subject to certain provisions of the RGFC Certificate. Article X of the RGFC Certificate provides that approval by at least 75% of the shares of RGFC entitled to vote generally in an election of directors would be required to amend, adopt, alter, change or repeal any provision of the RGFC Certificate inconsistent with Articles VII (directors), VIII (bylaws), IX (liability of directors and officers) and X (amendment of the RGFC Certificate) of the RGFC Certificate and which is not approved by the affirmative vote of two-thirds of the Board of Directors. Under Puerto Rico Corporate Law, the affirmative vote of the holders of a majority of the outstanding RGFC Class B Common Stock would be required to approve, among other matters, an adverse change in the powers, preferences or special rights of the RGFC Class B Common Stock.

         An amendment to the Fajardo Federal Charter requires the proposal of the Fajardo Board, preliminary approval by the OTS, which preliminary approval may be granted pursuant to regulations specifying preapproved charter amendments, and thereafter approved by the Fajardo Federal stockholders by a majority of the total votes eligible to be cast at a legal meeting.

Restrictions on Acquisition of RGFC and Fajardo Federal

         Under the CIBCA, a notice must be submitted to the Federal Reserve Board if any person, or group acting in concert, seeks to acquire 10% or more of RGFC's shares of Common Stock outstanding, unless the Federal Reserve Board finds that the acquisition will not result in a change in control of RGFC. Under the CIBCA, the Federal Reserve Board has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by RGFC and Premier, and the anti-trust effects of the acquisition. Under the BHCA, any company would be required to obtain prior approval from the Federal Reserve Board before it may obtain control of RGFC. Control generally is defined to mean the beneficial ownership of 25 percent or more of any class of voting securities of RGFC.

         Federal laws and regulations generally require any person who intends to acquire control of a savings association, such as Fajardo Federal, to give at least 60 days prior written notice to the OTS. "Control" is defined as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of voting securities of the insured institution. In addition to the foregoing restrictions, a company must secure the approval of the OTS before it can acquire control of an insured institution. Under federal regulations, a person (including business entities) is deemed conclusively to have acquired control if, among other things, such person acquires: (a) 25% or more of any class of voting stock of the insured institution; (b) irrevocable proxies representing 25% or more of any class of voting stock of the insured institution; (c) any combination of voting stock and irrevocable proxies representing 25% or more of any class of such institution's voting stock; or (d) control of the election of a majority of the directors of the insured institution. In addition, a rebuttable presumption of control arises in the event a person acquires more than 10% of any class of voting stock (or more than 25% of any class of nonvoting stock) and is subject to one or more of eight enumerated control factors. Such regulations also set forth rebuttable presumptions of concerted action and the procedures to follow to rebut any such presumptions. The OTS is specifically empowered to disapprove such an acquisition of control if it finds, among other reasons, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors;
(iii) the acquiring person might jeopardize the institution or its depositors; or (iv) the competency, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution or the public to permit the acquisition of control by such person.

Director and Officer Liability and Indemnification

         The RGFC Certificate provides that the personal liability of directors and officers of RGFC for monetary damages shall be limited to the fullest extent permitted by the Puerto Rico Corporate Law.

         The RGFC Bylaws provide that RGFC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except actions by or in right of RGFC, whether civil criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of RGFC against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent authorized by Puerto Rico Corporate Law, provided that RGFC shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior consent or any action, suit or proceeding initiated by any person seeking indemnification without its prior written consent. The RGFC Certificate also provides that reasonable expenses incurred by a director, officer, employee or agent of RGFC in defending any civil, criminal, suit or proceeding described above may be paid by RGFC in advance of the final disposition of such action, suit or proceeding.

         Currently, federal law does not permit federally-chartered savings banks such as Fajardo Federal to limit the personal liability of directors in the manner set forth in the RGFC Certificate and as authorized by the laws of many states.

         The Fajardo Federal Charter and the Fajardo Federal Bylaws do not contain any provisions relating to indemnification of directors and officers of Fajardo Federal. Under present OTS regulations, however, Fajardo Federal shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determine that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of Fajardo Federal or its stockholders. Fajardo Federal also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Fajardo Federal is required to notify the OTS of its intention and such payment cannot be made if the OTS objects thereto.

                                 LEGAL OPINIONS


         The legality of the shares of RGFC Class B Common stock to be issued in the Merger and certain other legal matters relating to the Merger are being passed upon by Elias, Matz, Tiernan & Herrick L.L.P., special counsel to RGFC. McConnell Valdes has passed upon Puerto Rico tax matters with respect to the Merger.

                                     EXPERTS

         The consolidated financial statements of RGFC at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in the Proxy Statement/Prospectus which is referred to and made a part of this Proxy Statement/Prospectus and Registration Statement, have been audited by Price Waterhouse, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Fajardo Federal Savings Bank as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, have been included in this Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                  INDEX TO FAJARDO FEDERAL FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Independent Auditors' Report.............................................    F-1

Statements of Financial Condition at December 31, 1997 (unaudited)           F-2
     and September 30, 1997 and 1996.....................................

Statements of Operations for the three months ended December 31,             F-3
     1997 and 1996 (unaudited) and for the years ended September 30,
     1997, 1996 and 1995.................................................

Statements of Changes in Stockholders' Equity for the three months           F-4
     ended December 31, 1997 (unaudited) and for the years ended
     September 30, 1997, 1996 and 1995...................................

Statements of Cash Flows for the three months ended December 31,             F-5
     1997 and 1996 (unaudited) and for the years ended September 30,
     1997, 1996 and 1995.................................................

Notes to Financial Statements............................................    F-7

                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]

Independent Auditors' Report

The Board of Directors
Fajardo Federal Savings Bank

We have audited the accompanying statements of financial conditions of Fajardo Federal Savings Bank as of September 30, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fajardo Federal Savings Bank as of September 30, 1997 and 1996, and the results of operations and its cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.

/s/KPMG Peat Marwick LLP
------------------------
KPMG Peat Marwick LLP
December 19, 1997

                                             FAJARDO FEDERAL SAVINGS BANK
                                          Statements of Financial Condition
                                                                  December 31,                   September 30,
                                                                      1997                   1997             1996
                                                                 ------------             ----------      ----------
                            Assets                                (unaudited)
Cash and due from banks                                          $  1,161,939              2,186,999       1,444,994
Overnight deposit with the Federal Home Loan
    Bank of New York                                                3,000,000              2,500,000               -
Investment in debt security (note 2)                                        -                      -          52,360
Stock in Federal Home Loan Bank of New York,
    at cost (note 6)                                                  287,400                287,400         287,400
Loans receivable, net (notes 3 and 6)                              24,252,192             24,009,419      26,198,393
Accrued interest receivable                                           195,035                194,211         276,163
Foreclosed real estate, net of allowance for losses of
    $20,220 at December 31, 1997 and
    at September 30, 1997 and 1996                                    329,698                329,698         144,455
Deferred income taxes (note 8)                                         83,390                 83,390        -
Premises and equipment, net (notes 4 and 10)                          129,710                123,021         119,558
Other assets                                                          172,827                215,755         318,576
                                                                 ------------             ----------      ----------

                                                                 $ 29,612,191             29,929,893      28,841,899
                                                                 ============             ==========      ==========
             Liabilities and Stockholders' Equity

Liabilities:
    Deposits (note 5)                                              22,017,134             22,517,956      20,812,606
    Advances from Federal Home Loan Bank of New
       York (note 6)                                                3,800,000              3,800,000       4,900,000
    Advances from borrowers for taxes  and insurance                   73,658                 93,448          93,203
    Accrued interest payable                                           73,634                 68,725          62,786
    Accrued income taxes (note 8)                                      15,394                    394          26,556
    Accrued expenses and other liabilities                            146,024                196,198         340,890
                                                                 ------------             ----------      ----------

          Total liabilities                                        26,125,844             26,676,721      26,236,041
                                                                 ------------             ----------      ----------
Stockholders' equity (notes 7, 11, 12 and 13):
    Common stock of $1.00 par value.  Authorized
       5,000,000 shares; issued and outstanding
       156,433 shares at December 31, 1997
       and 150,830 and 134,356 shares at
       September 30, 1997 and 1996, respectively                      156,433                150,830         134,356
    Preferred Stock of no par value. Authorized
       1,000,000 shares; issued and outstanding, none                      -                      -               -
    Additional paid-in capital                                      1,487,309              1,392,058       1,112,000
    Retained earnings                                               1,842,605              1,710,284       1,359,502
                                                                 ------------             ----------      ----------

          Total stockholders' equity                                3,486,347              3,253,172       2,605,858

Commitments and contingencies (notes 10, 12, and 15)
                                                                 ------------             ----------      ----------
                                                                 $ 29,612,191             29,929,893      28,841,899
                                                                 ============             ==========      ==========

See accompanying notes to financial statements.

                                                    FAJARDO FEDERAL SAVINGS BANK
                                                      Statements of Operations


                                                                     Three- month                         Year ended
                                                               Period ended December 31,                 September 30,
                                                               -------------------------   ----------------------------------------
                                                                  1997          1996          1997           1996           1995
                                                               ----------    ----------    ----------     ----------     ----------
                                                                       (unaudited)
Interest income:
    Loans receivable                                           $  585,618       654,296     2,572,649      2,606,553      2,657,473
    Other (note 8)                                                 57,031        11,164       109,083         73,692         60,465
                                                               ----------    ----------    ----------     ----------     ----------

         Total interest income                                    642,649       665,460     2,681,732      2,680,245      2,717,938
                                                               ----------    ----------    ----------     ----------     ----------

Interest expense:
    Deposits (note 5)                                             220,407       203,064       846,376        799,021        733,811
    Advances from Federal Home Loan Bank of New York               61,385        76,762       277,353        289,546        429,947
                                                               ----------    ----------    ----------     ----------     ----------

         Total interest expense                                   281,792       279,826     1,123,729      1,088,567      1,163,758
                                                               ----------    ----------    ----------     ----------     ----------

         Net interest income                                      360,857       385,634     1,558,003      1,591,678      1,554,180

Provision for loan losses (note 3)                                    131          --          62,922           --           26,430
                                                               ----------    ----------    ----------     ----------     ----------

         Net interest income after provision for loan losses      360,726       385,634     1,495,081      1,591,678      1,527,750
                                                               ----------    ----------    ----------     ----------     ----------

Noninterest income:
    Fees for customer services                                     42,363        39,151       169,420        147,511        172,020
    (Gain/loss) on foreclosed real estate, net                       --             624       (23,874)       (42,993)       (24,636)
                                                               ----------    ----------    ----------     ----------     ----------

         Total noninterest income - net                            42,363        39,775       145,546        104,518        147,384
                                                               ----------    ----------    ----------     ----------     ----------

                                                    FAJARDO FEDERAL SAVINGS BANK
                                                      Statements of Operations


                                                                     Three- month                         Year ended
                                                               Period ended December 31,                 September 30,
                                                               -------------------------   ----------------------------------------
                                                                  1997          1996          1997           1996           1995
                                                               ----------    ----------    ----------     ----------     ----------
                                                                       (unaudited)
Noninterest expense:
    Compensation and benefits                                      73,269       121,080       423,989        482,520        480,063
    Occupancy and equipment                                        39,085        77,587       251,260        312,748        311,843
    Insurance                                                      24,012        30,344        88,464        255,185        114,696
    Professional services                                          58,127        41,040       136,806         92,065        204,722
    Advertising                                                     2,547         8,468        22,402         18,873         40,518
    Other                                                          53,528        65,445       249,825        249,829        234,024
                                                               ----------    ----------    ----------     ----------     ----------

         Total noninterest expense                                250,568       343,964     1,172,746      1,411,220      1,385,866
                                                               ----------    ----------    ----------     ----------     ----------

         Income before income taxes and extraordinary item        152,521        81,445       467,881        284,976        289,268

Income taxes (note 8)                                              20,200        33,000       117,099         95,000        146,052
                                                               ----------    ----------    ----------     ----------     ----------

         Income before extraordinary item                         132,321        48,445       350,782        189,976        143,216

Extraordinary item - loss on early extinguishment of debt,
    net of income tax benefit of $96,714 in 1995 (note 6)            --            --            --             --          133,482
                                                               ----------    ----------    ----------     ----------     ----------

         Net income (note 13)                                  $  132,321        48,445       350,782        189,976          9,734
                                                               ==========    ==========    ==========     ==========     ==========

Earnings per share of common stock (note 1):

    Before extraordinary item                                         .87           .36          2.45           1.48           1.11
    Extraordinary item                                               --            --            --             --            (1.04)
                                                               ----------    ----------    ----------     ----------     ----------

         Net earnings per share (note 1)                              .87           .36          2.45           1.48            .07
                                                               ==========    ==========    ==========     ==========     ==========

See accompanying notes to financial statements.

                              FAJARDO FEDERAL SAVINGS BANK

                           Statements of Stockholders' Equity

                            For the Three-month Period ended
                            December 31, 1997 (unaudited) and
                      years ended September 30, 1997, 1996 and 1995




                                                                  Additional     Total
                               Common Stock           Paid-in     Retained    Stockholders'
                             Shares      Amount       Capital     Earnings       Equity
                           ---------    ---------    ---------    ---------    ---------
Balance at
 September 30, 1994          128,800    $ 128,800    1,017,548    1,159,792    2,306,140
Net income                      --           --           --          9,734        9,734
                           ---------    ---------    ---------    ---------    ---------

Balance at
 September 30, 1995          128,800    $ 128,800    1,017,548    1,169,526    2,315,874
Common stock issued            5,556        5,556       94,452         --        100,008
Net income                      --           --           --        189,976      189,976
                           ---------    ---------    ---------    ---------    ---------

Balance at
 September 30, 1996          134,356    $ 134,356    1,112,000    1,359,502    2,605,858
Common stock issued           16,474       16,474      280,058         --        296,532
Net income                      --           --           --        350,782      350,782
                           ---------    ---------    ---------    ---------    ---------

Balance at
 September 30, 1997          150,830    $ 150,830    1,392,058    1,710,284    3,253,172

Common stock issued            5,603        5,603       95,251         --        100,854
Net income for the
 three month period ended
 December 31, 1997              --           --           --        132,321      132,321
                           ---------    ---------    ---------    ---------    ---------

Balance at December 31,
 1997                        156,433    $ 156,433    1,487,309    1,842,605    3,486,347
                           =========    =========    =========    =========    =========

See accompanying notes to financial statements.

                                                    FAJARDO FEDERAL SAVINGS BANK

                                                      Statements of Cash Flows


                                                                       Three-month period
                                                                       ended December 31,           Year ended September 30,
                                                                 ------------------------    --------------------------------------
                                                                    1997           1996         1997          1996           1995
                                                                 ----------    ----------    ----------    ----------    ----------
                                                                       (unaudited)
Cash flows from operating activities:
  Net income                                                     $  132,321        48,445       350,782       189,976         9,734
  Adjustments  to  reconcile  net  income to net
   cash provided by operating activities:
       Amortization of premium on loans receivable                    3,847         4,358        16,876        17,802        18,733
       Accretion of discount on tax credits                            --            --         (15,000)         --            --
       Depreciation and amortization of premises and equipment         --          35,883        71,949       139,944       138,307
       Loss on foreclosed real estate                                  --            --          23,874        42,993        24,636
       Provision for loan losses                                        131          --          62,922          --          26,430
       Decrease/(increase) in:
         Accrued interest receivable                                   (824)      (13,643)       81,952       (67,358)      (26,340)
         Deferred income taxes                                         --            --         (83,390)         --            --
         Other assets                                                42,928        40,980       102,821       (61,534)      (39,666)
       Increase/(decrease) in:
         Advances from borrowers for taxes and insurance            (19,790)        8,990           245        (7,638)       (8,862)
         Accrued interest payable                                     4,909        28,416         5,939       (10,739)       26,737
         Accrued income taxes                                        15,000        25,500        73,838        26,556      (144,878)
         Accrued expenses and other liabilities                     (50,174)      (78,036)     (144,692)      152,245        18,701
                                                                 ----------    ----------    ----------    ----------    ----------

                Net cash provided by operating activities           128,348       100,893       548,116       422,247        43,532
                                                                 ----------    ----------    ----------    ----------    ----------

Cash flows from investing activities:
  Net increase in overnight deposit with the Federal Home
    Loan Bank of New York                                          (500,000)         --      (2,500,000)         --            --
  Net decrease/(increase) in loans receivable                      (246,751)     (480,038)    1,825,454       (37,667)     (302,717)
  Purchase of investment in debt security held-to-maturity             --            --            --         (52,360)         --
  Proceeds from repayment of debt security held-to-maturity            --            --          52,360          --            --
  Proceeds from sale of foreclosed real estate                         --            --          74,605        87,000        79,000
  Additions to premises and equipment                                (6,689)      (16,679)      (75,412)      (52,923)      (40,511)
  Proceeds from sale of stock in Federal Home Loan Bank
    of New York                                                        --            --            --          22,600        45,000
  Purchase of tax credits                                              --            --         (85,000)         --            --
                                                                 ----------    ----------    ----------    ----------    ----------

                  Net cash used in investing activities          $ (753,440)     (496,717)     (707,993)      (33,350)     (219,228)
                                                                 ----------    ----------    ----------    ----------    ----------

                                                                  2

                                                    FAJARDO FEDERAL SAVINGS BANK

                                                 Statements of Cash Flows, Continued


                                                                    Three-month period
                                                                     ended December 31,           Year ended September 30,
                                                               -------------------------  ----------------------------------------
                                                                   1997          1996          1997          1996          1995
                                                               -----------   -----------   -----------   -----------   -----------
                                                                       (unaudited)
Cash flows from financing activities:
   Net increase/(decrease) in deposits                         $  (500,822)      854,100     1,705,350      (183,343)      979,244
    Proceeds from issuance of common stock                         100,854       100,008       296,532       100,008          --
   Net decrease in advances from Federal Home Loan Bank of
      New York                                                        --        (600,000)   (1,100,000)     (300,000)   (1,000,000)
                                                               -----------   -----------   -----------   -----------   -----------

         Net cash provided by/(used in) financing activities      (399,968)      354,108       901,882      (383,335)      (20,756)
                                                               -----------   -----------   -----------   -----------   -----------

Net increase/(decrease) in cash and cash equivalents            (1,025,060)      (41,716)      742,005         5,562      (196,452)

Cash  and cash equivalents at beginning of year                  2,186,999     1,444,994     1,444,994     1,439,432     1,635,884
                                                               -----------   -----------   -----------   -----------   -----------

Cash and cash equivalents at end of year                       $ 1,161,939     1,403,278     2,186,999     1,444,994     1,439,432
                                                               ===========   ===========   ===========   ===========   ===========

Supplemental disclosures:
   Cash paid for:
      Interest on advances from Federal Home
          Loan Bank of New York                                $    55,152        44,362       274,407       306,456       408,146
                                                               ===========   ===========   ===========   ===========   ===========

      Interest on deposits                                     $   221,731       207,048       818,985       800,321       731,949
                                                               ===========   ===========   ===========   ===========   ===========

      Income taxes                                             $     5,200         7,500       126,650        66,998       194,217
                                                               ===========   ===========   ===========   ===========   ===========

Noncash transactions:
    Transfers from loans receivable to foreclosed real estate  $      --          27,928       283,722       135,372       362,409
                                                               ===========   ===========   ===========   ===========   ===========


    Loans receivable originated to facilitate the sale of
      foreclosed real estate                                   $      --            --            --         206,500       166,665
                                                               ===========   ===========   ===========   ===========   ===========

See accompanying notes to financial statements.
                                      F-5

                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)


(1)   Nature of Business and Summary of Significant Accounting Policies

      Fajardo Federal Savings Bank (the Bank) provides a full range of banking services to individual and corporate customers in the Fajardo area of Puerto Rico. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain federal agencies, and undergoes periodic examinations by those regulatory authorities.

      The accounting and reporting policies of the Bank conform to generally accepted accounting principles (GAAP) and general practices within the thrift industry.

      The accompanying financial statements reflect the accounts of the Bank. The financial statement as of December 31, 1997 and for the three-month periods ended December 31, 1997 and 1996 are unaudited; however, in the opinion of management all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position at December 31, 1997, and the results of operations, and cash flows for the three-month periods ended December 31, 1997 and 1996, have been included.

      Following is a description of the Bank's significant accounting policies:

      (a)      Cash Equivalents

               For purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the statement of financial condition caption cash and due from banks.

      (b)      Investment Securities

               The Bank classifies its debt security as held-to-maturity. Held-to-maturity securities are those securities in which the Bank has the ability and intent to hold the securities until maturity.

               Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. A decline in the market value of any held-to-maturity security below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

      (c)      Loans Receivable

               Loans receivable are stated at unpaid principal balances and unamortized premium, less unearned interest, allowance for loan losses, and net deferred loan origination

                                                                     (Continued)

                                       2
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)

               fees. Unearned interest on consumer loans is recognized over the life of the loans using the effective interest method. Loan origination fees and certain direct loan origination costs are deferred and the net amount is recognized as an adjustment to interest income over the life of the related loans.

               The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current and prospective economic conditions.

               Unsecured consumer loans 120 days past due are fully reserved and are generally written-off after management's evaluation of each specific loan, except for loans which are under bankruptcy procedures or have a revised repayment plan. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

               Accrued but uncollected interest on loans that are contractually delinquent ninety days or more is reversed or an allowance is established. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received, or until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

               The Bank  adopted  Statement of  Financial  Accounting  Standards
               (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure. This statement requires that impairment of certain loans be measured by comparing the net carrying amount of the loan to the present value of the expected cash flows discounted at the loan's effective rate or the fair value of the collateral for collateral-dependent loans. Management considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loans. A valuation allowance is established, if necessary, within the overall allowance for credit losses.

                                                                     (Continued)

                                       3
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)

       (d)     Foreclosed Real Estate

               Real estate property acquired through loan foreclosures are initially recorded at the carrying value of the related loan which approximates the fair value of the property at date of foreclosure. Costs relating to development and improvement of the property are capitalized, whereas costs relating to holding the property are expensed.

               Valuations are periodically performed by management and an allowance for losses is established by a charge to operations when the carrying value of the property exceeds its estimated net realizable value (fair value minus cost to sell).

      (e)      Premises and Equipment

               Premises and equipment are carried at cost, less accumulated depreciation and amortization. Furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful life of the assets. Leasehold improvements are being amortized using the straight-line method over the shorter of the lease term or estimated useful life of the improvements.

      (f)      Income Taxes

               Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (g)      Stock in Federal Home Loan Bank of New York (FHLB)

               The Bank is required to maintain, under the Financial Institution Reform Recovery and Enforcement Act (FIRREA), a minimum level of stock in the Federal Home Loan Bank of New York. The minimum requirement is based on a formula that considers the Bank's mortgage loans, the advances and advance commitments by the FHLB and total assets. The Bank holds stock in excess of the minimum requirement.

               The Bank's investment in such stock is carried at cost.
                                                                     (Continued)

                                       4
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)


       (h)     Net Earnings per Common Share

               Net earnings per common share is based upon the weighted average number shares of common stock outstanding during the three-month periods ended December 31, 1997 and 1996, amounting to 152,884 shares and 134,356, respectively, and during the year, which equals 143,128 shares for 1997 and 128,800 shares for 1996 and 1995.

      (i)      Fair Value of Financial Instruments

               Statement of Financial Accounting Standards No. 107, Disclosure About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

               The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. Any changes in the assumptions made could affect these estimates.

               The following methods and assumptions were used by the Bank in estimating fair values of each class of financial instruments for which it is practicable to estimate that value:

                  Cash, accrued interest receivable, advances from borrowers for taxes and insurance, and accrued interest payable The carrying amounts of these financial instruments approximate their fair value because of the short-term maturities of such instruments.

                  Debt securities - Fair values are estimated based on bid quotations received from securities dealers.

                  Loans - Fair values are estimated for portfolios of loans with similar characteristics by type such as commercial, mortgage, and installment. In the case of commercial loans, the portfolio of commercial loans was segmented into fixed and adjustable rate interest terms. The carrying value of adjustable rate loans approximates fair value because the interest rate of such loans reprices frequently at market rates. Fair values for fixed rate commercial, mortgage and installment loans were estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit
                                                                     (Continued)

                                       5
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)

                  quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

                  Deposits and Advances  from Federal Home Loan Bank of New York
                  - The fair value of deposits with no stated maturity such as noninterest bearing demand deposits, savings and NOW accounts approximates the amount payable on demand. The fair value of time deposits and advances from Federal Home Loan Bank of New York are based on discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for instruments of similar terms including remaining maturities. The fair value estimates do not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

      (j)      Reclassifications

               Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with the 1997 presentation.


      (k)      Use of Estimates

               Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)   Investment in Debt Security

      Investment in debt security has been classified in the 1996 statement of financial condition according to management's intent. The amortized cost, gross unrealized holding gain, and fair value for the held-to-maturity security at September 30, 1996 was as follows:

                                                                    Gross
                                                                  Unrealized
                                                Amortized           Holding          Fair
                                                   Cost              Gain            Value
                                                --------             -----          ------
           Debt security held-to-maturity       $ 52,360             7,522          59,882
                                                ========             =====          ======

                                                                     (Continued)

                                       6
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)


(3)   Loans Receivable, Net

      Loans receivable consist of:

                                                December 31,           September 30,
                                                   1997            1997             1996
                                              ------------     ------------     ------------
                                                (unaudited)
Real estate mortgage loans:
     Residential first mortgage loans         $ 10,886,649       11,153,878       11,623,447
     Second and commercial mortgage loans        4,038,736        4,037,425        4,424,908
     Participation                                  24,510           24,899           26,403
                                              ------------     ------------     ------------

                                                14,949,895       15,216,202       16,074,758
     Undisbursed portion of mortgage and
        construction loans                             499            1,177             --
     Unamortized premium                            37,276           41,123           58,198
                                              ------------     ------------     ------------

          Total real estate mortgage loans      14,987,670       15,258,502       16,132,956
                                              ------------     ------------     ------------

Commercial loans                                 3,255,666        2,582,548        3,126,871
                                              ------------     ------------     ------------

Consumer loans:
     Personal loans                              3,037,076        3,175,197        2,822,509
     Boat loans                                  3,341,963        3,453,370        3,736,556
     Loans on deposits                             840,210          807,109        1,490,918
                                              ------------     ------------     ------------

                                                 7,219,249        7,435,676        8,049,983
     Unearned interest income                     (876,117)        (933,665)        (711,041)
                                              ------------     ------------     ------------

          Total consumer loans                   6,343,132        6,502,011        7,338,942
                                              ------------     ------------     ------------

                                                24,586,468       24,343,061       26,598,769
                                              ------------     ------------     ------------

Allowance for loan losses                         (342,526)        (340,847)        (326,090)
Net deferred loan origination costs/(fees)           8,250            7,205          (74,286)
                                              ------------     ------------     ------------

                                                  (334,276)        (333,642)        (400,376)
                                              ------------     ------------     ------------

          Loans receivable, net               $ 24,252,192       24,009,419       26,198,393
                                              ============     ============     ============

                                                                     (Continued)
                                      F-12

                                       7
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)

      Activity in the allowance for loan losses for the years ended September 30, and for the three-month periods ended December 31, 1997 and 1996, respectively, (unaudited) is summarized as follows:

                                     Three-month period ended                Year ended
                                            December 31,                    September 30,
                                  -------------------------------      ---------------------
                                    1997        1996         1997         1996         1995
                                  --------    --------    --------     --------     --------
                                       (unaudited)
Balance at beginning of period    $340,847     326,090     326,090      401,838      383,242
Provision charged to income            131        --        62,922         --         26,430
(charge-offs)/recoveries, net        1,548      19,506     (48,165)     (75,748)      (7,834)
                                  --------    --------    --------     --------     --------

Balance at end of period          $342,526     345,596     340,847      326,090      401,838
                                  ========    ========    ========     ========     ========

      Loans(mostly loans with relatively small individual balance) on which the accrual of interest has been discontinued amounted to approximately $1,473,000, $1,094,000, $1,079,000 and $1,285,000 at December 31, 1997
      (unaudited), September 30, 1997, 1996 and 1995, respectively. The amount of interest income on cash collections on these loans that was included in net income for the three months ended December 31, 1997 (unaudited) and years ended September 30, 1997, 1996 and 1995 was approximately $13,000, $56,800, $49,000 and $60,000, respectively.

      Loans to directors and officers granted under normal terms, outstanding at September 30, 1997 and 1996 amounted to $246,050 and $699,022, respectively, and the activity during the year ended September 30, 1997 was as follows:

Beginning balance                     $ 699,022
Loans granted during the year           285,000
Loan repayments                        (737,972)
                                      ---------

Ending balance                        $ 246,050
                                      =========

                                                                     (Continued)

                                       8
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)

      Impairment of loans having a carrying value of $24,698 and $222,968 at September 30, 1996 and 1995 (none at September 30, 1997 and December 31, 1997 (unaudited) has been recognized in conformity with SFAS No. 114. The total allowance for credit losses related to these loans was $3,705 and $24,705 at September 30, 1996 and 1995, respectively.

 (4)  Premises and Equipment

      Premises and equipment consist of:

                                                 December 31,         September 30,
                                                 ------------   -----------------------
                                                     1997         1997           1996
                                                  ---------     ---------     ---------
                                                 (unaudited)

Construction in progress                          $ 123,021       123,021        47,609
Furniture, fixtures and equipment                   491,894       485,205       485,205
Leasehold improvements                               96,490        96,490        96,490
                                                  ---------     ---------     ---------

                                                    711,405       704,716       629,304
Less accumulated depreciation and amortization     (581,695)     (581,695)     (509,746)
                                                  ---------     ---------     ---------

                                                  $ 129,710       123,021       119,558
                                                  =========     =========     =========

(5)   Deposits

      Deposits consist of:

                           Weighted                              Weighted
                           Average                               Average
                           Rate at                               Rate at
                         December 31,     December 31, 1997    September 30,                     September 30,
                            1997             (unaudited)          1997        ------------------------------------------------
                         -----------    ---------------------  -------------            1997                      1996
                         (unaudited)     Amount       Percent                     Amount    Percent         Amount     Percent
                         -----------     ------       -------                     ------    -------         ------     -------
   Passbook accounts
      (3%)                  3.00%    $  11,914,256      54.2       3.00%      $ 11,769,009     52.3     $  11,542,731     55.5
   IRA accounts (5.50% -
      7.00%)                5.75%         203,845         .9       5.75%           197,121       .9          223,705       1.1


   NOW accounts (3%)        3.00%       1,679,657        7.7       3.00%         2,192,901      9.8        1,410,840       6.8
                                     ------------                             ------------   ------     -----------      -----

                                       13,797,758                               14,159,031     63.0       13,177,276      63.4
                                                                              ------------   ------     -----------      -----
   Certificates of deposit:
       2.99% - 3.99%                        6,337         .1                             -                         -         -
       4.0% - 4.99%                     1,946,189        8.8                     2,411,662     10.7        3,341,211      16.0
       5.0% - 5.99%                     3,670,569       16.7                     3,700,319     16.4        2,866,083      13.8
       6.0% - 8.99%                     2,562,688       11.5                     2,213,635      9.8        1,396,945       6.7
       9.0% - 10.99%                       33,593         .1                        33,309       .1           31,091        .1
                                                                              ------------   ------     -----------      -----

                            5.60%       8,219,376       37.2       5.53%         8,358,925     37.0        7,635,330      36.6
                                                                              ------------   ------     -----------      -----

               Total                 $  22,017,134     100.0                  $ 22,517,956    100.0     $  20,812,606    100.0
                                     =============     =====                  ============    =====     =============    =====

                                                                     (Continued)

                                       9
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)

      The weighted average rate of interest on all deposits was 4.00%, 3.88%, 3.77% and 3.87% at December 31, 1997 (unaudited), September 30, 1997, 1996 and 1995, respectively.

      Certificates of deposit in denominations of $100,000 or more amounted to $1,871,690, $1,737,372, $1,377,283 and $1,427,417 at December 31, 1997
      (unaudited), September 30, 1997, 1996 and 1995, respectively. Interest expense on these certificates of deposit amounted to approximately $17,000, $94,000, $66,000 and $71,000 during the three-month period ended December 31, 1997 (unaudited) and the years ended September 30, 1997, 1996 and 1995, respectively.

      Interest expense on deposits for the years ended September 30 and for the three-month periods ended December 31, 1997 and 1996 (unaudited) follows:

                                                    Three-month
                                                   period ended
                                                   December 31,                September 30,
                                             ---------------------     -------------------------------
                                                 1997       1996         1997        1996        1995
                                              --------    --------    --------    --------    --------
                                             (unaudited) (unaudited)
    Passbook accounts                         $ 88,654      86,634     346,046     344,880     345,329
    NOW accounts                                 9,961       9,155      35,675      40,442      40,684
    IRA accounts                                 2,919       3,363      10,709      13,367      10,814
    Certificates of deposit                    118,873     103,912     453,946     400,332     336,984
                                              --------    --------    --------    --------    --------
                                              $220,407     203,064     846,376     799,021     733,811
                                              ========    ========    ========    ========    ========

Certificates of deposit at September 30, 1997 mature as follows:

     Maturing on or before


          1998                          7,365,647
          1999                            212,813
          2000                            258,520
          2001                            227,918
          2002 and thereafter             294,027
                                       ----------
              Total                     8,358,925
                                       ==========

                                                                     (Continued)

                                       10
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)


(6)   Advances from Federal Home Loan Bank

      Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB and qualifying first mortgage loans, with unpaid principal balance of $5,745,915, $5,070,561 and $6,858,562 at December 31,
      1997 (unaudited), September 30, 1997 and 1996, respectively. Advances at December 31, 1997 (unaudited) and September 30, 1997, bear interest rates ranging from 5.85% to 6.60% and mature as follows: $500,000 on February 8, 1998; $800,000 on April 1, 1998; $2,500,000 on August 18, 1998. The
      average interest rate paid on advances during the three-month period ended December 31, 1997 (unaudited) and the year ended September 30, 1997 was 6.46% and 6.07%, respectively. At December 31, 1997 (unaudited) and September 30, 1997, the Bank had an unused line of credit amounting to $2,872,100.

      During 1995, the Bank extinguished advances from the FHLB amounting to $2,500,000 before their contractual maturity. The penalty imposed to the Bank for early payment, amounting to $133,482 (net of income tax benefit of $96,714), was recognized as an extraordinary item in the accompanying statement of operations in 1995.

(7)   Stock Compensation Program

      The Bank adopted an employee stock compensation program for the benefit of selected directors, officers and other key employees of the Bank. This program is comprised of four parts designated as "Incentive Stock Option Plan", "Compensatory Stock Plan", "Stock Appreciation Rights Plan" and "Performance Shares Plan".

      The administrators of the program have sole authority and absolute discretion to make all decisions, determinations and interpretations related to the Program, including determining the employees to whom options, appreciation rights and performance shares shall be granted under the program.

      The maximum aggregate number of shares of common stock available pursuant to the program shall be equal to the number of shares that represent 10% of the Bank's initial issuance of common stock.

      No options have been granted as of September 30, 1997.

 (8)  Income Taxes

      As a federally chartered financial institution operating in Puerto Rico, the Bank is subject to Puerto Rico and federal income taxes.

                                                                     (Continued)

                                       11
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)

      Although the Bank is subject to federal taxation, it has filed an election under Section 936 of the U.S. Internal Revenue Code (the Code), whereby a possession tax credit is allowed for federal income taxes attributable to income from operations in Puerto Rico. In order to continue receiving the tax treatment afforded under Section 936, the Bank must continue meeting specified minimum levels of gross income from (a) the active conduct of business within Puerto Rico and (b) Puerto Rico sources. The portion of the credit for U.S. tax on possession business income is subject to certain limitations. Except for interest income earned from deposits in the Federal Home Loan Bank of New York amounting to $57,031, $10,770, $64,770, $55,375 and $54,818 in the three-month period ended December 31, 1997 and 1996 (unaudited), and the years ended September 30, 1997, 1996 and 1995, respectively, all of the Bank's income is derived from Puerto Rico sources.

      For taxable years beginning after December 31, 1995, the Small Business Job Protection Act (approved on August 20, 1996) imposes new limitations on the Section 936 credit allowed to a U.S. Corporation for U.S. tax on income earned in Puerto Rico. Under this new legislation, the Company may continue to claim the credit provided by Section 936 for the next ten years or up to years beginning in 2005. Also, the credit for qualified investment possession source income will no longer be allowed for subsequent taxable years. Management believes that those changes would not have a significant effect on the financial position of the Bank.

      The provision for income taxes consists of the following:

                               Three-month
                               period ended
                               December 31,                    September 30,
                         ---------------------     -----------------------------------
                            1997        1996         1997          1996         1995
                         --------     --------     --------      --------     --------
                        (unaudited) (unaudited)
Current expense          $ 20,200       33,000      200,489        95,000      146,052
Deferred tax benefit         --           --        (83,390)         --           --
                         --------     --------     --------      --------     --------

                         $ 20,200       33,000      117,099        95,000      146,052
                         ========     ========     ========      ========     ========

      The difference between income taxes applying the Puerto Rico statutory rates and reported income tax expense is caused mainly by amortization of premium on loans, the provision for losses on loans and foreclosed real estate, and profit/(loss) on foreclosed real estate, which are treated differently for financial reporting and tax purposes.
                                                                     (Continued)

                                       12
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)

      During 1997, the Bank purchased $100,000 in solid waste investment tax credits (the credits) provided by Article 21 of the Puerto Rico Solid Waste Authority Act, as amended (the Act). These tax credits were acquired at a 15% discount rate resulting in a total discount of $15,000. The discount was accreted as interest income as the tax credits were fully utilized in the payment of taxes for 1997.

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 (unaudited) and September 30, 1997 (none at September 30, 1996), are presented below:

               Deferred tax assets:
                   Real estate owned, due to gain recorded
                     for tax purposes                                 $  39,780
                   Allowance for losses on real estate owned              7,886
                   Allowance for loan losses                            132,930
                                                                      ---------

                        Gross deferred tax assets                       180,596

               Deferred tax liabilities:
                   Premium on mortgage loans                             16,038
                   Recapture of allowance for loan losses                78,358
                   Deferred loan origination costs                        2,810
                                                                      ---------

                        Total gross deferred tax liabilities             97,206

                        Net deferred tax assets                      $   83,390
                                                                     ==========

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected taxable income, and tax planning strategies in making this assessment.

(9)   Concentrations of Credit Risk

      The Bank's business activities are with customers located in Puerto Rico. The Bank's loan transactions are mainly directed toward the private sector of the island's economy as well as originating consumer loans. The purpose of the private sector loans is to provide economic support to small and medium-size entities. The collateral held on the Bank's loans varies, but usually includes real estate mortgages.
                                                                     (Continued)

                                       13
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)

(10)  Commitments and Contingencies

      The Bank operates on leased premises under two noncancellable operating leases which expired in January 1997 and May 1997. Rental expense for leased premises amounted to approximately $19,000, $18,000, $74,000, $68,000 and $63,000 for the three-month period ended December 31, 1997 and 1996 (unaudited), and the years ended September 30, 1997, 1996 and 1995, respectively. The leases are currently on a month-by-month basis.

      The Bank entered into an option agreement to acquire for $450,000 a parcel of land and certain structures located in Fajardo, Puerto Rico, with the intent of transferring its main offices to said property. Under the terms of the agreement, the Bank advanced $50,000 which are included in construction in progress in the accompanying statement of financial condition. Other costs included in construction in progress are primarily related to architectural designs and related fees for the remodelation of the new facility.

(11)  Regulatory Matters

      The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specified capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible capital, core capital and risk-based capital (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum regulatory tangible capital equal to 1.5 percent of adjusted total assets, a minimum 3 percent core capital ratio and an 8 percent risk capital ratio. The Bank's actual capital amounts and regulatory capital requirement at September 30, 1997 are presented in the following table.
                                                                     (Continued)
                                      F-20

                                       14
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)

                                                                   Regulatory
                                                   -----------------------------------------
                                       GAAP          Tangible        Core        Risk-based
                                      Capital        Capital         Capital       Capital
GAAP capital                        $3,253,172      3,253,172       3,253,172      3,253,172
                                    ==========
Additional capital item -
    general valuation allowance                           --             --          327,504

Disallowed capital item -
    deferred tax assets                                   --          (83,390)           --
                                                   ----------      ----------     ----------

Regulatory capital computed                         3,253,172       3,169,782      3,580,676
Minimum capital requirement                           448,778         897,556      1,835,564
                                                   ----------      ----------     ----------

Regulatory capital - excess                        $2,804,394       2,272,226      1,745,112
                                                   ==========      ==========     ==========

      Management believes, as of September 30, 1997, that the Bank meets all capital requirements to which it is subject.

 (12) Cease and Desist Order with the Office of Thrift Supervision

      The Bank had executed a Stipulation and Consent to the issuance of a Cease and Desist Order (the Order) on June 4, 1993. On August 26, 1997, the Bank executed a new Stipulation and Consent to the issuance of an Order to Cease and Desist for Affirmative Relief (the New Order), which terminated the June 4, 1993 order. According to the New Order, the Bank shall cease and desist from any action for or toward causing, bringing about, participating in, counseling, aiding or abetting of any unsafe or unsound practice or any violation of 12 CFR Sections 560.93 (regarding lending limitations), 560.170 (regarding records for lending transactions),
      560.160 (regarding asset classification), 563.43 (regarding loans to officers, directors and principal shareholders), and 563.200 (regarding conflicts of interest).

      Other provisions include: (1) maintenance of minutes fully describing the discussions held and the business transacted during all regular and special meetings of the Board; (2) amend loan administration procedures to require the use of loan closing statements, insurance against loss for loans secured by motor vehicles and boats, and procedures to monitor the expiration of insurance on real and personal property securing the Bank loans; (3) maintenance of adequate valuation allowances, consistent with generally accepted accounting principles and the practices of the federal banking agencies.
                                                                     (Continued)

                                       15
                          FAJARDO FEDERAL SAVINGS BANK

                          Notes to Financial Statements

                    (Information as of December 31, 1997 and
                   for each of the three-month periods ended
                    December 31, 1997 and 1996 is unaudited)


 (13) Reconciliation of Retained Earnings and Net Income

      Certain adjustments are reflected in the accompanying financial statements which are not reflected in the reports filed with the Office of Thrift Supervision in Atlanta. The following reconciliation provides the net amount of such adjustments (in thousands):

                                             1997                   1996                  1995
                                    -------------------    -------------------   -------------------
                                    Retained       Net     Retained      Net     Retained       Net
                                    Earnings     Income    Earnings     Income   Earnings     Income
                                    --------     ------    --------     ------   --------     ------
Balance shown in the Thrift
    Financial Report                  $1,608        249      1,360        190      1,174          14
Post-closing adjustments:
    Deferred loan origination
       fees/costs                         73         73         --         --         --          --
    Income taxes                          29         29         --         --         --          --
    Other                                 --         --         --         --         (4)         (4)
                                      ------     ------     ------     ------     ------      ------

Balance shown in the accompanying
    financial statements              $1,710        351      1,360        190      1,170          10
                                      ======     ======     ======     ======     ======      ======

      Retained earnings and net income (unaudited) per the Thrift Financial Report and the accompanying financial statements for the three months ended December 31, 1997 and 1996 (unaudited) are the same.

 (14) Financial Instruments

      The estimated fair value of the Bank's financial instruments as of September 30, 1997 and 1996, were as follows:

                                                                 1997                              1996
                                                     ----------------------------      ----------------------------
                                                       Carrying           Fair           Carrying           Fair
                                                        Amount           Value            Amount           Value
                                                        ------           -----            ------           -----
        Financial assets:
            Cash                                     $  2,186,999       2,186,999      $ 1,444,994        1,444,994
            Debt securities held to maturity               -              -                 52,360           59,882
            Loans receivable, net                      24,009,419      24,519,909       26,198,393       26,155,306
            Accrued interest receivable                   194,211         194,211          276,163          276,163


        Financial liabilities:
            Total deposits                             22,517,956      22,519,993       20,812,606       20,806,118
            Advances from Federal Home
              Loan Bank of New York                     3,800,000       3,811,345        4,900,000        4,940,937
            Advances from borrowers for
               taxes and insurance                         93,448          93,448           93,203           93,203
            Accrued interest payable                       68,725          68,725           62,786           62,786

(15) Subsequent Event

      On March 10, 1998, the Bank entered into an Agreement and a Plan of Merger with R&G Financial Corporation ("RGFC") and R-G Premier Bank of Puerto Rico ("Premier"), a wholly-owned subsidiary of RGFC, whereby RGFC would acquire all of the issued and outstanding common stock of the Bank in exchange for cash and/or a number of shares of the common stock of RGFC, and upon which the Bank would merge with and into Premier, with Premier as the surviving entity. The acquisition is subject to approval from various regulatory authorities and the Bank's shareholders. If approved, the acquisition is anticipated to be consummated between the second and third quarter of 1998.

                                                                      Appendix A
















                               AGREEMENT OF MERGER

                                      among

                           R&G FINANCIAL CORPORATION,

                         R-G PREMIER BANK OF PUERTO RICO

                                       and

                          FAJARDO FEDERAL SAVINGS BANK

                           dated as of March 10, 1998

                               AGREEMENT OF MERGER


          Agreement of Merger (the "Agreement"), dated as of March 10, 1998, by and among R&G Financial Corporation (the "RGFC"), a Puerto Rico corporation, R-G Premier Bank of Puerto Rico ("Premier"), a Puerto Rico-chartered commercial bank and wholly-owned subsidiary of RGFC, and Fajardo Federal Savings Bank ("Fajardo"), a federally-chartered savings bank.

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of RGFC, Premier and Fajardo have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein, including the merger of Fajardo with and into Premier, subject to the terms and conditions set forth herein; and

         WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

         WHEREAS, as a condition and inducement to RGFC's willingness to enter into the Agreement, (i) Fajardo intends to enter into the Option Agreement with RGFC as of the date hereof (the "Fajardo Stock Option Agreement"), in substantially the form attached hereto as Exhibit B, pursuant to which Fajardo intends to grant to RGFC the option to purchase shares of Fajardo Common Stock (as defined herein) under certain circumstances and (ii) certain stockholders of Fajardo intend to enter into a Stockholder Agreement with RGFC (the "Fajardo Stockholder Agreement"), in substantially the form attached hereto as Exhibit C, pursuant to which, among other things, such stockholders will agree to vote their shares of Fajardo Common Stock in favor of this Agreement and the transactions contemplated hereby; and

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

         "Bank Merger Agreement" shall have the meaning set forth in Section 2.1 hereof.

         "Class A Shares" shall mean the class of RGFC Common Stock, all of which is owned by the RGFC Chairman of the Board and Chief Executive Officer.

         "Class B Shares" shall mean the class of RGFC Common Stock which is registered under the Exchange Act.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commission" shall mean the Securities and Exchange Commission.

         "Commissioner" shall mean the Commissioner of Financial Institutions of Puerto Rico or any successor thereto.

         "Effective  Time"  shall mean the date and time  specified  pursuant to
Section 2.2 hereof as the effective time of the Merger.

         "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.1101, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Fajardo Common Stock" shall mean the common stock, par value $1.00 per share, of Fajardo.

         "Fajardo Dissenting Shares" shall have the meaning set forth in Section
2.9 hereof.

         "Fajardo Financial Statements" shall mean (i) the audited statements of financial condition (including related notes and schedules, if any) of Fajardo as of September 30, 1997 and 1996 and the statements of income, stockholders' equity and cash flows (including related notes and schedules, if any) of Fajardo for each of the three years ended September 30, 1997, 1996 and 1995, and (ii) the statements of financial condition of Fajardo (including related notes and schedules, if any) and the statements of income, stockholders' equity and cash flows (including related notes and schedules, if any) of Fajardo with respect to the quarterly and annual periods ended subsequent to September 30, 1997.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

         "Form S-4" shall mean the registration statement on Form S-4 (or on any successor or other appropriate form) to be filed by RGFC in connection with the issuance of shares of RGFC Common Stock pursuant to the Merger, including the Proxy Statement which forms a part thereof, as amended and supplemented.

         "FRB" shall mean the Board of Governors of the Federal Reserve System.

         "Governmental Entity" shall mean any federal, state or Puerto Rico court, administrative agency or commission or other governmental authority or instrumentality.

         "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         "Merger" shall mean the merger of Fajardo with and into Premier pursuant to the terms hereof.

         "Merger Consideration" shall mean the consideration for the Fajardo Common Stock, defined in Section 2.3(c).

         "Mortgage" shall mean R&G Mortgage Corp., a wholly-owned mortgage banking subsidiary of RGFC.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

         "Previously Disclosed" shall mean disclosed (i) in a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein, or (ii) in a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.12 hereof.

         "Proxy Statement" shall mean the joint prospectus/proxy statement contained in the Form S-4, as amended or supplemented, and to be delivered to shareholders of Fajardo in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

         "Puerto Rico Banking Law" means the Banking Act of the Commonwealth of Puerto Rico.

         "Puerto Rico Corporate Law" means the 1995 General Corporation Law of the Commonwealth of Puerto Rico.

         "Puerto Rico Tax Code" shall mean the Puerto Rico Internal Revenue Code of 1994, as amended.

         "RGFC Average Market Value" shall have the meaning set forth in Section 2.3.

         "RGFC Common Stock" shall mean the common stock, par value $.01 per share, of RGFC, which is comprised of Class A Shares and Class B Shares.

         "RGFC Employee Plans" shall have the meaning set forth in Section 4.16(a) hereof.

         "RGFC  Employee  Stock  Benefit  Plan" shall mean the 1996 Stock Option
Plan.

         "RGFC Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of RGFC as of December 31, 1997 and 1996 and the consolidated statements of earnings, stockholders' equity and cash flows (including related notes and schedules, if any) of RGFC for each of the three years ended December 31, 1996, 1995 and 1994 as filed by RGFC in its Securities Documents, and (ii) the consolidated statements of financial condition of RGFC (including related notes and schedules, if any) and the consolidated statements of earnings, stockholders' equity and cash flows (including related notes and schedules, if any) of RGFC included in the Securities Documents filed by RGFC with respect to the quarterly and annual periods ended subsequent to December 31, 1996.

         "RGFC Preferred Stock" shall mean the shares of preferred stock, par value $.01 per share, of RGFC.

         "Real Estate Owned" shall mean real estate acquired by foreclosure or by deed-in-lieu of foreclosure, real estate in judgment and subject to redemption and in-substance foreclosures under generally accepted accounting principles.

         "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests in the entity.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated pursuant to such laws.

         "Subsidiary" shall mean any corporation, bank, savings association, partnership, joint venture or other organization more than 10% of the stock or ownership interest of which is owned, directly or indirectly, by an entity.

         Other terms used herein are defined in the preamble and elsewhere in this Agreement.


                                   ARTICLE II
                                   THE MERGER

2.1      The Merger

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), Fajardo shall be merged with and into Premier (the "Merger") in accordance with the Plan of Merger between Premier and Fajardo, the form of which is attached as Exhibit A hereto (the "Bank Merger Agreement") and applicable provisions of the Puerto Rico Banking Law. Premier shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") of the Merger, and shall continue its corporate existence under the laws of Commonwealth of Puerto Rico. The name of the Surviving Corporation shall continue to be "R&G Premier Bank of Puerto Rico" and the Surviving Corporation will continue to operate as a wholly-owned subsidiary of RGFC. Upon consummation of the Merger, the separate corporate existence of Fajardo shall terminate.

         (b) From and after the Effective Time, the Merger shall have the effects set forth in Section 15 of the Puerto Rico Banking Law.

         (c) The Articles of Incorporation and Bylaws of Premier, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving

Corporation, respectively, until altered, amended or repealed in accordance with their terms and applicable law.

         (d) Upon consummation of the Merger, (i) the directors of RGFC shall consist of all of the directors of RGFC immediately prior to the Effective Time and (ii) the executive officers of RGFC shall be the executive officers of RGFC immediately prior to the Effective Time.

         (e) Upon consummation of the Merger (i) the directors of Premier shall consist of all of the directors of Premier immediately prior to the Effective Time and (ii) the executive officers of Premier shall be the executive officers of Premier immediately prior to the Effective Time. Directors and officers of Premier shall serve for such terms as are specified in the Bank Merger Agreement and the Articles of Incorporation and Bylaws of Premier.

2.2      Effective Time; Closing

         The Merger shall become effective upon the occurrence of the filing of the Bank Merger Agreement with the Secretary of State of the Commonwealth of Puerto Rico pursuant to the Puerto Rico Banking Law, (the "Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, on or before the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the principal executive offices of RGFC in San Juan, Puerto Rico, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to RGFC and Fajardo the opinions, certificates and other documents required to be delivered under Article VI hereof.

2.3      Conversion of Shares

         At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Fajardo Common Stock:

         (a) Each share of RGFC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

         (b) All shares of Fajardo Common Stock owned by Fajardo (including treasury shares) or RGFC shall be cancelled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for the Merger Consideration.

         (c) RGFC and Fajardo have agreed that to the extent the RGFC Average Market Value (defined below) is equal to $27.00, RGFC will pay $5,914,000 in consideration for all of the issued and outstanding shares of Fajardo Common Stock. Consequently, subject to Sections 2.5, 2.7 and 2.9, each share of Fajardo Common Stock issued and outstanding at the Effective Time

(other than shares to be cancelled in accordance with Section 2.3(b)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive, at the election of the holder thereof (i) $37.80 in cash (the "Cash Consideration") or (ii) the number of shares of RGFC Class B Shares which is equal to (A) if the RGFC Average Market Value is equal to or less than $30.50 but equal to or greater than $24.00, 1.40 shares, (B) if the RGFC Average Market Value is greater than $30.50, the quotient determined by dividing (x) $42.70 by (y) such RGFC Average Market Value or (C) if the RGFC Average Market Value is less than $24.00, the quotient determined by dividing (x) $32.91 by (y) such RGFC Average Market Value (the "Stock Consideration") (collectively, the "Merger Consideration").

                  (x) If,  between the date of this  Agreement and the Effective
         Time, the outstanding shares of RGFC Class B Shares shall have been changed into a different number of shares or into a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (each, a "Stock Adjustment"), the Stock Consideration shall be adjusted correspondingly to the extent appropriate to reflect the Stock Adjustment.

                  (y) As used in this Section 2.3, "RGFC Average Market Value" shall be the average of the mean between the closing high bid and low asked prices of a share of RGFC Class B Shares, as reported on the Nasdaq Stock Market (the "Nasdaq"), for the 10 consecutive trading days ending five days immediately preceding the Closing.

         (d) Each share of common stock of Premier that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

2.4      Elections

         (a) Subject to the allocation procedures set forth in Section 2.5, each holder of Fajardo Common Stock will be entitled, with respect to the Merger Consideration to be received for each share of Fajardo Common Stock held by such holder, to (i) elect to receive the Stock Consideration (a "Stock Election") with respect to such holder's Fajardo Common Stock ("Stock Election Shares"),
(ii) elect to receive the Cash Consideration (a "Cash Election") with respect to such holder's Fajardo Common Stock ("Cash Election Shares") or (iii) make no election (a "No-Election") with respect to such holder's Fajardo Common Stock ("No-Election Shares"). Any dissenting shares pursuant to Section 2.9 shall be deemed to be Cash Election Shares. Notwithstanding the foregoing, in order to make a Stock Election, the number of shares of Fajardo Common Stock a Fajardo stockholder elects to convert must equal or exceed 100 shares.

         (b) An election form and other appropriate transmittal materials (the "Letter of Transmittal and Election Form") will be mailed within three business days after the Closing to each holder of record of Fajardo Common Stock as of the Effective Time permitting such holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a (i) Stock Election, (ii) Cash Election or (iii) No-Election. Holders who hold in a variety of capacities may make a separate election in each capacity. Any election shall have been properly made only if a bank or trust company designated by RGFC (the "Exchange Agent") shall have actually received a properly completed Letter of Transmittal and Election Form by the Election Deadline, described below. A Letter of Transmittal and Election Form will be properly completed only if accompanied by certificates representing all shares of Fajardo Common Stock covered thereby. Any shares of Fajardo Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to and receipt by the Exchange Agent of an effective, properly completed Letter of Transmittal and Election Form shall be deemed to be No-Election Shares. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

         (c) The Election Deadline shall be 5:00 p.m., Eastern Time, on the 10th business day following but not including the date of mailing of the Letter of Transmittal and Election Form or such other date as RGFC and Fajardo shall mutually agree upon.

2.5      Allocation of Merger Consideration

         (a) Notwithstanding anything in this Agreement to the contrary, the aggregate Cash Consideration to be paid in the Merger shall not exceed $1,182,633 (the "Aggregate Cash Consideration").

         (b) If the number of Cash Election Shares times the Cash Consideration per share is equal to or less than the Aggregate Cash Consideration, then:

                  (1) all Cash Election Shares (subject to Section 2.9 with respect to Fajardo Common Stock) will be converted into the right to receive cash; and

                  (2) the No Election Shares and the Stock Election Shares will be converted into the right to receive RGFC Class B Shares.

         (c) If the number of Cash Election Shares times the Cash Consideration per share is greater than the Aggregate Cash Consideration, then:

                  (1) all Stock Election Shares and No Election Shares will be converted into the right to receive RGFC Class B Shares;

                  (2) the Exchange Agent will allocate among the holders of Cash Election Shares (by the method of allocation described below), a sufficient number of Cash Election Shares (excluding any Fajardo Dissenting Shares) ("Reallocated RGFC Shares") such that the number of remaining Cash Election Shares (including Fajardo Dissenting Shares) times the Cash Consideration per share equals the Aggregate Cash Consideration, and all Reallocated RGFC Shares shall be converted into the right to receive RGFC Class B Shares; and

                  (3) the Cash Election Shares (subject to Section 2.9 with respect to Fajardo Dissenting Shares) which are not Reallocated RGFC Shares will be converted into the right to receive cash.

         (d) In the  event  that the  Exchange  Agent is  required  pursuant  to
Section 2.5(c)(2) to designate from among all holders of Cash Election Shares the Reallocated RGFC Shares to receive RGFC Class B Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated RGFC Shares.

2.6      Exchange Procedures

         (a) At and after the Effective Time, each certificate previously representing shares of Fajardo Common Stock shall represent only the right to receive the Merger Consideration (the "Fajardo Certificates"), except as specifically set forth in Section 2.3.

         (b) Within three business days of the Effective Time, Peoples shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Fajardo Common Stock, for exchange in accordance with this Section 2.6, an estimated amount of cash sufficient to pay the Aggregate Cash Consideration to be paid pursuant to Section 2.3 and the aggregate amount of cash paid in lieu of fractional shares to be paid pursuant to Section 2.7, and RGFC shall reserve for issuance with its Transfer Agent and Registrar, the aggregate Stock Consideration to be issued.

         (c) The Letter of Transmittal and Election Form to be mailed within three business days of the Effective Date shall specify that delivery shall be effected, and risk of loss and title to the Fajardo Certificates shall pass, only upon delivery of Fajardo Certificates to the Exchange Agent, shall be in a form and contain any other provisions as RGFC may reasonably determine and shall include instructions for use in effecting the surrender of the Fajardo Certificates in exchange for the Merger Consideration. Upon the proper surrender of a Fajardo Certificate or Fajardo Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal and Election Form, the holder of such Fajardo Certificate or Fajardo Certificates shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of RGFC Class B Shares that such holder has the right to receive pursuant to this Agreement and (ii) a check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to this Agreement (including any cash in lieu of any fractional shares of RGFC Class B Shares to which such holder is entitled to pursuant to Section 2.7 and any dividend or other distributions to which such holder of RGFC Class B Shares is entitled to pursuant to Section 2.6(d)). The Fajardo Certificate or Fajardo Certificates so surrendered shall forthwith be cancelled. As soon as practicable after completion of the allocations of the Merger Consideration and in no event later than ten business days after the Election Deadline, the Exchange Agent shall distribute RGFC Class B Shares and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the RGFC Class B Shares held by it from time to time hereunder. In the event of a transfer of ownership of any shares of Fajardo Common Stock not registered in the transfer records of Fajardo, the Cash Consideration shall be paid and the Stock Consideration shall be issued to the transferee if the Fajardo Certificate representing such Fajardo Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the reasonable judgment of RGFC and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that all applicable stock transfer taxes have been paid.

         (d) No interest will be paid or accrued on the Cash Consideration. No dividend or other distributions declared or made after the Effective Time with respect to shares of RGFC Class B Shares shall be remitted to any person entitled to receive shares of RGFC Class B Shares until such person surrenders the Fajardo Certificate or Fajardo Certificates, at which time such dividends shall be remitted to such persons, without interest.

         (e) From and after the Effective Time, there shall be no transfers on the stock transfer records of Fajardo of any shares of Fajardo Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Fajardo Certificates are presented to RGFC, they shall be cancelled and exchanged for the Merger Consideration, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.6.

         (f) Any portion of the aggregate Cash Consideration or the proceeds of any investments thereof that remains unclaimed by the stockholders of Fajardo for six (6) months after the Effective Time shall be repaid by the Exchange Agent to RGFC upon the written request of RGFC. After such request is made, any stockholders of Fajardo who have not theretofore complied with this Section 2.6 shall look only to RGFC for payment and issuance of their Merger Consideration deliverable in respect of each share of Fajardo Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of Fajardo Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of RGFC (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of RGFC, the Exchange Agent or any other person shall be liable to any former holder of Fajardo Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (g) RGFC and the Exchange Agent shall be entitled to rely upon Fajardo's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Fajardo Certificate, RGFC and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         (h) In the event any Fajardo Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Fajardo Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Fajardo Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Fajardo Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.7      No Fractional Shares

         Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of RGFC Class B Shares shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of RGFC Class B Shares shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $37.80. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.8      Withholding Rights

         RGFC (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Fajardo Common Stock such amounts as RGFC is required under any provision of Commonwealth of Puerto Rico, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Fajardo Common Stock in respect of which such deduction and withholding was made by RGFC.

2.9      Dissenting Shares

         Each outstanding share of Fajardo Common Stock the holder of which has perfected his right to dissent under applicable federal regulations and has not effectively withdrawn or lost such right as of the Effective Time (the "Fajardo Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration and the holder thereof shall be entitled only to such rights as are granted by applicable federal regulations. Fajardo shall give RGFC prompt notice upon receipt by Fajardo of any such written demands for payment of the fair value of such shares of Fajardo Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the applicable federal regulations (any shareholder duly making such demand being hereinafter called a "Dissenting Fajardo Shareholder"). Any payments made in respect of Fajardo Dissenting Shares shall be made by the Surviving Corporation. If any Fajardo Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of Fajardo Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Fajardo Common Stock of such holder shall be converted into the right to receive RGFC Common Stock pursuant to the terms hereof.

2.10     Additional Actions

         If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Fajardo acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Fajardo and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Fajardo or otherwise to take any and all such action.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF FAJARDO

         Fajardo represents and warrants to RGFC as follows:

3.1      Capital Structure

         The authorized capital stock of Fajardo consists of 5,000,000 shares of Company Common Stock. There are no authorized or outstanding shares of preferred stock of Fajardo. As of the date hereof, there are 156,433 shares of Fajardo Common Stock issued and outstanding and no shares of Fajardo Common Stock are directly held as treasury stock by Fajardo. All outstanding shares of Fajardo Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Fajardo Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except as Previously Disclosed, there are no stock options to acquire Fajardo Common Stock outstanding of any kind whatsoever, except for shares of Fajardo Common Stock issuable pursuant to the terms of the Fajardo Stock Option Agreement, and there are no rights authorized, issued or outstanding with respect to the capital stock of Fajardo.

3.2      Organization, Standing and Authority of Fajardo

         Fajardo is a savings bank duly organized, validly existing and in good standing under the laws of the United States with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where the failure to be so licensed, qualified or in good standing would have a material adverse effect on the financial condition, results of operations or business of Fajardo. Fajardo has heretofore delivered to RGFC true and complete copies of the Federal Stock Charter and Bylaws of Fajardo as in effect as of the date hereof.

3.3      No Fajardo Subsidiaries

         Fajardo has no direct or indirect Subsidiaries. Except for capital stock in the FHLB of New York and securities and other interests taken in consideration of debts previously contracted, Fajardo does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization.

3.4      [Reserved].

3.5      Authorized and Effective Agreement

         (a) Fajardo has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of Fajardo's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Fajardo, except for the approval of this Agreement by Fajardo's shareholders. This Agreement has been duly and validly executed and delivered by Fajardo and constitutes a legal, valid and binding obligation of Fajardo which is enforceable against Fajardo in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger), nor compliance by Fajardo with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Federal Stock Charter or Bylaws of Fajardo, (ii) except as Previously Disclosed, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Fajardo pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fajardo is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fajardo.

         (c) Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB, the FDIC, the OTS and the Commissioner, (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) compliance with applicable state securities or "blue sky" laws and the NASD Bylaws in connection with the issuance of RGFC Class B Shares pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of Fajardo and (v) the filing of the Bank Merger Agreement with the Secretary of State of the Commonwealth of Puerto Rico pursuant to the Puerto Rico Banking Law in connection with the Merger, and except for such filings, authorizations or approvals which are Previously Disclosed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Fajardo in connection with the execution and delivery by Fajardo of this Agreement and the Bank Merger Agreement and the consummation by Fajardo of the transactions contemplated hereby and thereby.

         (d) As of the date hereof, Fajardo is not aware of any reasons relating to Fajardo (including, without limitation, Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement and (ii) the continuation by RGFC after the Effective Time of the business of each of RGFC and Fajardo as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of Fajardo, could have a material adverse effect upon the financial condition, results of operations or business of RGFC on a consolidated basis or Fajardo or materially impair the value of Fajardo to RGFC.

3.6      Documents and Regulatory Reports

         (a) Fajardo has previously delivered or made available to RGFC a complete copy of all documents mailed by Fajardo to its shareholders as a class since January 1, 1993. Such documents did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

         (b) Since January 1, 1993, Fajardo has duly filed with the OTS and the FDIC, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, provided that information as of a later date shall be deemed to modify information as of an earlier date. In connection with the most recent examinations of Fajardo by the OTS and the FDIC, Fajardo was not required to correct or change any action, procedure or proceeding which Fajardo believes has not been corrected or changed as required.

3.7      Financial Statements

         (a) Fajardo has previously delivered or made available to RGFC accurate and complete copies of Fajardo Financial Statements which, in the case of the statements of financial condition of Fajardo as of September 30, 1997 and 1996 and the statements of operations, changes in stockholders' equity and cash flows for each of the three years ended September 30, 1997, 1996 and 1995, are accompanied by the audit reports of KPMG Peat Marwick LLP, independent public accountants with respect to Fajardo. The Fajardo Financial Statements referred to herein, as well as the Fajardo Financial Statements to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the financial condition of Fajardo as of the respective dates set forth therein, and the results of operations, changes in stockholders' equity and cash flows of Fajardo for the respective periods or as of the respective dates set forth therein in accordance with generally accepted accounting principles.

         (b) Each of Fajardo Financial Statements referred to in Section 3.7(a) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of Fajardo have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of Fajardo are being maintained in material compliance with applicable legal and accounting requirements.

         (c) Except to the extent (i) reflected, disclosed or provided for in the statement of financial condition of Fajardo as of September 30, 1997 (including related notes) and (ii) of liabilities incurred since September 30, 1997 in the ordinary course of business, Fajardo has not incurred any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of Fajardo.

3.8      Material Adverse Change

         (a) There has not been any material adverse change in the business, operations, assets or financial condition of Fajardo since September 30, 1997 and, except as Previously Disclosed, no fact or condition exists which Fajardo reasonably expects will cause or is reasonably likely to cause such a material adverse change in the future.

         (b) Except as Previously Disclosed, Fajardo has not taken or permitted any of the actions set forth in Section 5.6(a) hereof between September 30, 1997 and the date hereof.

3.9      Environmental Matters

         (a) To the best of Fajardo's knowledge, Fajardo is in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Fajardo. Fajardo has not received any written communication alleging that Fajardo is not in such compliance and, to the best knowledge of Fajardo, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) To the best of Fajardo's knowledge, none of the properties owned, leased or operated by Fajardo has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the financial condition, results of operations or business of Fajardo.

         (c) To the best of Fajardo's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Fajardo or against any person or entity whose liability for any Environmental Claim Fajardo has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the financial condition, results of operations or business of Fajardo.

         (d) Except as Previously Disclosed, Fajardo has not conducted any environmental studies during the past five years with respect to any properties owned by it as of the date hereof.

3.10     Allowance  for Loan  Losses,  Real Estate  Owned and Other  Repossessed
         Assets

         The allowance for loan losses reflected on Fajardo's statements of financial condition included in the September 30, 1997 Fajardo Financial Statements is, or will be in the case of subsequently delivered Fajardo Financial Statements, as the case may be, in the opinion of Fajardo's management, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably estimated losses on outstanding loans net of recoveries. The Real Estate Owned and other repossessed assets reflected on the consolidated statements of financial condition included in the September 30, 1997 Fajardo Financial Statements is, or will be in the case of subsequently delivered Company Financial Statements, as the case may be, carried at net realizable value, as required by generally accepted accounting principles.

3.11     Tax Matters

         (a) Fajardo has timely filed (taking into account permissible extensions) all federal, Commonwealth of Puerto Rico and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by it (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and has paid, or where payment is not required to have been made, has set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Fajardo will not have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b) All federal, Commonwealth of Puerto Rico and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by Fajardo are complete and accurate in all material respects. Fajardo is not delinquent in the payment of any tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, the federal, Commonwealth of Puerto Rico and local income tax returns of Fajardo have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Fajardo as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to Fajardo to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such returns are pending or, to the best of Fajardo's knowledge, threatened.

         (c) Except as Previously Disclosed, Fajardo (i) is not a party to any agreement providing for the allocation or sharing of taxes or (ii) is not required to include in income any adjustment by reason of a voluntary change in accounting method initiated by Fajardo (nor does Fajardo have any knowledge that any taxing authority has proposed any such adjustment or change of accounting method).

3.12     Legal Proceedings

         Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Fajardo, threatened against Fajardo or against any asset, interest or right of Fajardo, or against any officer, director or employee of Fajardo that in any such case, if decided adversely, would have a material adverse effect on the financial condition, results of operations or business of Fajardo. Fajardo is not a party to any order, judgment or decree which has or could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Fajardo.

3.13     Compliance with Laws

         (a) Fajardo has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Fajardo; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Fajardo, no suspension or cancellation of any of the same is threatened.

         (b) Fajardo is not in violation of its Federal Stock Charter or Bylaws, or of any applicable federal, Commonwealth of Puerto Rico or local law or ordinance or any order, rule or regulation of any federal, commonwealth, local or other governmental agency or body (including, without limitation, all banking (including, without limitation, all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Fajardo; and Fajardo has not received any written notice or communication from any federal, Commonwealth of Puerto Rico or local governmental authority asserting that Fajardo is not in violation of any of the foregoing which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Fajardo. Except as Previously Disclosed, Fajardo is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all commercial banks issued by governmental authorities), and Fajardo has not received any written communication requesting that it enter into any of the foregoing.

3.14     Deposit Insurance and Other Regulatory Matters

         (a) The deposit accounts of Fajardo are insured to the maximum extent permitted by the FDIA, and Fajardo has paid all premiums and assessments required by the FDIA and the regulations thereunder.

         (b) Fajardo is a member in good standing of the FHLB of New York and owns the requisite amount of stock in the FHLB of New York.

3.15     Certain Information

         None of the information relating to Fajardo supplied or to be supplied for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of Fajardo and up to and including the date(s) of the meeting of Fajardo shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by Fajardo to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the information required to be included by it the rules and regulations for Form S-4.

3.16     Employee Benefit Plans

         (a) Fajardo has Previously Disclosed its stock option plans and has no other employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any fringe benefit, incentive, deferred compensation, consultant, bonus or group insurance contract, plan or arrangement, or any other welfare plan (as defined under Section 3(1) of ERISA), employee pension benefit plan (as defined under Section 3(2) of ERISA) or agreement maintained for the benefit of employees or former employees of Fajardo (the "Fajardo Employee Plans").

         (b) Fajardo does not participate in nor has it incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

3.17     Certain Contracts

         (a) Except as Previously Disclosed, Fajardo is not a party to, is not bound or affected by, does not receive, or is not obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by Fajardo or the guarantee by Fajardo of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Fajardo, (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Fajardo upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events), (iv) any agreement, arrangement or understanding pursuant to which Fajardo is obligated to indemnify any director, officer, employee or agent of Fajardo, (v) any agreement, arrangement or understanding to which Fajardo is a party or by which any of the same is bound which limits the freedom of Fajardo to compete in any line of business or with any person, or (vi) except as Previously Disclosed in Schedule 3.13(b), any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC or any other regulatory agency.

         (b) Fajardo is not in default or in non-compliance, which default or non-compliance could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Fajardo or the transactions contemplated hereby, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.18     Brokers and Finders

         Except as Previously Disclosed, neither Fajardo nor any of its respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.19     Insurance

         Fajardo is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. Fajardo has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

3.20     Properties

         All real and personal property owned by Fajardo or presently used by Fajardo in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Fajardo in the ordinary course of business consistent with past practices. Fajardo has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the statement of financial condition of Fajardo as of September 30, 1997 included in the Fajardo Financial Statements or acquired after such date, except
(i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the statement of financial condition of Fajardo as of September 30, 1997 included in the Fajardo Financial Statements. All real and personal property which is material to Fajardo's business and leased or licensed by Fajardo is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time. Fajardo has Previously Disclosed an accurate listing of each such lease or license referred to in the immediately preceding sentence pursuant to which Fajardo acts as lessor (other than month-to-month leases) or lessee, including the expiration date and the terms of any renewal options which relate to the same, as well as a listing of each material real property owned by Fajardo and used in the conduct of its business.

3.21     Labor

         No work stoppage involving Fajardo is pending or, to the best knowledge of Fajardo, threatened. Fajardo is not involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of Fajardo which could have a material adverse effect on the financial condition, results of operations or business of Fajardo. Employees of Fajardo are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Fajardo's knowledge, there have been no efforts to unionize or organize any employees of Fajardo during the past five years.

3.22     Transactions with Affiliated Persons and Affiliates

         Except as Previously Disclosed, (i) no "affiliate" of Fajardo, as defined in 12 U.S.C. Section 1828(j)(1)(B), has engaged in any transaction with Fajardo since January 1, 1993 which was not in compliance with applicable laws and regulations and (ii) as of the date hereof there is no loan or extension of credit outstanding to any of the same which is not in compliance with applicable laws and regulations.

3.23     Required Vote

         (a) The affirmative vote of the holders of a sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Fajardo Common Stock is necessary to approve this Agreement and the transactions contemplated hereby on behalf of Fajardo.

3.24     Disclosures

         None of the representations and warranties of Fajardo or any of the written information or documents furnished or to be furnished by Fajardo to RGFC in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, under which it was made, not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF RGFC
                                   AND PREMIER

         RGFC and Premier represent and warrant to Fajardo as follows:

4.1      Capital Structure of RGFC

         The authorized capital stock of RGFC consists of 25,000,000 shares of RGFC Common Stock (10,000,000 of which are authorized Class A Shares and 15,000,000 of which are authorized Class B Shares) and 10,000,000 shares of RGFC Preferred Stock. As of the date hereof, there are 9,220,278 and 4,924,474 Class A Shares, and Class B Shares, respectively, of RGFC Common Stock issued and outstanding, no shares of RGFC Common Stock are directly or indirectly held as treasury stock by RGFC and there are no shares of RGFC Preferred Stock issued and outstanding. All outstanding shares of RGFC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of RGFC Common Stock have been issued in violation of the preemptive rights of any person, firm or entity. Except for shares of RGFC Common Stock issuable pursuant to the RGFC Stock Option Plan, now or hereafter, there are no rights authorized, issued or outstanding with respect to the capital stock of RGFC.

4.2      Organization, Standing and Authority of RGFC

         RGFC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where the failure to be so licensed, qualified or in good standing would have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis. RGFC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. RGFC has heretofore delivered to Fajardo true and complete copies of the Certificate of Incorporation and Bylaws of RGFC as in effect as of the date hereof.

4.3      Ownership of Premier and Mortgage

         The only direct or indirect subsidiaries of RGFC are Premier and Mortgage. Except as Previously Disclosed and except for capital stock of Premier and Mortgage, stock in the FHLB of New York, securities and other interests taken in consideration of debts previously contracted, RGFC does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock of Premier and Mortgage have been duly authorized and validly issued, are fully paid and nonassessable, and are directly or indirectly owned by RGFC free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of Premier and Mortgage and there are no agreements, understandings or commitments relating to the right of RGFC to vote or to dispose of said shares or other ownership interests.

4.4      Organization, Standing and Authority of Premier and Mortgage

         Premier is a commercial bank and Mortgage is a mortgage banking corporation, in each case, duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico. Premier and Mortgage (i) have full power and authority to own or lease all of their properties and assets and to carry on their business as now conducted, and (ii) are duly licensed or qualified to do business and are in good standing in each jurisdiction in which their ownership or leasing of property or the conduct of their business requires such qualification and where the failure to be so licensed, qualified or in good standing would have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis. RGFC has heretofore delivered to Fajardo true and complete copies of the Articles of Incorporation and Bylaws of Premier and Mortgage as in effect as of the date hereof.

4.5      Authorized and Effective Agreement

         (a) Each of RGFC and Premier has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of RGFC's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of RGFC and Premier, except for the approval of this Agreement by RGFC as sole shareholder of Premier. This Agreement has been duly and validly executed and delivered by each of RGFC and Premier and constitutes a legal, valid and binding obligation of RGFC and Premier which is enforceable against RGFC and Premier in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger), nor compliance by RGFC or Premier with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation, Articles of Incorporation or Bylaws of RGFC, Premier or Mortgage,
(ii) except as Previously Disclosed, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of RGFC, Premier or Mortgage pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which RGFC, Premier or Mortgage is a party, or by which any of their respective properties or assets may be bound or affected, or
(iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to RGFC, Premier or Mortgage.

         (c) Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB, the FDIC, the OTS and the Commissioner, (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) compliance with applicable state securities or "blue sky" laws and the NASD Bylaws in connection with the issuance of RGFC Common Stock pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of Fajardo and by RGFC as sole shareholder of Premier and (v) the filing of the Bank Merger Agreement with the Secretary of State of the Commonwealth of Puerto Rico pursuant to the Puerto Rico Banking Law in connection with the Merger, and except for such filings, authorizations or approvals as are Previously Disclosed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of RGFC or Premier in connection with (i) the execution and delivery by RGFC and Premier of this Agreement and the Bank Merger Agreement and the consummation by RGFC and Premier of the transactions contemplated hereby and thereby.

         (d) As of the date hereof, none of RGFC or Premier is aware of any reasons relating to RGFC or Premier (including, without limitation, Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement and
(ii) the continuation by RGFC and Premier after the Effective Time of the business of each of RGFC, Premier and Fajardo as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of RGFC, could have a material adverse effect upon the financial condition, results of operations or business of RGFC on a consolidated basis or materially impair the value of Fajardo to RGFC.

4.6      Securities Documents and Regulatory Reports

         (a) RGFC has previously delivered or made available to Fajardo a complete copy of all Securities Documents filed by RGFC pursuant to the Securities Laws or mailed by RGFC or Premier to its respective shareholders as a class since January 1, 1993. RGFC has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respect with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

         (b) Since January 1, 1993, each of RGFC and Premier has duly filed with the FDIC, the Commissioner and the OTS, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, provided that information as of a later date shall be deemed to modify information as of an earlier date; and RGFC has previously delivered or made available to Fajardo accurate and complete copies of all such reports. In connection with the most recent examinations of RGFC and Premier by the Commissioner and the FDIC, neither RGFC nor Premier was required to correct or change any action, procedure or proceeding which RGFC or Premier believes has not been corrected or changed as required.

4.7      Financial Statements

         (a) RGFC has previously delivered or made available to Fajardo accurate and complete copies of RGFC Financial Statements which, in the case of the statements of financial condition as of December 31, 1996 and 1995 and the statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1996, 1995 and 1994, are accompanied by the audit reports of Price Waterhouse, independent public accountants with respect to RGFC and Premier. The RGFC Financial Statements referred to herein, as well as the RGFC Financial Statements to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of RGFC as of the respective dates set forth therein, and the consolidated results of operations, stockholders' equity and cash flows of RGFC for the respective periods or as of the respective dates set forth therein.

         (b) Each of RGFC Financial Statements referred to in Section 4.7(a) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of RGFC, Premier and Mortgage have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of RGFC, Premier and Mortgage are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of RGFC, Premier and Mortgage.

         (c) Except to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of RGFC as of September 30, 1997 (including related notes) and (ii) of liabilities incurred since September 30, 1997 in the ordinary course of business, none of RGFC, Premier or Mortgage has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of RGFC on a consolidated basis.

4.8      Material Adverse Change

         There has not been any material adverse change in the business, operations, prospects, assets or financial condition of RGFC on a consolidated basis since June 30, 1997 and or is reasonably likely to cause no fact or condition exists which RGFC believes will cause such a material adverse change in the future.

4.9      Environmental Matters

         (a) To the best of RGFC's knowledge, RGFC, Premier and Mortgage are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis. None of RGFC, Premier or Mortgage has received any written communication alleging that RGFC, Premier or Mortgage is not in such compliance and, to the best knowledge of RGFC, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) To the best of RGFC's knowledge, none of the properties owned, leased or operated by RGFC, Premier or Mortgage has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis.

         (c) To the best of RGFC's knowledge and except as Previously Disclosed, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against RGFC, Premier or Mortgage or against any person or entity whose liability for any Environmental Claim RGFC, Premier or Mortgage has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis.

         (d) Except as Previously Disclosed, RGFC has not conducted any environmental studies during the past five years with respect to any properties owned by it, Premier or Mortgage as of the date hereof.

4.10     Allowance for Loan Losses and Real Estate Owned

         The allowance for loan losses reflected on RGFC's statements of financial condition included in the September 30, 1997 RGFC Financial Statements is, or will be in the case of subsequently delivered RGFC Financial Statements, as the case may be, in the opinion of RGFC's management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. The Real Estate Owned reflected on the statements of financial condition included in the September 30, 1997 RGFC Financial Statements is, or will be in the case of subsequently delivered RGFC Financial Statements, as the case may be, carried at the lower of cost or fair value, less estimated costs to sell, as required by generally accepted accounting principles.

4.11     Tax Matters

         (a) RGFC, Premier and Mortgage, and each of their predecessors, have timely filed all federal, Commonwealth of Puerto Rico and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. None of RGFC, Premier or Mortgage will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b) All federal, Commonwealth of Puerto Rico and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by RGFC, Premier and Mortgage are complete and accurate in all material respects. None of RGFC, Premier or Mortgage is delinquent in the payment of any tax, assessment or governmental charge, and neither of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, the federal, Commonwealth of Puerto Rico and local income tax returns of RGFC, Premier and Mortgage have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against RGFC, Premier or Mortgage as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to RGFC, Premier or Mortgage to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of RGFC's knowledge, threatened.

         (c) Except as Previously  Disclosed,  none of RGFC, Premier or Mortgage
(i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment by reason of a voluntary change in accounting method initiated by RGFC, Premier or Mortgage (nor does RGFC have any knowledge that any taxing authority has proposed any such adjustment or change of accounting method).

4.12     Legal Proceedings

         Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of RGFC, threatened against RGFC, Premier or Mortgage or against any asset, interest or right of RGFC, Premier or Mortgage, or against any officer, director or employee of any of them that in any such case, if decided adversely, would have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis. None of RGFC, Premier or Mortgage is a party to any order, judgment or decree which has or could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis.

4.13     Compliance with Laws

         (a) Each of RGFC, Premier and Mortgage has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of RGFC, no suspension or cancellation of any of the same is threatened.

         (b) None of RGFC, Premier or Mortgage is in violation of its respective Certificate of Incorporation, Articles of Incorporation or Bylaws, or of any applicable federal, Commonwealth of Puerto Rico or local law or ordinance or any order, rule or regulation of any federal, Commonwealth of Puerto Rico, local or other governmental agency or body (including, without limitation, all banking (including, without limitation, all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis; and none of RGFC, Premier or Mortgage has received any written notice or communication from any federal, state or local governmental authority asserting that RGFC, Premier or Mortgage is in violation of any of the foregoing which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis. None of RGFC, Premier or Mortgage is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings institutions or holding companies thereof issued by governmental authorities), and none of them has received any written communication requesting that it enter into any of the foregoing.

4.14     Deposit Insurance and Other Regulatory Matters

         (a) The deposit accounts of Premier are insured to the maximum extent permitted by the FDIA, and Premier has paid all premiums and assessments required by the FDIA and the regulations thereunder.

         (b) Premier is a member in good standing of the FHLB of New York and owns the requisite amount of stock in the FHLB of New York.

4.15     Certain Information

         None of the information relating to RGFC, Premier and Mortgage to be included or incorporated by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.16     Employee Benefit Plans

         (a) RGFC has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any fringe benefit, incentive, deferred compensation, consultant, bonus or group insurance contract, plan or arrangement, or any other welfare plan (as defined in Section 3(1) of ERISA), employee pension benefit plan (as defined under
Section 3(2) of ERISA) or agreement maintained for the benefit of employees or former employees of RGFC, Premier or Mortgage (the "RGFC Employee Plans"), and RGFC has previously furnished or made available to Fajardo accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

         (b) Except as Previously Disclosed, none of RGFC, Premier, Mortgage, any pension plan maintained by either of them and qualified under Section 401 of the Code and/or Section 1165 of the Puerto Rico Tax Code or, to the best of RGFC's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the United States Internal Revenue Service with respect to any employees of RGFC, Premier or Mortgage. Except as Previously Disclosed, to the best of RGFC's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

         (c) None of RGFC, Premier or Mortgage participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         (d) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each RGFC Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any RGFC

Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any RGFC Pension Plan.

         (e) RGFC Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, the Puerto Rico Tax Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

         (f) There are no pending or, to the best knowledge of RGFC, threatened claims (other than routine claims for benefits) by, on behalf of or against any of RGFC Employee Plans or any trust related thereto or any fiduciary thereof.

4.17     Certain Contracts

         (a) Except as Previously Disclosed, none of RGFC, Premier or Mortgage is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by RGFC, Premier or Mortgage or the guarantee by RGFC, Premier or Mortgage of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of RGFC, Premier or Mortgage, (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of RGFC, Premier or Mortgage upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events), (iv) any agreement, arrangement or understanding pursuant to which RGFC, Premier or Mortgage is obligated to indemnify any director, officer, employee or agent of RGFC, Premier or Mortgage, (v) any agreement, arrangement or understanding to which RGFC, Premier or Mortgage is a party or by which any of the same is bound which limits the freedom of RGFC, Premier or Mortgage to compete in any line of business or with any person, and (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Commissioner or the FDIC or any other regulatory agency.

         (b) None of RGFC, Premier or Mortgage is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis or the transactions contemplated hereby, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.18     Brokers and Finders

         Except as Previously Disclosed, none of RGFC, Premier or Mortgage, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.19     Insurance

         RGFC and Premier are insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. Neither RGFC nor Premier has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

4.20     Properties

         All real and personal property owned by RGFC, Premier or Mortgage or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with their past practices. RGFC, Premier and Mortgage have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the statement of financial condition of RGFC as of September 30, 1997 included in RGFC Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the statement of financial condition of RGFC as of September 30, 1997 included in RGFC Financial Statements. All real and personal property which is material to RGFC's business on a consolidated basis and leased or licensed by RGFC, Premier or Mortgage is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time. RGFC has Previously Disclosed an accurate listing of each such lease or license referred to in the immediately preceding sentence pursuant to which RGFC, Premier or Mortgage acts as lessor (other than month-to-month leases) or lessee, including the expiration date and the terms of any renewal options which relate to the same, as well as a listing of each material real property owned by RGFC, Premier or Mortgage and used in the conduct of its business.

4.21     Labor

         No work stoppage involving RGFC, Premier or Mortgage is pending or, to the best knowledge of RGFC, threatened. None of RGFC, Premier or Mortgage is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees which could have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis. Employees of RGFC, Premier and Mortgage are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of RGFC's knowledge, there have been no efforts to unionize or organize any employees of RGFC, Premier or Mortgage during the past five years.

4.22     Transactions with Affiliated Persons and Affiliates

         Except as Previously Disclosed, (i) no "affiliate" of Premier, as defined in 12 U.S.C. Section 1828(j)(1)(B), has engaged in any transaction with Mortgage since January 1, 1993 which was not in compliance with applicable laws and regulations and (ii) as of the date hereof there is no loan or extension of credit outstanding to any of the same which is not in compliance with applicable laws and regulations.

4.23     Disclosures

         None of the representations and warranties of RGFC or any of the written information or documents furnished or to be furnished by RGFC to Fajardo in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.


                                    ARTICLE V
                                    COVENANTS

5.1      Reasonable Best Efforts

         Subject to the terms and conditions of this Agreement, each of Fajardo, RGFC and Premier shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the Merger as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or parties hereto to that end.

5.2      Shareholder Meeting

         Fajardo shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of Fajardo will recommend that the shareholders of Fajardo approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors of Fajardo may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

5.3      Regulatory Matters

         (a) The parties hereto shall promptly cooperate with each other in the preparation and filing of the Form S-4, including the Proxy Statement, with the Commission. RGFC shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act by the Commission, as promptly as practicable after such filing or submission, and Fajardo each shall thereafter promptly mail the Proxy Statement to its shareholders. RGFC also shall use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the issuance of RGFC Common Stock pursuant to the Merger and all other transactions contemplated by this Agreement, and Fajardo shall furnish all information concerning Fajardo and the holders of Fajardo Common Stock as may be reasonably requested in connection with any such action.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to prepare and file within 30 days of the date of this Agreement all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). RGFC and Fajardo shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         (c) RGFC and Fajardo shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries (in the case of RGFC), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of RGFC, any of its Subsidiaries or Fajardo, to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

         (d) RGFC and Fajardo shall promptly furnish each other with copies of written communications received by RGFC, any of its Subsidiaries or Fajardo, as the case may be, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.4      Investigation and Confidentiality

         (a) Upon reasonable notice, each of the parties hereto shall afford the officers, employees, counsel, accountants and other authorized representatives of each of the other parties hereto reasonable access, during normal business hours throughout the period prior to the Closing, to its properties, books, contracts and records and, during such period for the purpose of verifying the representations and warranties contained in this Agreement, shall furnish promptly to each of the other parties hereto all information concerning its business, properties and personnel as such party may reasonably request, provided that no investigation pursuant to this Section 5.4(a) shall affect or be deemed to modify any representation or warranty made by any party hereto or the conditions to the obligations of any such party to consummate the Merger.

         (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

5.5      Press Releases

         RGFC and Fajardo shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

5.6      Business of the Parties

         (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of RGFC, Fajardo shall carry on its businesses in the ordinary course consistent with past practice. Fajardo will use all reasonable efforts to (x) preserve its business organization intact, (y) keep available to itself and RGFC the present services of the employees of Fajardo and (z) preserve for itself and RGFC the goodwill of the customers of Fajardo and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of RGFC or as expressly contemplated hereby, between the date hereof and the Effective Time, Fajardo shall not:

                  (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Fajardo Common Stock;

                  (ii) issue any shares of its capital stock, other than pursuant to the Fajardo Stock Option Agreement, or issue, grant, modify or authorize any rights, other than the Fajardo Stock Option Agreement; purchase any shares of Fajardo Common Stock or RGFC Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                  (iii) amend its Federal Stock Charter or Bylaws;

                  (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except as Previously Disclosed and (ii) in the case of employees who are not executive officers, such as may be granted in the ordinary course of business consistent with past practice;

                  (v) except as Previously Disclosed, enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined benefit or defined contribution plan not in the ordinary course of business consistent with past practice;

                  (vi) except as to the leases for Fajardo's branch office and executive office, enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by Fajardo or guarantee by Fajardo of any such obligation, except for deposits and borrowings in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of, or severance of, an employee, or amend any such existing agreement, arrangement or commitment, provided that Fajardo may employ an employee if necessary to operate the business of Fajardo in the ordinary course of business consistent with past practice and if the employment of such employee is terminable by Fajardo and any successor at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

                  (vii) change its method of accounting in effect for the year ended September 30, 1997, except as required by changes in laws or regulations or generally accepted accounting principles concurred in by its and RGFC's independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 1996, except as required by changes in laws or regulations;

                  (viii) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

                  (ix) make any capital expenditures in excess of $2,000 individually or $10,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

                  (x) except as to the application to relocate Fajardo's branch office filed with the OTS, file any applications or make any contract with respect to branching or site location or relocation;

                  (xi) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

                  (xii) engage in any transaction with an "affiliate," as defined in Section 3.22 hereof, other than loans to directors, officers and employees in the ordinary course of business consistent with past practice and which are in compliance with the requirements of applicable laws and regulations;

                  (xiii) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

                  (xiv) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law;

                  (xv) enter into any futures contract, option contract, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                  (xvi) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                  (xvii) take any action that would result in any of the representations and warranties of Fajardo contained in this Agreement not to be true and correct in any material respect at the Effective Time;

                  (xviii) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 1112(g) of the Puerto Rico Tax Code;

                  (xix) make any loan in excess of $125,000 (in the case of residential mortgage loans) $150,000 (in the case of commercial mortgage loans) or $5,000 (in the case of consumer loans); or

                  (xx) agree to do any of the foregoing.

         (b) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Fajardo, RGFC, Premier and Mortgage shall carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations and relationships.

         (c) Fajardo shall not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, Fajardo provided, however, that the Board of Directors of Fajardo may furnish such information or participate in such negotiations or discussions if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to do the same would cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. Fajardo will promptly inform RGFC of any such request for information or of any such negotiations or discussions, as well as instruct its directors, officers, representatives and agents to refrain from taking any action prohibited by this Section 5.6(c).

5.7      Current Information

         During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year), Fajardo and RGFC will deliver to the other party its consolidated financial statements. In the case of the last quarter of each fiscal year, such financial statements shall be delivered not less than 90 days after the end of the calendar quarter. RGFC shall provide Fajardo with copies of its quarterly and annual reports on Forms 10-Q and 10-K, respectively, when filed with the Commission. Within 25 days after the end of each month, Fajardo and RGFC will deliver to the other party a consolidated statement of financial condition and a consolidated statement of income, without related notes, for such month prepared in accordance with generally accepted accounting principles.

5.8      Indemnification; Insurance

         (a) From and after the Effective Time through the third anniversary of the Effective Time, RGFC (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of Fajardo determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which such Indemnified Parties were entitled under the Articles of Incorporation and Bylaws of Fajardo as in effect on the date hereof.

         (b) Any  Indemnified  Party  wishing  to  claim  indemnification  under
Section 5.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, and (iv) the Indemnifying Party shall have no obligation hereunder in the event a federal or Commonwealth of Puerto Rico banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

         (c) In the event that RGFC or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.8, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

         (d) For a period of three years after the Effective Time, Premier shall cause to be maintained in effect a policy of directors' and officers' liability insurance for at least the same coverage and amounts, containing terms and conditions which are no less advantageous to such directors and officers with respect to claims arising from facts or events which occurred before the Effective Time. If the Surviving Corporation or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then in such case, proper provision shall be made so that the successors or assigns of Premier shall assume the obligations set forth in this section.

5.9      Directors, Officers and Employees

         (a) Effective as of the Effective Time, the directors of RGFC shall continue to be those directors of RGFC on the date of this Agreement.

         (b) Effective as of the Effective Time, the directors of Premier shall continue to e the directors as of the date of this Agreement.

         (c) Premier shall have the right, but not the obligation, to offer employment, as officers and employees of Premier, immediately following the Effective Time, to any other persons who are officers and employees of Fajardo immediately before the Effective Time. To the extent that the employment of any employee of Fajardo is involuntarily terminated at or during the one-year period following the Effective Time as a result of the elimination of a job position, such employee will be entitled to receive severance benefits in accordance with and to the extent the severance benefits that an employee of Premier with similar years of service would be entitled to in the event of termination. For purposes of determining severance benefits, each employee whose employment is terminated will be credited with his or her years of service with Fajardo prior to the Effective Time.

         (d) RGFC will provide the employees of Fajardo who continue as employees of Premier after the Effective Time with benefits under RGFC's or Premier's employee benefit plans.

         (e) Each current employee of Fajardo who remains an employee of RGFC and/or Premier following the Effective Time shall be entitled to participate in all RGFC Employee Plans on the same terms and to the same extent as similarly situated employees of RGFC and Premier. Employees of Fajardo shall receive credit for their years of service with Fajardo for purposes of determining eligibility and vesting, but not benefit accrual, in all RGFC Employee Plans.

5.10     Certain Policies; Integration

         (a) If requested by RGFC, on the business day immediately prior to the Effective Time, Fajardo shall, consistent with generally accepted accounting principles, establish such additional accruals and reserves as may be necessary to conform Fajardo's accounting and credit loss reserve practices and methods to those of RGFC (as such practices and methods are to be applied to Fajardo from and after the Effective Time) and reflect RGFC's plans with respect to the conduct of Fajardo's business following the Merger and to provide for the costs and expenses relating to the consummation by Fajardo of the transactions contemplated by this Agreement; provided, however, that Fajardo shall not be required to take such action (i) if such action is prohibited by applicable law or by generally accepted accounting principles, (ii) if such action would have a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis following consummation of the Merger or
(iii) unless RGFC informs Fajardo that all conditions to RGFC's obligations to consummate the transactions contemplated by this Agreement set forth in Article VI hereof have been satisfied or waived. The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of Fajardo contained in this Agreement.

         (b) During the period from the date of this Agreement to the Effective Time, RGFC and Fajardo shall cooperate with and assist each other in formulating a plan of integration for RGFC, Premier and Fajardo.

5.11     Restrictions on Resale

         (a) Fajardo has Previously Disclosed to RGFC a schedule of each person that, to the best of its knowledge, is deemed to be an "affiliate" of Fajardo (each an "Affiliate"), as that term is used in Rule 405 under the Securities Act.

         (b) Fajardo shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of Fajardo to execute and deliver to RGFC an agreement in the form attached hereto as Exhibit D.

5.12     Disclosure Supplements

         From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.13     Failure to Fulfill Conditions

         In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger.


                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1      Conditions Precedent - RGFC, Premier and Fajardo

         The respective obligations of RGFC, Premier and Fajardo to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

         (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken by RGFC, Premier and Fajardo, including approval by the requisite vote of the shareholders of Fajardo of this Agreement, and all corporate and shareholder action necessary to authorize the execution and delivery of the Bank Merger Agreement and consummation of the transactions contemplated thereby shall have been duly and validly taken by Premier and Fajardo.

         (b) All approvals and consents for the transactions contemplated hereby and by the Bank Merger Agreement from the FRB, the FDIC, the Commissioner and any other

Governmental Entity the approval or consent of which is required for the consummation of the Merger and the other transactions contemplated hereby shall have been received and all statutory waiting periods in respect thereof shall have expired; and RGFC and Fajardo shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the consummation of the Merger and the other transactions contemplated hereby.

         (c) None of RGFC, its Subsidiaries or Fajardo shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger or any of the other transactions contemplated hereby.

         (d) The Form S-4 shall have become effective under the Securities Act, and RGFC shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue RGFC Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

         (e) The shares of RGFC Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Stock Market's National Market.

         (f) The parties shall have received an opinion addressed to both RGFC and Fajardo and issued by either a law firm or accounting firm designated by RGFC and reasonably acceptable to Fajardo, which opinion shall be reasonably acceptable to the parties and to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Puerto Rico income tax purposes as part of one or more reorganizations within the meaning of Section 1112(g) of the Puerto Rico Tax Code, and that accordingly:

                  (i) no gain or loss will be recognized by RGFC, Premier or Fajardo as a result of the Merger;

                  (ii) no gain or loss will be recognized by the shareholders of Fajardo through the exchange of their Fajardo Common Stock solely for RGFC Class B Shares pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in RGFC Class B Shares);

                  (iii) the tax basis of RGFC Class B Shares received by shareholders who exchange all of their Fajardo Common Stock solely for RGFC Class B Shares in the Merger will be the same as the tax basis of Fajardo Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

                  (iv) any shareholder of Fajardo who receives cash in exchange for their shares of Fajardo Common Stock will recognize gain, if any, equal to the lesser of (i) the excess of the amount of cash plus the fair market value of any RGFC Class B Shares received in the Merger over the shareholder's adjusted basis in their Fajardo Common Stock, or
         (ii) the amount of cash received.

         In rendering such opinion, such law firm or accounting firm will require and rely upon representations contained in certificates of officers of RGFC and Premier and upon rulings (if requested and obtained) from the Puerto Rico Treasury Department.

6.2      Conditions Precedent - Fajardo

         The obligations of Fajardo to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Fajardo pursuant to Section 7.4 hereof.

         (a) The representations and warranties of RGFC and Premier as set forth in Article IV hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis or on the ability of RGFC, Premier and Fajardo, as applicable, to consummate the Merger.

         (b) RGFC shall have entered into an agreement to sell, as of the date of Closing: (i) for $198,214 to a person or entity designated in writing by the Fajardo Board of Directors prior to Fajardo's distribution of its proxy statement required by Section 5.3(a), that certain real estate owned property carried on Fajardo's book at $198,214, provided that such transaction shall have been prominently described in Fajardo's proxy statement to stockholders required by Section 5.3(a) hereof and (ii) for $25,000 to a person or entity designed in writing by the Fajardo Board of Directors prior to Fajardo's distribution of the proxy statement required by Section 5.3(a), that certain option on Fajardo's books to purchase land for construction of an office building (including blueprints associated therewith), provided that such person or entity shall have delivered to RGFC as of the Closing an agreement in writing that for five years from the date of Closing, neither such person or entity nor any company, partnership, trust or entity of any kind whatsoever as to which he or it is directly or indirectly affiliated (or any company, partnership, trust or entity of any kind whatsoever to which he may sell such option or such property) may use such property for engaging in the business of banking or mortgage banking, and provided further that such transaction shall have been prominently disclosed in Fajardo's proxy statement required by Section 5.3(a) hereof. In addition, RGFC shall have accepted, as of the date of Closing, from Rudolph Kauffmann payment of $20,000 in full satisfaction of an account receivable reflected on Fajardo's books at $22,000, provided that such transaction shall have been prominently disclosed in Fajardo's proxy statement required by Section 5.3(a) hereof.

         (c) RGFC and Premier shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by them pursuant to this Agreement on or prior to the Effective Time.

         (d) Each of RGFC and Premier shall have delivered to Fajardo a certificate, dated the date of the Closing and signed by its President and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

         (e) RGFC and/or Premier shall have furnished Fajardo with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to RGFC or Premier as Fajardo may reasonably request.

6.3      Conditions Precedent - RGFC and Premier

         The obligations of RGFC and Premier to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by RGFC or Premier pursuant to Section 7.4 hereof.

         (a) The representations and warranties of Fajardo set forth in Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Fajardo or on the ability of RGFC, Premier and Fajardo, as applicable, to consummate the Merger.

         (b) Fajardo shall have, as of the date of Closing, stockholders' equity of not less than $3,450,000.

         (c)  Fajardo  shall  have  performed  in  all  material   respects  all
obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Effective Time.

         (d) Fajardo shall have delivered to RGFC a certificate, dated the date of the Closing and signed by its Chairman and President and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

         (e) No approval or consent referred to in Section 6.1(b) hereof shall include any condition or requirement that, individually or in the aggregate, would result in a material adverse effect on the financial condition, results of operations or business of RGFC on a consolidated basis.

         (f) Fajardo shall have furnished RGFC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to Fajardo as RGFC may reasonably request.

         (g) Holders of not more than 10% of the outstanding Fajardo Common Stock shall have elected to exercise dissenters' or appraisal rights under 12 C.F.R. Section 552.14.

         (h) Fajardo shall have executed a binding lease agreement with respect to its branch office for a term of 18 months and shall have executed a binding lease agreement with respect to its executive office for a term of one year.

                                   ARTICLE VII
                        TERMINATION, WAIVER AND AMENDMENT

7.1      Termination

         This Agreement may be terminated:

         (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

         (b) at any time on or prior to the Effective Time, by RGFC in writing if Fajardo has, or by Fajardo in writing if RGFC or Premier has, in any material respect, breached (i) any material covenant or undertaking contained herein or
(ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

         (c) at any time, by any party hereto in writing, if any of the applications for prior approval referred to in Section 5.3 hereof are denied or are approved in a manner which does not satisfy the requirements of Section 6.1(b) hereof, and the time period for appeals and requests for reconsideration has run;

         (d) at any time, by any party hereto in writing, if the shareholders of Fajardo do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof), unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

         (e) by either Fajardo or RGFC in writing if the Effective Time has not occurred by the close of business on the sixth month anniversary of the date hereof, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by such date;

         (f) at any time by any party hereto in writing if such party is not in default hereunder and such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger and the other transactions contemplated hereby is or would be impossible to satisfy, and such condition is not waived by the other party.

7.2      Effect of Termination

         In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Section 5.4 and
Section 8.1, respectively, and this Section 7.2 shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (d), (e) and (f) shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

7.3      Survival of Representations, Warranties and Covenants

         All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 5.8), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive RGFC, Premier or Fajardo (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either RGFC or Fajardo.

7.4      Waiver

         Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of RGFC, Premier and Fajardo) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed after shareholders of RGFC, Premier or Fajardo have approved this Agreement shall not modify either the amount or form of the consideration to be provided hereby to the holders of Fajardo Common Stock upon consummation of the Merger or otherwise materially adversely affect such shareholders without the approval of the shareholders who would be so affected.

7.5      Amendment or Supplement

         This Agreement may be amended or supplemented at any time by mutual agreement of RGFC, Premier and Fajardo, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and authorized by their respective Boards of Directors.


                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1      Expenses

         (a) Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel.

         (b) Notwithstanding any provision in this Agreement to the contrary, in the event that any of the parties shall default in its obligations hereunder, each of the non-defaulting parties may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by such non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

         (c) If the Merger shall not have occurred within six months from the date of this Agreement for any reason other than the failure of RGFC to secure required regulatory approvals, then in consideration of Fajardo's costs and expenses in connection with this Agreement, RGFC shall pay Two Hundred Fifty Thousand Dollars ($250,000) to Fajardo as an agreed-upon termination fee, in immediately available funds, within two business days after the occurrence of the last of such events. If RGFC timely satisfies its obligations pursuant to this Section 8.1(c), it shall have no further liability to Fajardo whatsoever under this Agreement.

8.2      Entire Agreement

         This Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 5.8 and 5.9 hereof.

8.3      No Assignment

         None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person.

8.4      Notices

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

         If to RGFC or Premier:

                  R&G Financial Corporation
                  R&G Plaza
                  280 Jesus T. Pinero Avenue
                  Hato Rey, San Juan, Puerto Rico  00918
                  Attn:    Victor J. Galan
                           President and Chief Executive Officer
                  Fax:     787-766-8175

         With a required copy to:

                  Elias, Matz, Tiernan & Herrick L.L.P.
                  734 15th Street, N.W.
                  Washington, D.C.  20005
                  Attn:    Norman B. Antin, Esq.
                  Fax:     202-347-2172

         If to Fajardo:

                  Fajardo Federal Savings Bank
                  Celis Aquilera #161
                  Fajardo, Puerto Rico 00648

                  Attn:    Jose E. Soler
                           Chairman of the Board
                           and
                           Juan R. Zalduondo, Esq.
                           Midtown Building
                           Suite 101
                           421 Munoz Rivera Avenue
                           Hato Rey, Puerto Rico  00918

         With a required copy to:

                  Fiddler Gonzalez & Rodriquez
                  P.O. Box 363507
                  San Juan, Puerto Rico  00936-3507
                  Attn:    Antonio Sifre, Esq.
                  Fax:     (787) 759-3123


8.5      Alternative Structure

         Notwithstanding any provision of this Agreement to the contrary, RGFC may, with the written consent of Fajardo, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of Fajardo set forth herein provided that (i) the income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 6.1(f) hereof, (ii) the consideration to be paid to the holders of Fajardo Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to the obligations of RGFC set forth in Sections 6.1 and 6.3 hereof.

8.6      Interpretation

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.7      Counterparts

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8      Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico applicable to agreements made and entirely to be performed within such jurisdiction.

8.9      Agreement with Respect to Infusion of Capital by Fajardo's Directors.

         By letter dated June 26, 1996, the directors of Fajardo agreed to purchase additional Fajardo Common Stock on a quarterly basis in the amount of 5,555 shares at a fixed price of $18.00 per share (or an aggregate of $99,990). As of the date of this Agreement, the Fajardo directors had not made the purchase of Fajardo Common Stock indicated in such letter for the quarters ended December 31, 1997, March 31, 1998 or June 30, 1998. If the OTS requires such payment to be made, Fajardo, after written notification to RGFC, shall be permitted to issue such shares to those Fajardo directors specified in said notice to RGFC as per the terms of such June 26, 1996 letter. If additional capital is required for any other reason other than the one stated above, the directors of Fajardo, subject to the prior approval of RGFC may purchase additional Fajardo Common Stock. The parties hereto agree that under such circumstances, such shares of Fajardo Common Stock may be issued notwithstanding
Section 5.6 (a)(ii) hereof. The parties further agree that upon the Closing, (i)
Section 2.3 shall not apply to such shares and such shares of Fajardo Common Stock shall not be entitled to the Merger Consideration; and (ii) the holders of such shares shall be repaid the $18.00 fixed price per share paid, plus interest on the aggregate amount paid for such shares of Fajardo Common Stock at an annualized rate of 6%. Such shares of Fajardo Common Stock shall be cancelled by RGFC upon consummation of the Merger.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                            R&G FINANCIAL CORPORATION
Attest:



       /s/ Roman Prats                      By:       /s/ Victor J. Galan
       ---------------                                -------------------
Name:  Roman Prats                          Name:     Victor J. Galan
Title: Vice Chairman                        Title:    President and
                                                      Chief Executive Officer



                                            R-G PREMIER BANK OF PUERTO RICO
Attest:



       /s/ Roman Prats                      By:      /s/ Victor J. Galan
       ---------------                               -------------------
Name:  Roman Prats                          Name:    Victor J. Galan
Title: Vice Chairman                        Title:   President and
                                                     Chief Executive Officer

                                            FAJARDO FEDERAL SAVINGS BANK
Attest:


         /s/ Rene A. Lavergne               By:      /s/ Jose E. Soler
         --------------------                        -----------------
Name:    Rene A. Lavergne                   Name:    Jose E. Soler
Title:   President                          Title:   Chairman of the Board

                                                                       EXHIBIT A


                                 PLAN OF MERGER


         THIS PLAN OF MERGER (the "Plan"), dated this 10th day of March, 1998, is by and among R-G Premier Bank of Puerto Rico, a Puerto Rico-chartered commercial bank ("Premier") and a wholly-owned subsidiary of R&G Financial Corporation ("RGFC"), and Fajardo Federal Savings Bank, a federally-chartered savings bank ("Fajardo").


                              W I T N E S S E T H:

         WHEREAS, RGFC, Premier and Fajardo have entered into an Agreement of Merger (the "Agreement") dated March 10, 1998, pursuant to which Fajardo will merge with and into Premier (the "Merger"); and

         WHEREAS, Premier and Fajardo desire to merge on the terms and conditions herein provided;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.  The Merger

         Subject to the terms and conditions of the Plan, at the Effective Time (as defined in Section 2 below), Fajardo shall merge with and into Premier in accordance with the applicable provisions of the Puerto Rico Banking Law. Premier shall be the surviving corporation (the "Surviving Corporation") and shall operate under the name "R-G Premier Bank of Puerto Rico." Upon consummation of the Merger, the separate corporate existence of Fajardo shall cease.

Section 2.  Effective Time

         The Merger shall become effective upon the occurrence of the filing of this Plan with the Secretary of State of the Commonwealth of Puerto Rico pursuant to the Banking Law of Puerto Rico (the "Effective Time").

Section 3.  Articles of Incorporation and Bylaws

         The  Articles  of  Incorporation   and  Bylaws  of  Premier  in  effect
immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 4.  Effects of the Merger

         From and after the Effective Time, the Merger shall have the effects set forth in Section 15 of the Puerto Rico Banking Law.

Section 5.  Directors and Executive Officers

         Upon consummation of the Merger:

         (i) The directors of the Surviving Corporation shall consist of twelve (12) persons, the names of which are set forth as Appendix A to this Plan and incorporated by reference herein;

         (ii) The executive officers of the Surviving Corporation shall be as set forth in Appendix B to this Plan and incorporated herein by reference.

Section 6.  Effect on Shares of Fajardo Common Stock

         At the Effective Time:

         (i) Each share of common stock of Fajardo, par value, $1.00 per share, issued and outstanding will be converted to a right to receive the Merger Consideration from the Surviving Corporation in accordance with Section 2.3 of the Agreement; and

         (ii) Each share of Premier capital stock issued and outstanding shall remain issued and outstanding.


Section 7.  Additional Actions

         If at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to:

         (i) Vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Fajardo acquired, or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or

         (ii) otherwise carry out the purposes of the Agreement and the Plan of Merger,

Fajardo and its proper directors and officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of the Agreement and the Plan of Merger; and the proper directors and officers of the Surviving Corporation are fully authorized in the name of Fajardo or otherwise to take any and all such action.

Section 8.  Counterpart

         This Plan may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

Section 9.  Governing Law

         (i) This Plan shall be governed in all respects, including but not limited to, validity, interpretation, effect and performance, by the laws of the Commonwealth of Puerto Rico.

         (ii) Section headings are not to be considered part of this Plan, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan or any of its provisions.

Section 10.  Amendment

         Subject to applicable law and Section 7.5 of the Agreement, this Plan may be amended, modified or supplemented only by written agreement of Premier and Fajardo at any time prior to the Effective Time.

Section 11.  Waiver

         Subject to Section 7.4 of the Agreement, any of the terms of conditions of this Plan may be waived at any time by whichever of the parties hereto is entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

Section 12.  Assignment; Termination

         This Plan may not be assigned by any party hereto without the prior written consent of the other party. This Plan shall terminate upon the termination of the Agreement in accordance with its terms.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Plan as of the day and year first above written:

Attest:                                      R-G PREMIER BANK OF PUERTO RICO


/s/ Enrique Umpierre-Suarez                  By: /s/ Victor J. Galan
---------------------------                      -------------------
Enrique Umpierre-Suarez                          Victor J. Galan, President and
Secretary                                        Chief Executive Officer

                                             FAJARDO FEDERAL SAVINGS BANK




/s/ Rene A. Lavergne                         By: /s/ Jose A. Soler
--------------------                             -----------------
Rene A. Lavergne                                 Jose A. Soler, Chairman of
President                                        the Board

                                 Plan of Merger
                                   Appendix A

                    R-G Premier Bank of Puerto Rico Directors

===========================================================
                        DIRECTORS
-----------------------------------------------------------
1.       Victor J. Galan
-----------------------------------------------------------
2.       Ana M. Armendariz
-----------------------------------------------------------
3.       Laureano Carus
-----------------------------------------------------------
4.       Benigno R. Fernandez
-----------------------------------------------------------
5.       Victor L. Galan
-----------------------------------------------------------
6.       Eduardo McCormack
-----------------------------------------------------------
7.       Ramon Prats
-----------------------------------------------------------
8.       Pedro L. Ramirez
-----------------------------------------------------------
9.       Gilberto Rivera-Arreaga
-----------------------------------------------------------
10.      Enrique Umpierre
-----------------------------------------------------------
11.      Jeanne Ubinas
-----------------------------------------------------------
12.      Juan J. Diaz
===========================================================

                                 Plan of Merger
                                   Appendix B



EXECUTIVE OFFICERS OF R&G PREMIER BANK OF PUERTO RICO

Victor J. Galan (Chairman of the Board, President and Chief Executive Officer)

Ramon Prats - Vice Chairman of the Board

Jose L. Ortez - Chief Financial Officer of the Bank

                                                                      Appendix B


                      Title 12, Code of Federal Regulations
                    Chapter V - Office of Thrift Supervision,
                           Department of the Treasury
             Part 552--Incorporation, Organization and Conversion of
                           Federal Stock Associations

Section 552.14 Dissenter and appraisal rights.

        (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with ss. 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

        (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to ss. 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

        (c) Procedure--

               (1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

               (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

               (3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:

                       (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

                       (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

                       (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

               (4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

               (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

               (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

               (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

               (8) Valuation and payment.  The Director  shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

               (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

               (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

               (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                      B - 3